UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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M/I Homes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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3 Easton Oval

Columbus, Ohio 43219

April 3, 2018

To Our Shareholders:

The 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 8, 2018, at the offices of the Company, 3 Easton Oval, Columbus, Ohio 43219. Holders of record of our common shares as of March 12, 2018 are entitled to notice of, and to vote at, the Annual Meeting.

Enclosed is a copy of our 2017 Annual Report to Shareholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, a notice of the Annual Meeting and a proxy statement and proxy card for the Annual Meeting. It is important your common shares be represented at the Annual Meeting. Please record your vote on the enclosed proxy card and return it promptly in the postage-paid envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

We look forward to reviewing the activities of the Company at the Annual Meeting. We hope you can be with us.

Sincerely,

Robert H. Schottenstein,
Chairman and Chief Executive Officer

PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD

IN THE ENVELOPE PROVIDED OR, ALTERNATIVELY, VOTE YOUR PROXY

ELECTRONICALLY VIA THE INTERNET OR TELEPHONICALLY.

3 Easton Oval

Columbus, Ohio 43219

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2018

To Each Shareholder of M/I Homes, Inc.:

Notice is hereby given that the 2018 Annual Meeting of Shareholders (the “Annual Meeting”) of M/I Homes, Inc. (the “Company”) will be held at 9:00 a.m., local time, on Tuesday, May 8, 2018, at the offices of the Company, 3 Easton Oval, Columbus, Ohio 43219, for the following purposes:

1)	To elect three directors to serve until the Company’s 2021 Annual Meeting of Shareholders and until their successors have been duly elected and qualified;

2)	To consider and vote upon a non-binding, advisory resolution to approve the compensation of the Company’s named executive officers;

3)	To consider and vote upon a proposal to approve the adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan;

4)	To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year; and

5)	To transact such other business as may properly be brought before the Annual Meeting or any adjournment thereof.

Only holders of record of our common shares at the close of business on March 12, 2018 will be entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment thereof.

It is important that your common shares be represented at the Annual Meeting. Whether or not you intend to be present at the Annual Meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically in accordance with the instructions on your proxy card.

By Order of the Board of Directors,

J. Thomas Mason,
Secretary

April 3, 2018

THE COMPANY’S NOTICE OF ANNUAL MEETING OF SHAREHOLDERS, PROXY STATEMENT, FORM OF PROXY AND 2017 ANNUAL REPORT TO SHAREHOLDERS ARE AVAILABLE ONLINE AT WWW.EDOCUMENTVIEW.COM/MHO.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 8, 2018.

The Company’s Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2017 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

For information on how to obtain directions to the Annual Meeting and vote in person, please contact our Investor Relations department at (614) 418-8225 or investorrelations@mihomes.com.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

Instead of receiving paper copies of our future proxy statements, proxy cards and annual reports to shareholders in the mail, shareholders may elect to receive such documents electronically via e-mail or the Internet. Receiving your proxy materials electronically saves us the cost of printing and mailing documents to you and reduces the environmental impact of our shareholder communications. Shareholders may sign up to receive or access future shareholder communications electronically as follows:

•	Shareholders of Record. If you are a registered shareholder, you may consent to electronic delivery when voting for the Annual Meeting on the Internet at www.envisionreports.com/MHO.

•	Beneficial Holders. If your common shares are not registered in your name, check the information provided to you by your bank, broker or other nominee or contact your bank, broker or other nominee for information on electronic delivery service.

3 Easton Oval

Columbus, Ohio 43219

PROXY STATEMENT

for the

2018 ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 8, 2018

GENERAL

Time, Place and Purposes of Meeting

The 2018 Annual Meeting of Shareholders of M/I Homes, Inc. (the “Annual Meeting”) will be held on Tuesday, May 8, 2018 at 9:00 a.m., local time, at our corporate offices at 3 Easton Oval, Columbus, Ohio 43219. The purposes of the Annual Meeting are set forth in the Notice of Annual Meeting of Shareholders to which this Proxy Statement is attached. All references in this Proxy Statement to “M/I Homes,” the “Company,” “we,” “our” or “us” refer to M/I Homes, Inc.

Solicitation of Proxies

This Proxy Statement and the accompanying form of proxy are first being sent on or about April 3, 2018 to holders of the Company’s common shares, par value $.01 per share (the “Common Shares”), as of the close of business on March 12, 2018 (the “Record Date”). This Proxy Statement is furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournment thereof. The Company’s 2017 Annual Report to Shareholders (the “2017 Annual Report”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (the “2017 Form 10-K”), is being mailed together with this Proxy Statement.

Outstanding Shares and Quorum Requirements

There were 28,562,753 Common Shares issued and outstanding on the Record Date. The Common Shares represent our only class of voting securities entitled to vote at the Annual Meeting. Each Common Share outstanding on the Record Date entitles the holder thereof to one vote on each matter submitted to a shareholder vote at the Annual Meeting. A quorum for the Annual Meeting is a majority of the outstanding Common Shares on the Record Date. Common Shares represented by properly executed proxies returned to the Company at or prior to the Annual Meeting or represented by properly authenticated voting instructions timely recorded electronically via the Internet or telephonically will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “Abstain” (on any or all applicable proposals) or “Withheld” (from any or all director nominees) or are not marked at all.

Voting by Proxy

A proxy card for use at the Annual Meeting is enclosed. You may ensure your representation at the Annual Meeting by completing, signing, dating and promptly returning to the Company, at or prior to the Annual Meeting, the enclosed proxy card in the envelope provided. Alternatively, shareholders holding Common Shares registered directly with our transfer agent, Computershare, may vote their proxies electronically via the Internet or telephonically by following the instructions on their proxy cards. The deadline for voting electronically via the Internet or telephonically is 1:00 a.m., local time, on May 8, 2018. There are no fees or charges associated with voting electronically via the Internet or telephonically, other than fees or charges, if any, that shareholders pay for access to the Internet and for telephone service. A record holder of Common Shares may also attend the Annual Meeting and vote in person. Beneficial owners of Common Shares held in “street name” by a broker, bank or other nominee may also be eligible to vote their proxies electronically via the Internet or telephonically. Beneficial owners should review the information provided to them by their broker, bank or other nominee. This information will set forth the procedures to be followed in instructing their broker, bank or other nominee how to vote the Common Shares held in “street name” and how to revoke previously given instructions. Beneficial owners who desire to attend the Annual Meeting and vote in person must provide a “legal proxy” from their broker, bank or other nominee in order to vote in person at the Annual Meeting.

Broker/dealers who hold Common Shares for beneficial owners in “street name” may, under the applicable rules (“NYSE Rules”) of the New York Stock Exchange (the “NYSE”), sign and submit proxies for such Common Shares and may vote such Common Shares on “routine” matters, such as the ratification of the appointment of auditors, but broker/dealers may not vote such Common Shares on “non-routine” matters, such as the election of directors, the advisory vote on executive compensation and the approval of the adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan, without specific instructions from the beneficial owner of such Common Shares. Proxies that are signed and submitted by broker/dealers that have not been voted on “non-routine” matters, as described in the previous sentence, are referred to as “broker non-votes.”

Revocation of Proxies

A record holder may revoke its proxy at any time before it is exercised at the Annual Meeting by (1) filing a written notice with the Company revoking the proxy, (2) duly executing and returning to the Company a proxy card bearing a later date, (3) casting a new vote electronically via the Internet or telephonically or (4) attending the Annual Meeting and voting in person. Attending the Annual Meeting without voting in person will not revoke a previously delivered proxy. Beneficial owners of Common Shares held in “street name” should follow the instructions provided by their broker, bank or other nominee to revoke a previously delivered proxy. Subject to such revocation and except as otherwise stated in this Proxy Statement or in the form of proxy, all proxies properly executed that are received prior to, or at the time of, the Annual Meeting and all proxies properly voted electronically via the Internet or telephonically before 1:00 a.m., local time, on May 8, 2018, will be voted in accordance with the instructions contained therein. If no instructions are given (excluding broker non-votes), proxies will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (Proposal No. 2), FOR approval of the adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan (Proposal No. 3), FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018 (Proposal No. 4) and at the discretion of the proxy holders on all other matters that may properly be brought before the Annual Meeting or any adjournment thereof.

Proposal No. 1

ELECTION OF DIRECTORS

In accordance with the Company’s Amended and Restated Regulations (as amended, the “Regulations”), the Board is comprised of nine directors, divided into three classes with staggered three-year terms. A class of three directors is to be elected at the Annual Meeting. The Board has nominated the persons set forth in the table below for election as directors of the Company at the Annual Meeting. The three nominees receiving the greatest number of votes cast will be elected to serve until the Company’s 2021 Annual Meeting of Shareholders and until their successors are duly elected and qualified or until their earlier death, resignation or removal. Withheld votes with respect to any nominee (or all of the nominees) and broker non-votes will be counted for purposes of establishing a quorum, but will have no effect on the election of such nominee(s).

Unless otherwise specified in your proxy, the Common Shares voted pursuant to your proxy will be voted FOR the election of the director nominees identified below. The Board has no reason to believe that any nominee will not serve as a director if elected at the Annual Meeting. If any nominee becomes unable to serve or for good cause will not serve as a director, the proxy holders reserve full discretion to vote the Common Shares represented by the proxies they hold for the election of the remaining nominees and for the election of any substitute nominee(s) designated by the Board.

Your Board of Directors unanimously recommends a vote FOR each of the director nominees named below.

BOARD OF DIRECTORS

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Director Nominees - Term to Expire at 2021 Annual Meeting of Shareholders

Michael P. Glimcher*	50

Chief Executive Officer of Starwood Retail Partners, LLC, a developer and operator of retail malls and shopping centers in the United States, since September 2017. Mr. Glimcher served as Principal of Glimcher Legacy, an independent commercial real estate firm, from June 2016 to September 2017. Mr. Glimcher served as Vice Chairman and Chief Executive Officer of WP Glimcher, a real estate investment trust formed through the merger of Washington Prime Group, Inc. and Glimcher Realty Trust, from January 2015 to June 2016. Mr. Glimcher served as Chairman of the Board of Glimcher Realty Trust from September 2007 to January 2015 and Chief Executive Officer of Glimcher Realty Trust from January 2005 to January 2015. Mr. Glimcher serves on the Governing Committee of the Columbus Foundation and the Board of Trustees of the Wexner Center for the Arts. He is also a member of the International Council of Shopping Centers, the Columbus Partnership and serves as Vice Chairman of the Board of Trustees at the Columbus School for Girls.

Committee Membership: Nominating and Governance

			2013

As the Chief Executive Officer of a developer and operator of retail malls and shopping centers across the United States and a former Vice Chairman and Chief Executive Officer of a publicly-traded real estate investment trust with real estate projects across the United States, Mr. Glimcher brings the Board management, public company, risk management, corporate governance and real estate development and construction experience.

J. Thomas Mason	60	Chief Legal Officer of the Company since November 2011, Executive Vice President of the Company since February 2008 and Secretary of the Company since July 2002. Mr. Mason served as Senior Vice President of the Company from July 2002 until February 2008 and as General Counsel of the Company from July 2002 until November 2011. Prior to July 2002, Mr. Mason was a partner with the law firm of Vorys, Sater, Seymour and Pease LLP in Columbus, Ohio. Committee Membership: None	2006

Mr. Mason has practiced law for over 34 years, including 18 years in private practice, with an emphasis on land acquisition/disposition and development. As Chief Legal Officer and Secretary of the Company, Mr. Mason is actively involved in the Company’s risk management, land acquisition/disposition and development and human resources functions. Mr. Mason provides the Board with insight into legal issues affecting the Company as well as valuable real estate expertise and detailed knowledge of many areas of our business.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
Sharen Jester Turney*	61

President and Chief Executive Officer of Victoria’s Secret, a division of L Brands, Inc., a publicly-traded national retailer, from 2006 until February 2016. Ms. Turney served as President and Chief Executive Officer of Victoria’s Secret Direct, the brand’s catalogue and e-commerce arm, from 2000 until 2006. Before joining Victoria’s Secret, Ms. Turney served for 10 years in various executive roles, including President and Chief Executive Officer of Neiman Marcus Direct, with Neiman Marcus Group, Inc., a publicly-traded national luxury retailer. Ms. Turney currently serves as Chairman of the Board of Directors for the Research Institute at Nationwide Children’s Hospital. She also served on the Board of Directors for Full Beauty Brands, a national retailer. Ms. Turney is an advisor to the Board of London-based Marks and Spencer, a publicly-traded company, and technology companies Feedvisor, New Retail and Joox.

Committee Memberships: Nominating and Governance; Compensation

			2011

Ms. Turney’s service as an executive officer of Fortune 500 publicly-traded companies provides the Board with diverse and valuable experience in numerous areas, including business management, strategic planning, retailing, finance, marketing, understanding the customer, brand management and sourcing.

Directors - Term to Expire at 2019 Annual Meeting of Shareholders

Friedrich K.M. Böhm*	76

Consultant for large real estate development projects. Mr. Böhm was a partner of White Oak Partners, a private equity firm, from 2008 to 2015 and Chairman of White Oak Partners from 2008 to 2013. Mr. Böhm served as Chairman Emeritus of NBBJ, an international architectural firm, from 2006 to 2008, Chairman of NBBJ from 1997 until 2006 and Managing Partner and Chief Executive Officer of NBBJ from 1987 until 1997. He currently serves as a director of The Daimler Group and White Oak Partners and was formerly a director of TRC Companies, Inc., Huntington National Bank and NBBJ. In November 2013, Mr. Böhm was appointed as the Company’s Lead Independent Director.

Committee Memberships: Audit; Compensation (Chairman); Executive

			1994

For nearly 20 years, Mr. Böhm served in an executive role with NBBJ, a leading international architectural firm that has designed communities, buildings, products, environments and digital experiences, including designing over 300,000 housing units. Mr. Böhm provides the Board with extensive and broad-based operating, design, strategic planning and management experience.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since
William H. Carter*	64

Executive Vice President and Chief Financial Officer of Hexion Inc. (formerly known as Momentive Specialty Chemicals Inc.), an international specialty chemicals and materials company, from April 1995 until December 2015, and a director of Hexion Inc. from November 2001 until December 2015. Mr. Carter also served as Executive Vice President and Chief Financial Officer and a director of Momentive Performance Holdings LLC and its wholly-owned subsidiary Momentive Performance Materials Inc. from October 2010 until October 2014. Prior to joining Hexion Inc., Mr. Carter was a partner with Price Waterhouse LLP, which he joined in 1975. He currently serves on the Board of Directors of Lancaster Colony Corporation and Vectra Corporation.

Committee Membership: Audit (Chairman)

			2012

Mr. Carter has more than 40 years of finance and accounting experience, including having served as a chief financial officer of a public-reporting company and a partner for an independent registered public accounting firm. Through this extensive experience, he provides the Board with valuable expertise in numerous financial areas, including accounting, tax, treasury, capital markets and strategic planning.

Robert H. Schottenstein	65

Chairman of the Company since March 2004, Chief Executive Officer of the Company since January 2004 and President of the Company since May 1996. Mr. Schottenstein currently serves as a director of L Brands, Inc. and Installed Building Products, Inc. Mr. Schottenstein also serves on The Ohio State University Wexner Medical Center board and is also a board member of The Ohio State University Foundation. In addition, Mr. Schottenstein serves on the Executive Committee of The Harvard University Joint Center for Housing. Mr. Schottenstein served as a Trustee of The Ohio State University (“OSU”) from 2005 to 2014 and as the Chair of the Board of Trustees of OSU from 2012 to 2014. Mr. Schottenstein formerly served as a director of Huntington Bancshares Incorporated.

Committee Membership: Executive (Chairman)

			1993

Mr. Schottenstein’s day-to-day leadership as Chief Executive Officer of the Company, more than 25 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development, family relationship (he is the son of the founder of the Company) and previous experience as a real estate attorney provides the Board with extensive knowledge of our operations, business, industry and history.

Directors - Term to Expire at 2020 Annual Meeting of Shareholders

Phillip G. Creek	65	Chief Financial Officer of the Company since September 2000, Executive Vice President of the Company since February 2008 and Chief Financial Officer of M/I Financial Corp., a wholly-owned subsidiary of the Company (“M/I Financial”), since September 2000. Committee Membership: Executive	2002

Mr. Creek has served in various management positions with the Company since 1993 and has worked in the homebuilding industry for over 30 years. Mr. Creek has extensive experience in finance, accounting, strategic planning, homebuilding operations, investor relations and capital markets and provides the Board with valuable knowledge of the homebuilding industry and the Company’s operations.

Name	Age	Current Position(s) with the Company and/or Business Experience	Director Since

Norman L. Traeger*	78	Founded United Skates of America, a chain of family fun centers, in 1971 and The Discovery Group, a venture capital firm, in 1983. Mr. Traeger currently owns and manages industrial, commercial and office real estate. Mr. Traeger currently serves as a director of The Discovery Group. Committee Memberships: Audit; Compensation; Nominating and Governance (Chairman)	1997

Mr. Traeger’s diverse background as a business owner and operator, venture capitalist and real estate developer provides the Board with significant experience in sales, marketing, strategic planning and capital formation, as well as entrepreneurial and operational expertise.

Nancy J. Kramer*	62	Founder of Resource/Ammirati, a digitally led creative agency established in 1981 that was acquired by IBM in 2016, and is now Chief Evangelist for IBM iX. Ms. Kramer also serves on the Board of The Columbus Foundation, the Wexner Center for the Arts and The Wellington School. Committee Membership: Nominating and Governance	2015

Ms. Kramer has more than 30 years of experience in the marketing and advertising industry. Her extensive experience provides the Board with valuable expertise with digital and interactive marketing and advertising.

*	Independent director under the NYSE Rules.

INFORMATION REGARDING THE BOARD, ITS COMMITTEES AND CORPORATE GOVERNANCE

Board Organization, Independence and Committees

The Board currently has nine members. The Board has determined that six of its nine members (Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Nancy J. Kramer, Norman L. Traeger and Sharen Jester Turney) qualify as independent under NYSE Rules. When determining whether a director qualifies as independent, the Board, in accordance with NYSE Rules, broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly (as a partner, shareholder or officer of an organization that has a relationship with the Company), other than serving as one of our directors.

Pursuant to the Company’s Corporate Governance Guidelines, each independent director is required to notify the Chairman of the Nominating and Governance Committee, as soon as practicable, in the event the director’s circumstances change in a manner that may affect the Board’s evaluation of his or her independence.

During 2017, the Board held four meetings, and each director attended at least 75% of the total number of meetings of the Board and the committees on which he or she served (in each case, held during the period such director served).

During 2017, the Board had four standing committees: the Audit Committee; the Compensation Committee; the Nominating and Governance Committee; and the Executive Committee. In accordance with the applicable rules of the Securities and Exchange Commission (the “SEC Rules”) and NYSE Rules, each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee has its own written charter, which is available on the Company’s website at www.mihomes.com under the “Investors” heading.

Audit Committee. The Audit Committee operates pursuant to a written Audit Committee Charter adopted by the Board which reflects SEC Rules and NYSE Rules relating to audit committees. The Audit Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function.

The Audit Committee’s specific responsibilities include: (1) reviewing and discussing the overall scope of the independent registered public accounting firm’s annual audit plans, including staffing, professional services, audit procedures and fees; (2) reviewing and discussing the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company’s financial statements; (3) reviewing and discussing the Company’s quarterly financial statements and annual audited financial statements and related disclosures; (4) discussing the assessments of the adequacy and effectiveness of the Company’s systems of disclosure controls and procedures and internal control over financial reporting; (5) discussing the guidelines and policies used by management to govern the process by which risk assessment and risk management is undertaken, paying particular attention to financial risk exposures; (6) monitoring and reporting to the Board concerning the independence, qualifications and performance of the independent registered public accounting firm; (7) reviewing and pre-approving all audit services and permitted non-audit services to be performed for the Company or its subsidiaries; (8) reviewing the internal auditors’ annual audit plans and reviewing reports concerning the results of internal audits; (9) reviewing and discussing with the internal auditors their assessments of the Company’s risk management processes and system of internal control; (10) establishing procedures for the confidential submission, receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters; (11) engaging the independent registered public accounting firm; and (12) reviewing any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent registered public accounting firm or the performance of the internal audit function.

Each member of the Audit Committee qualifies as independent and is financially literate under the applicable SEC Rules and NYSE Rules. The Board has determined that the Audit Committee’s Chairman, William H. Carter, qualifies as an audit committee financial expert as defined by applicable SEC Rules. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee met nine times during 2017. The Audit Committee also met nine times with the Company’s senior financial management, including the internal auditors, and the Company’s independent registered public accounting firm, and discussed the Company’s interim and fiscal year financial information prior to public release. The Audit Committee’s report relating to the 2017 fiscal year appears on page 63 of this Proxy Statement.

Compensation Committee. The Compensation Committee operates pursuant to a written Compensation Committee Charter adopted by the Board which reflects NYSE Rules relating to compensation committees. The Compensation Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. Each member of the Compensation Committee qualifies as independent under the applicable NYSE Rules. The Compensation Committee’s primary purpose is to assist the Board in discharging its responsibilities relating to the compensation (cash, equity and otherwise) to be provided to the executive officers and directors of the Company. The Compensation Committee Charter sets forth the specific responsibilities and duties of the Compensation Committee, which include: (1) establishing the Company’s executive compensation philosophy, objectives and policies; (2) reviewing, approving and determining the amount and form of compensation for the executive officers; (3) reviewing and making recommendations to the Board regarding the amount and form of non-employee director compensation; (4) developing and administering plans to qualify the compensation paid to the executive officers for tax deductibility to the extent feasible; (5) reviewing and making recommendations to the Board concerning and administering the Company’s cash incentive and equity-based compensation plans; (6) reviewing and discussing with the Board the Company’s organizational structure and plans for management succession; (7) reviewing and discussing with management the Compensation Discussion and Analysis section of the proxy statement and recommending to the Board whether to include such Compensation Discussion and Analysis section in the proxy statement; and (8) preparing a report on executive officer compensation for inclusion in the proxy statement. The human resources department supports the Compensation Committee in its duties, and the Compensation Committee from time to time delegates to the human resources department its authority to fulfill certain administrative duties. The Compensation Committee has the sole authority under its charter to retain, terminate and approve the fees and terms of retention of any compensation consultant, legal counsel or other advisor it deems necessary to assist in the performance of its duties, but only after taking into consideration all factors relevant to such consultant’s, counsel’s or advisor’s independence from management, including any factors specified in the NYSE Rules. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other advisor that it retains.

The Compensation Committee met six times during 2017. The Compensation Committee’s report relating to the 2017 fiscal year appears on page 50 of this Proxy Statement. See “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement for more information concerning the activities of the Compensation Committee with respect to the 2017 fiscal year, including the Compensation Committee’s engagement of Pearl Meyer & Partners (“Pearl Meyer”), an independent outside consulting firm, to assist the Compensation Committee in the design of the Company’s 2017 executive compensation program.

Nominating and Governance Committee. The Nominating and Governance Committee operates pursuant to a written Nominating and Governance Committee Charter adopted by the Board which reflects

NYSE Rules relating to nominating committees. The Nominating and Governance Committee annually reviews and assesses the adequacy of its charter and recommends changes to the Board as necessary to reflect changes in regulatory requirements, authoritative guidance and evolving practices. The Nominating and Governance Committee’s primary responsibility is to assist the Board on the broad range of issues surrounding the composition and operation of the Board, including: (1) identifying individuals qualified to become directors; (2) recommending to the Board director nominees for the next annual meeting of shareholders; and (3) developing and recommending to the Board a set of corporate governance principles. In addition, the Nominating and Governance Committee recommends to the Board committee selections and oversees the evaluation of the Board. Each member of the Nominating and Governance Committee qualifies as independent under the applicable NYSE Rules. The Nominating and Governance Committee met four times during 2017.

Executive Committee. When the Board is not in session, the Executive Committee may exercise those powers and carry out those duties of the Board which may lawfully be delegated by the Board. During 2017, the Executive Committee did not hold any formal meetings; however, the Executive Committee approved two actions by unanimous written consent.

Corporate Governance Guidelines

In accordance with NYSE Rules, the Board operates pursuant to written Corporate Governance Guidelines intended to promote the effective functioning of the Board and its committees and to reflect the Company’s commitment to the highest standards of corporate governance. The Board, with the assistance of the Nominating and Governance Committee, periodically reviews the Corporate Governance Guidelines to ensure they are in compliance with all applicable requirements. The Corporate Governance Guidelines are available on the Company’s website at www.mihomes.com under the “Investors” heading.

Review, Approval or Ratification of Related Person Transactions

All Related Person Transactions (as defined below) are subject to our written Related Person Transaction Policy. Under this policy, the Audit Committee is responsible for reviewing and approving (or ratifying) all Related Person Transactions. In carrying out its responsibilities, the Audit Committee considers all relevant facts and circumstances relating to a Related Person Transaction and either approves (or ratifies) or disapproves the Related Person Transaction. While the relevant facts and circumstances vary depending on the transaction, they generally include:

•	the benefits to the Company of the transaction;

•	the terms of the transaction;

•	the interest of the Related Person (as defined below) in the transaction;

•	the alternatives to entering into the transaction;

•	whether the transaction is on terms comparable to those available from third parties; and

•	the overall fairness of the transaction.

The Audit Committee will approve (or ratify) a Related Person Transaction only if it determines that it is in the best interests of the Company. No director may participate in the consideration or approval (or ratification) of a Related Person Transaction with respect to which he or she or any of his or her immediate family members is a Related Person. The Audit Committee may, from time to time, delegate its duties under the Related Person Transaction Policy to the Audit Committee Chairman.

To the extent practicable, all Related Person Transactions will be approved in advance. If advance approval is not practicable, or if a Related Person Transaction that has not been pre-approved is brought to the attention of the Audit Committee, the Audit Committee will promptly consider all of the relevant facts and circumstances in its ratification of the transaction. Our directors, executive officers and other members of management are responsible for bringing all proposed Related Person Transactions of which they have knowledge to the attention of the Audit Committee Chairman.

Under our policy, a “Related Person Transaction” is any transaction, arrangement or relationship in which the Company or any of our subsidiaries was or is to be a participant and the amount involved exceeds $120,000 and any Related Person had or will have a direct or indirect material interest. A “Related Person” is any person who is: (1) a director (or nominee for director) or executive officer of the Company; (2) to our knowledge, the beneficial owner of more than 5% of the Common Shares; or (3) any immediate family member of any of the foregoing persons.

During 2017 and the year-to-date period in 2018, the Company has not been a participant in any Related Person Transaction except for the following transaction.

In February 2018, we entered into an agreement in the ordinary course of business to purchase a parcel of real property located in Dublin, Ohio for approximately $4.65 million from an entity in which Gary Schottenstein (the brother of Robert H. Schottenstein) owns a majority interest. The transaction is currently expected to close during the fourth quarter of 2018. This transaction was approved by the Audit Committee in accordance with our Related Person Transaction Policy.

Attendance at Annual Shareholder Meetings

The Company does not have a formal policy with respect to attendance by our directors at our annual meetings of shareholders. However, directors are encouraged to attend, and the Board and its committees meet immediately following, each annual meeting of shareholders. All of our directors attended the 2017 Annual Meeting of Shareholders.

Code of Business Conduct and Ethics

All of the Company’s directors, officers and employees (including our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions) must adhere to the Company’s Code of Business Conduct and Ethics, which complies with the applicable SEC Rules and NYSE Rules and is intended to reinforce our commitment to maintaining the highest ethical standards in operating our business. The Code of Business Conduct and Ethics is available on the Company’s website at www.mihomes.com under the “Investors” heading or by writing to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary. We intend to satisfy the requirements under Item 5.05 of Form 8-K regarding disclosure of amendments to, or waivers from, provisions of the Code of Business Conduct and Ethics that relate to elements listed under Item 406(b) of Regulation S-K and apply to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, by posting such information on our website.

Executive Sessions

In accordance with our Corporate Governance Guidelines and NYSE Rules, our non-management directors meet without management or inside directors present at every regularly scheduled Board meeting (at least twice per year) and at such other times as our Lead Independent Director or a majority of our non-management directors deem necessary or appropriate. Each executive session is chaired by our Lead Independent Director. During 2017, the non-management directors held four executive sessions.

Communications with the Board of Directors

The Board believes it is important for shareholders and other interested parties to have a process by which to send communications to the Board. Accordingly, shareholders and other interested parties who wish to communicate with the Board or a particular director or group of directors (including the non-management directors) may do so by sending a letter to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Shareholder/Interested Party-Board Communication” or “Shareholder/Interested Party-Director Communication.” All such letters must identify the author as a shareholder or other interested party (indicating such interest) and clearly state whether the intended recipients are all members of the Board or certain specified individual directors. The Secretary will make copies of all such letters and circulate them to the appropriate director or directors.

Board Leadership Structure

The Company does not have a fixed policy regarding whether the offices of Chairman of the Board and Chief Executive Officer should be vested in the same person or two different people. The Board has determined that the combined role of Chairman and Chief Executive Officer, as supplemented by our Lead Independent Director (as discussed below), is the most effective leadership structure for us at the present time. The Board believes that our Chief Executive Officer is best qualified to serve as Chairman because, as the officer ultimately responsible for our operations and performance, he is intimately familiar with our business, operations and industry and uniquely positioned to effectively identify and lead discussions concerning our strategic priorities. The Board further believes that the combined role of Chairman and Chief Executive Officer promotes the development and execution of our business strategy and facilitates information flow between management and the Board, which are essential to effective governance. In addition, the Board believes that our current Chief Executive Officer’s family relationship (he is the son of the founder of the Company), previous experience as a real estate attorney and more than 25 years of service with the Company in various roles spanning production, sales and land acquisition/disposition and development further qualify him to serve as Chairman.

To supplement our leadership structure, the Board has a Lead Independent Director position, which is currently held by Friedrich K.M. Böhm. The Lead Independent Director serves at the discretion of, and is annually elected by, our independent directors. The Lead Independent Director has the following duties and responsibilities:

•	review with the Chairman and approve the agenda for meetings of the Board;

•	review with the Chairman and approve the schedule for meetings of the Board to assure there is sufficient time for discussion of all agenda items;

•	review with the Chairman and approve information provided to the Board;

•	call executive sessions or meetings of the independent directors or non-management directors, as he or she deems necessary or appropriate, and preside at all such executive sessions or meetings;

•	preside at all meetings of the Board at which the Chairman is not present;

•	meet separately with the Chairman after executive sessions of the independent directors or the non-management directors to review matters considered during such executive sessions;

•	serve as the liaison between the Chairman and the independent directors;

•	be available for consultation and direct communication with the Company’s shareholders, if requested; and

•	perform such other duties as the Board may from time to time delegate.

The Board periodically reviews our leadership structure and retains the authority to modify the structure, as and when appropriate, to address our then current circumstances.

Board’s Role in Risk Oversight

Management is responsible for identifying and managing risk and bringing to the Board’s (or the applicable committee’s) attention the most material risks that we face. While management reviews risk on a company-wide basis, it focuses on risks in three primary areas: (1) financial risk; (2) legal, compliance and regulatory risk; and (3) operational and strategic risk. The Board has ultimate oversight responsibility for our risk-management program and carries out this responsibility directly and through its committees. The full Board directly oversees and reviews operational and strategic risk and receives regular reports from the committee chairs regarding risk oversight in the committees’ respective areas of responsibility. The Audit Committee oversees and reviews financial risk (including our internal controls) and legal, compliance and regulatory risk. In carrying out their oversight responsibilities, the full Board and the Audit Committee receive regular reports from the appropriate members of management regarding the material risks that have been identified, including how those risks are being managed and strategies for mitigating those risks. The Audit Committee also receives an annual risk assessment report from our internal auditors and, in accordance with its charter, discusses with management the guidelines and policies that management uses to govern the process by which risk assessment and management is undertaken, with particular attention to financial risks.

In connection with its oversight of our executive compensation program, the Compensation Committee reviews and evaluates our compensation policies and practices relating to our employees (as well as our executive officers). During its review and evaluation, the Compensation Committee focuses on any incentives that may create, and any factors that may reduce the likelihood of, excessive risk taking by our employees to determine whether our compensation policies and practices present a material risk to us. Based on this review, the Compensation Committee has concluded that our compensation policies and practices for our employees (including our executive officers) do not create risks that are reasonably likely to have a material adverse effect on us.

The Nominating and Governance Committee oversees risks related to the composition and operation of our Board, including director independence and potential conflicts of interest.

Nomination of Directors

As described above, the Company has a standing Nominating and Governance Committee that is responsible for providing oversight on the broad range of issues surrounding the composition and operation of the Board, including identifying candidates qualified to become directors and recommending director nominees to the Board.

When considering candidates for the Board, the Nominating and Governance Committee evaluates the entirety of each candidate’s credentials and does not have any specific eligibility requirements or minimum qualifications that must be met by a Nominating and Governance Committee-recommended nominee. The Nominating and Governance Committee considers those factors it deems appropriate, including judgment, skill, independence, diversity, strength of character, experience with businesses and organizations comparable in size or scope, experience as an executive of, or advisor to, a publicly-traded or private company, experience and skill relative to other Board members, specialized knowledge or experience and desirability of the candidate’s membership on the Board. The Nominating and Governance Committee does not have a formal policy with regard to the consideration of diversity in identifying director nominees. However, the Nominating and Governance Committee considers diversity, including diversity of gender, race and ethnicity, education, professional experience, viewpoints, backgrounds and skills. The Nominating and Governance Committee does not assign a specific weight to particular factors and, depending upon the current needs of the Board, may weigh certain factors more or less heavily. The Nominating and Governance Committee does, however, believe that all members of the Board should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to Board matters and no conflict of interest that would materially interfere with performance as a director.

The Nominating and Governance Committee considers candidates for the Board from any reasonable source, including shareholder recommendations, and does not evaluate candidates differently based on who has made the recommendation. Pursuant to its written charter, the Nominating and Governance Committee has the authority to retain consultants and search firms to assist in the process of identifying and evaluating candidates and to approve the fees and other retention terms for any such consultant or search firm. No such consultant or search firm has been used to date.

Shareholders may recommend director candidates for consideration by the Nominating and Governance Committee by giving written notice of the recommendation to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Secretary. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. A written statement from the candidate consenting to serve as a director, if so nominated and elected, must accompany any such recommendation.

The Board, taking into account the recommendations of the Nominating and Governance Committee, selects the nominees for election as directors at the annual meeting of shareholders. In addition, shareholders who wish to nominate one or more persons for election as a director at the annual meeting of shareholders may do so, provided they comply with the nomination procedures set forth in the Company’s Regulations. To nominate one or more persons for election as a director at an annual meeting, the Company’s Regulations require that a shareholder give written notice of such shareholder’s intent to make such nomination or nominations by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not less than 60 days nor more than 90 days prior to the first anniversary of the date of the preceding year’s annual meeting (or, if the date of the annual meeting is changed by more than 30 days from the anniversary date of the preceding year’s annual meeting or, in the case of a special meeting, within seven days after the date the Company mails or otherwise gives notice of the date of the meeting). Such notice shall set forth: (1) the name and address of the shareholder intending to make the nomination and the person or persons to be nominated; (2) a representation that the shareholder is a holder of record entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (3) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (4) such other information regarding each nominee proposed by the shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated, or intended to be nominated, by the Board; and (5) the consent of each nominee to serve as a director of the Company, if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedures.

Proposal No. 2

ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are asking our shareholders to approve a non-binding, advisory resolution on the compensation of our executive officers identified in the Summary Compensation Table on page 51 of this Proxy Statement (the “Named Executive Officers”)––commonly referred to as a “say-on-pay” vote. Our Board has adopted a policy providing for an annual “say-on-pay” vote. In accordance with this policy, we are asking our shareholders to vote FOR the following resolution:

RESOLVED, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and all related disclosures.

Through a mix of base salary, annual cash performance bonus and long-term equity awards, we seek to promote four primary objectives with our executive compensation program: (1) attracting and retaining exceptional executives; (2) motivating our executives; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short-term and long-term performance. We are committed to a pay-for-performance philosophy. As such, our executive compensation program is designed so that a significant majority of each Named Executive Officer’s compensation is at risk or variable and dependent upon our performance and/or long-term appreciation in the price of our Common Shares.

Consistent with prior recent years, our principal financial goal in 2017 was to continue to increase our profitability (as measured by our pre-tax income from operations, excluding extraordinary items (“Adjusted Pre-Tax Income”)). We also sought to increase our new contracts and homes delivered as well as improve our customer service scores—each of which we believe is a key to increasing profitability. The “Compensation Discussion and Analysis” beginning on page 33 of this Proxy Statement describes our executive compensation program and how and why the Compensation Committee determined that compensation. We urge shareholders to read the “Compensation Discussion and Analysis” as well as the Summary Compensation Table and other related compensation tables on pages 51-60 of this Proxy Statement.

Based on our continued focus on increasing our profitability in 2017, the Compensation Committee designed our 2017 executive compensation program in a substantially similar manner as our 2016 program. Highlights of our 2017 executive compensation program and the Committee’s decisions include:

•	Base Salary. The Named Executive Officers’ base salaries in 2017 remained unchanged at their 2016 levels.

•	Annual Cash Performance Bonus. For 2017, each Named Executive Officer was eligible to receive a cash performance bonus based on our Adjusted Pre-Tax Income. The Compensation Committee selected Adjusted Pre-Tax Income to directly align the Named Executive Officers’ compensation with our focus on increasing profitability and provide a clear connection between pay and performance. The 2017 bonus program incorporated one primary change from 2016. The Committee increased the threshold performance level to $45 million (from $25 million in 2016) and the maximum performance level to $165 million (from $155 million in 2016). The Committee increased these amounts in an effort to drive performance relative to 2016. As a result, in order for the Named Executive Officers to earn the same bonuses in 2017 that they earned in 2016, we needed to increase our Adjusted Pre-Tax Income by 18% in 2017, and, if we earned the same amount of Adjusted Pre-Tax Income in 2017 as in 2016, the bonuses earned in 2017 would be 19% less than those earned in 2016.

In 2017, we increased our Adjusted Pre-Tax Income by 18% and each Named Executive Officer received a cash performance bonus that represented 75% of his maximum annual performance bonus opportunity. Because of the leveraged design of the 2017 bonus program, the 2017 bonuses constituted only a 1% increase from the 2016 bonuses despite our 18% increase in Adjusted Pre-Tax Income.

•	Equity-Based Compensation. In 2017, each Named Executive Officer received (1) the same number of stock options as he received in 2016 and (2) a target number of performance share units (“PSUs”) with the underlying Common Shares having approximately the same grant date market value as the grant date market value of the Common Shares underlying the target number of PSUs that he received in 2016. Under the 2017 PSU awards, each Named Executive Officer’s PSUs will vest and be earned, if at all, after the completion of a three-year performance period from January 1, 2017 through December 31, 2019 based (1) 80% on our cumulative annual Adjusted Pre-Tax Income over the performance period and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period and, in each case, on continued employment. Any vested PSUs will be settled on a one-for-one basis in whole Common Shares. Any PSUs that do not vest due to inadequate performance or termination of employment will be forfeited.

2017 marked another year of increased profitability and overall growth for us. Among other things, we increased our (1) net income by $15.5 million, or 27%, to $72.1 million, (2) Adjusted Pre-Tax Income by $21.3 million, or 18%, to $136.5 million, (3) revenues by 16% to nearly $2 billion, (4) new contracts by 11% to a company record 5,299 new contracts, (5) homes delivered by 14% to a company record 5,089 homes, (6) controlled lots by 24% to 28,531 and (7) shareholders’ equity by 14% to $747 million. We also finished 2017 with backlog units and sales value that were 12% and 15% greater than a year earlier, respectively, and the average sales price in our backlog was the highest level in our history.

The vote on our executive compensation program is advisory which means that it is not binding on us. However, the Compensation Committee values the opinions of our shareholders. If there is a significant vote against this proposal, the Committee will consider our shareholders’ concerns and evaluate what actions are necessary to address those concerns.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve this proposal. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the compensation of our Named Executive Officers as disclosed in this Proxy Statement.

Proposal No. 3

APPROVAL OF THE ADOPTION OF THE M/I HOMES, INC. 2018 LONG-TERM INCENTIVE PLAN

On February 15, 2018, the Board unanimously adopted the M/I Homes, Inc. 2018 Long-Term Incentive Plan (the “2018 LTIP”), subject to approval by our shareholders at the Annual Meeting. In this Proposal No. 3, we are asking our shareholders to approve the adoption of the 2018 LTIP.

The purpose of the 2018 LTIP is to promote our long-term financial success and increase shareholder value by motivating performance through incentive compensation. We believe that equity-based awards are a competitive necessity in our industry and essential to our continued ability to recruit and retain the individuals needed to successfully execute our business plan. The 2018 LTIP serves these purposes by making equity- and cash-based awards available for grant to eligible participants in the form of:

•	nonqualified stock options to purchase Common Shares (“NQSOs”);

•	incentive stock options to purchase Common Shares (“ISOs” and, together with NQSOs, “Options”);

•	stock appreciation rights (“SARs”);

•	restricted Common Shares (“Restricted Stock”);

•	other stock-based awards — awards that are valued in whole or in part by reference to, or otherwise based on, the fair market value of our Common Shares (“Other Stock-Based Awards”); and

•	cash-based awards (“Cash Awards”).

The 2018 LTIP is intended to replace our existing long-term incentive plan, the M/I Homes, Inc. 2009 Long-Term Incentive Plan, as amended (the “2009 LTIP”), which expires by its terms on May 5, 2019. If our shareholders approve the adoption of the 2018 LTIP, the Board intends to terminate the 2009 LTIP immediately following the Annual Meeting, no new awards will be granted under the 2009 LTIP and the 983,845 Common Shares remaining available as of the Record Date for future awards under the 2009 LTIP will no longer be available for issuance under the 2009 LTIP. Awards outstanding under the 2009 LTIP will remain in effect in accordance with their respective terms.

As of the Record Date, there were (1) 2,238,198 outstanding options under the 2009 LTIP and its predecessor plans, (2) 84,559 outstanding director stock units under the 2009 LTIP and its predecessor plans, (3) 182,662 outstanding PSUs under the 2009 LTIP (assuming achievement of the performance goals at the target level), (4) 56,614 outstanding phantom stock units under our deferred compensation plans and (5) 28,562,753 outstanding Common Shares. The outstanding options have a weighted average exercise price of $22.73 and a weighted average term to expiration of 7.33 years. With respect to the outstanding PSUs, the actual number of PSUs that will vest and be earned depends upon our future performance and may be increased by up to 50% from the target number if we achieve the maximum performance level for all of the applicable performance goals and be decreased to zero if we fail to achieve the threshold performance level for all of the applicable performance goals.

As described in further detail below, the 2018 LTIP provides for equity-based awards covering up to 2,250,000 Common Shares. Because we believe equity compensation is a valuable tool to attract and retain exceptional personnel, motivate performance and align the interests of our personnel with the interests of our shareholders, we believe that the 2018 LTIP is critically important to our future success. We estimate, based on our historical grant practices over the past three years, that the 2018 LTIP will provide a sufficient number of Common Shares to meet our equity-based compensation needs for approximately the next four years. If our shareholders do not approve the adoption of the 2018 LTIP, our future ability to issue equity-based compensation would be materially limited, which we believe would place us at a competitive disadvantage.

We recognize that equity awards dilute existing shareholders. The Compensation Committee annually reviews our equity compensation program to ensure that we balance the goals of attracting, retaining and motivating our personnel with our shareholders’ interest in limiting dilution. In determining the number of Common Shares to make available for issuance under the 2018 LTIP, we reviewed, among other measures, our burn rate. Burn rate measures how rapidly a company is depleting its shares reserved for equity compensation, and is commonly used by investors and proxy advisory firms to evaluate proposals relating to equity compensation plans.

We manage our burn rate over time to levels that we believe are reasonable and appropriate. We have a three-year average burn rate as of December 31, 2017 of 2.38%, which is below the Institutional Shareholder Services (“ISS”) burn rate benchmark of 3.80% applied to our ISS industry classification (consumer durables and apparel). Our burn rate was calculated as the three-year average of the total number of options, PSUs (assuming achievement of the performance goals at the target level) and director stock units awarded during each year divided by the weighted average Common Shares outstanding for each such year (assuming a 2.50x volatility multiplier for the PSUs and director stock units).

The following table summarizes the number of equity awards granted and our burn rate for each of the last three fiscal years:

	2015	2016	2017
Options	386,500	399,500	408,000
PSUs(1)	56,389	79,108	57,110
Director Stock Units	15,000	15,000	18,000
Total	457,889	493,608	483,110
Total (assuming 2.50 volatility multiplier)	564,973	634,770	595,775
Weighted average Common Shares outstanding	24,575,000	24,660,000	26,319,226
Burn rate(2)	2.30%	2.57%	2.26%
(1)	Includes PSUs at target.

(2)	The burn rate was calculated for each year based on the sum of the options, PSUs and director stock units granted during the year (assuming a 2.50x multiplier for the PSUs and director stock units) divided by the weighted average Common shares outstanding for such year. If the PSUs and director stock units were not adjusted for a 2.50x multiplier, our three-year average burn rate as of December 31, 2017 would be 1.90%.

The Compensation Committee retained Pearl Meyer & Partners (“Pearl Meyer”), its independent compensation consultant, to analyze the 2018 LTIP, including the number of Common Shares available for issuance thereunder. Pearl Meyer reviewed, among other things, the terms of the 2018 LTIP, our burn rate and our historical grant practices. Based on its analysis, Pearl Meyer expressed its support for the 2018 LTIP, including the number of Common Shares available for issuance thereunder.

For more information concerning the number of Common Shares available for issuance under the 2009 LTIP and the outstanding awards under the 2009 LTIP and its predecessor plans, see “Equity Compensation Plan Information” on page 28 of this Proxy Statement.

Corporate Governance Practices

The 2018 LTIP includes a number of provisions that we believe reflect best corporate governance practices and protect the interests of our shareholders:

No Discounted Options or SARs. Options and SARs may not be granted with an exercise price less than the fair market value of our Common Shares on the date of grant.

No Repricing Without Shareholder Approval. We cannot, without shareholder approval, “reprice” an outstanding Option or SAR by reducing the exercise price of such Option or SAR, exchanging such Option or SAR for a new Option or SAR with a lower exercise price or, in the case of an underwater Option or SAR, cancelling such Option or SAR for cash or other awards.

No Tax Gross-Ups. The 2018 LTIP does not provide for any tax gross-ups.

No Automatic Grants. The 2018 LTIP does not provide for automatic grants to any participant.

Independent Committee Administration. The 2018 LTIP is administered by the Compensation Committee, whose members satisfy the NYSE standards for independence and the disinterested administration requirements of Rule 16b-3 under the Exchange Act.

Minimum Vesting Requirement. No award (including Options) may vest (in full or in part) prior to the first anniversary of the date of grant, subject to a 5% carve-out and certain limited exceptions in the case of a Change in Control or a participant’s death, termination due to Disability and/or Retirement (as such capitalized terms are defined in the 2018 LTIP).

No Liberal Share Recycling. Unissued Common Shares resulting from the net settlement of an Option or SAR, Common Shares used to pay the exercise price or withholding taxes of an award and Common Shares repurchased on the open market with the proceeds of an Option exercise will not again be available for issuance under the 2018 LTIP.

Fungible Share Design. Upon the grant of an award, other than an Option or a SAR, that is to be settled by the issuance of Common Shares (a “Full Value Award”), we will reduce the number of Common Shares available for issuance under the 2018 LTIP by an amount equal to the number of Common Shares subject to such award multiplied by 1.50.

No Annual “Evergreen” Provision. The 2018 LTIP does not provide for an annual, automatic increase in the number of Common Shares available for future awards.

Annual Limit on Awards to Non-Employee Directors. The value of equity-based awards granted to a non-employee director during any fiscal year under the 2018 LTIP may not exceed $350,000.

Summary of the 2018 LTIP

The material features of the 2018 LTIP are summarized below. This summary is qualified in its entirety by reference to the complete text of the 2018 LTIP, which is attached to this Proxy Statement as Appendix A.

Available Common Shares

Subject to the adjustments discussed below, the aggregate number of Common Shares available for the grant of awards under the 2018 LTIP will be 2,250,000. Common Shares issued under the 2018 LTIP may consist of: (1) treasury shares; (2) authorized but unissued Common Shares; or (3) Common Shares purchased by us in the open market.

Upon the grant of an Option or a SAR, we will reduce the number of Common Shares available for issuance under the 2018 LTIP by an amount equal to the number of Common Shares subject to such award. Upon the grant of a Full Value Award, we will reduce the number of Common Shares available for issuance under the 2018 LTIP by an amount equal to the number of Common Shares subject to such award multiplied by 1.50. Common Shares not issued as a result of the net settlement of an Option or SAR that is settled in Common Shares, Common Shares tendered or withheld to pay the exercise price or the withholding taxes related to an award and Common Shares repurchased on the open market with the proceeds of an Option exercise will not again be available for issuance under the 2018 LTIP.

The following Common Shares may be awarded under the 2018 LTIP and do not count against the 2,250,000 share limit:

•	Common Shares covered by an award granted under the 2018 LTIP that expires or is forfeited, cancelled, surrendered or otherwise terminated without the issuance of such Common Shares;

•	Common Shares covered by an award granted under the 2018 LTIP that is settled in cash in lieu of Common Shares;

•	Common Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become eligible participants in the 2018 LTIP as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and us; and

•	Common Shares subject to outstanding awards under the 2009 LTIP as of May 8, 2018 that, on or after such date, cease to be subject to such awards other than by reason of exercise or settlement to the extent they are exercised for or settled in vested and non-forfeitable Common Shares.

During any fiscal year, the Compensation Committee may not grant any participant:

•	Options covering more than 700,000 Common Shares;

•	SARs covering more than 700,000 Common Shares;

•	more than 700,000 shares of Restricted Stock;

•	Other Stock-Based Awards covering more than 700,000 Common Shares;

•	Cash Awards equal to more than $15 million;

•	Performance-Based Awards that are to be settled in Common Shares covering more than 700,000 Common Shares;

•	Performance-Based Awards that are to be settled in cash equal to more than $15 million; or

•	Full Value Awards covering more than 700,000 Common Shares.

These limits are the same as the limits that applied under the 2009 LTIP.

In addition, under the 2018 LTIP, the aggregate number of Common Shares with respect to which awards may be granted to a non-employee director during any fiscal year may not exceed that number of Common Shares having a fair market value on the date of grant equal to $350,000.

In the event of any Common Share dividend or split, recapitalization, merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Common Shares or any other change affecting the Common Shares, the Compensation Committee will make such substitutions and adjustments as it deems equitable and appropriate to: (1) the number of Common Shares that it may issue under the 2018 LTIP; (2) any Common Share-based limits imposed under the 2018 LTIP; and (3) the exercise price, number of Common Shares and other terms or limitations applicable to outstanding awards.

Administration

The Compensation Committee will administer the 2018 LTIP. The Compensation Committee will be comprised of at least two directors, each of whom will be independent under the NYSE Rules and a “non-employee” director (within the meaning of Rule 16b-3 under the Exchange Act).

As plan administrator, the Compensation Committee will determine which eligible participants will be granted awards, the type of each award granted and the terms and conditions of each award. The Compensation Committee will also have full power and authority to: (1) establish, amend and rescind rules and regulations relating to the 2018 LTIP; (2) interpret the 2018 LTIP and all related award agreements; and (3) make any other determinations that it deems necessary or desirable for the administration of the 2018 LTIP. Any action taken by the Compensation Committee will be final, binding and conclusive on all parties.

Each award granted under the 2018 LTIP will be evidenced by a written or electronic award agreement which specifies the terms and conditions of the award, including: (1) the type of award and when and how it may be exercised or earned; (2) any exercise price associated with the award; (3) how the award will or may be settled; and (4) any other applicable terms and conditions affecting the award.

Eligibility

The Compensation Committee may select any of our employees, non-employee directors and consultants to receive awards under the 2018 LTIP. As of the Record Date, we have six non-employee directors and approximately 1,308 employees. We are unable to reasonably estimate the number of third-party consultants who will be eligible to receive awards under the 2018 LTIP.

Types of Awards

Options. The Compensation Committee may grant Options in such number, and upon such terms and conditions, as it determines. The exercise price of any Option will be at least equal to the fair market value of the Common Shares (i.e., the closing price of the Common Shares on the NYSE) on the date of grant. The exercise price must be paid in cash, or in such other form if and to the extent permitted by the Compensation Committee, including (1) by tendering previously-acquired Common Shares, (2) by a cashless exercise or (3) by a combination of cash and the methods described in clauses (1) and/or (2). The Compensation Committee will also determine the term of the Option (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the Option, all of which will be reflected in the related award agreement. Except as otherwise set forth in the 2018 LTIP with respect to a Change in Control or described in the related award agreement in connection with a participant’s death, termination due to Disability and/or Retirement, no Option may vest, in full or in part, prior to the first anniversary of the date of grant. Notwithstanding the foregoing, the Committee may grant awards covering up to 5% of the Common Shares available for issuance under the 2018 LTIP without regard to any minimum vesting requirement (the “5% Carve-Out”). In no event will dividends or dividend equivalents be payable or credited in respect of Options.

The award agreement will specify whether the Option is intended to be an ISO or a NQSO. The Compensation Committee may grant all of the Common Shares available for issuance under the 2018 LTIP as ISOs. However, the Compensation Committee may only grant ISOs to our employees, and ISOs will be subject to certain additional restrictions, including, without limitation, compliance with the requirements of Section 422 of the Code.

Stock Appreciation Rights. The Compensation Committee may grant SARs in such number, and upon such terms and conditions, as it determines. The exercise price of any SAR will be at least equal to the fair market value of the Common Shares on the date of grant. The Compensation Committee will also determine the term of the SAR (which may not exceed ten years), the vesting terms and conditions and any other terms and conditions of the SAR, all of which will be reflected in the related award agreement. Subject to the 5% Carve-Out, no SAR may vest, in full or in part, prior to the first anniversary of the date of grant, except as otherwise set forth in the 2018 LTIP with respect to a Change in Control or described in the related award agreement in connection with a participant’s death, termination due to Disability and/or Retirement.

Upon exercise of a SAR, a participant will be entitled to receive an amount equal to any excess of (1) the fair market value of a Common Share on the exercise date over (2) the exercise price per Common Share, multiplied by the number of Common Shares with respect to which the SAR is exercised. A SAR may be settled in Common Shares, cash or a combination thereof, as specified by the Compensation Committee in the related award agreement. In no event will dividends or dividend equivalents be payable or credited in respect of SARs.

Restricted Stock. The Compensation Committee may grant shares of Restricted Stock in such number, and upon such terms and conditions, as it determines. Restricted Stock consists of Common Shares that are issued to a participant but are subject to forfeiture based upon satisfaction of certain terms, conditions and restrictions which may include, without limitation: (1) a requirement that participants pay a purchase price for each share of Restricted Stock; (2) restrictions based on the achievement of specific performance goals; (3) time-based restrictions; or (4) holding requirements or sale restrictions upon vesting. The Compensation Committee will determine the terms, conditions and restrictions applicable to each Restricted Stock award, all of which will be reflected in the related award agreement. Subject to the 5% Carve-Out, no Restricted Stock award may vest, in full or in part, prior to the first anniversary of the date of grant, except as otherwise set forth in the 2018 LTIP with respect to a Change in Control or described in the related award agreement in connection with a participant’s death, termination due to Disability and/or Retirement.

During the period that the shares of Restricted Stock remain subject to forfeiture: (1) a participant may not sell, pledge or otherwise transfer such shares; and (2) unless otherwise provided in the related award agreement, a participant will generally be entitled to exercise full voting rights and receive all dividends paid with respect to such shares, provided that payment of any such dividends will be subject to the same terms, conditions and restrictions (including risk of forfeiture) as apply to such shares and in no event will any such dividends be paid until such shares have vested.

At the end of the restriction period: (1) the participant will forfeit the shares of Restricted Stock if the applicable terms, conditions and restrictions specified in the related award agreement have not been met; or (2) we will distribute the shares of Restricted Stock to the participant if such terms, conditions and restrictions have been met.

Other Stock-Based Awards. The Compensation Committee may grant Other Stock-Based Awards in such number, and upon such terms and conditions, as it determines. The Compensation Committee will also determine the form of any such Other Stock-Based Award, which may include, without limitation: (1) unrestricted Common Shares; or (2) time-based or performance-based restricted stock units that are settled in Common Shares and/or cash. The award agreement relating to each Other Stock-Based Award will specify the terms and conditions upon which the award will vest, the form of settlement (which may be cash, Common Shares or a combination thereof) and any other terms and conditions of the award. Other Stock-Based Awards may include dividend equivalents, provided that payment of any such dividend equivalents will be subject to the same terms, conditions and restrictions (including risk of forfeiture) as apply to the Other Stock-Based Award to which they relate and in no event will any such dividend equivalents be paid until such Other Stock-Based Award has vested.

Subject to the 5% Carve-Out, no Other Stock-Based Award may vest, in full or in part, prior to the first anniversary of the date of grant, except as otherwise set forth in the 2018 LTIP with respect to a Change in

Control or described in the related award agreement in connection with a participant’s death, termination due to Disability and/or Retirement.

Cash-Based Awards. The Compensation Committee may grant Cash Awards in such amounts, and upon such terms and conditions, as it determines. The award agreement relating to each Cash Award will specify the payment amount or payment range, any applicable performance objectives and any other terms and conditions of such award.

Performance-Based Awards. Under the 2018 LTIP, the Compensation Committee may grant any award as a performance-based award (each, a “Performance-Based Award”). Specifically, the Compensation Committee will condition the grant, vesting, exercisability and/or settlement of each Performance-Based Award on the attainment during a specified performance period of performance goals based on one or more performance criteria established by the Compensation Committee. As determined by the Compensation Committee, the selected performance criteria may relate to the individual participant, the Company, one or more affiliates of the Company and/or one or more divisions or business units of the Company or its affiliates, and may be applied on an absolute basis and/or be relative to one or more peer group companies or indices. The Compensation Committee may calculate the performance criteria relating to any Performance-Based Award without regard to extraordinary items, unusual or non-recurring events and/ or changes in applicable tax laws or accounting principles. After the end of the performance period, the Compensation Committee will determine whether the performance goals and other material terms imposed on the Performance-Based Award have been satisfied. The Compensation Committee has the authority to exercise negative discretion and reduce (but not increase) the amount of a Performance-Based Award actually paid to a participant.

Termination of Employment or Service

The Compensation Committee will determine the extent to which each award granted under the 2018 LTIP will vest and the participant will have the right to exercise and/or settle the award in connection with the participant’s termination of employment or service. Such provisions, which will be reflected in the related award agreement, need not be uniform among all awards and may reflect distinctions based on the reasons for termination. However, the Compensation Committee may generally only accelerate the vesting conditions of an award upon a participant’s termination in the case of a termination due to death, Disability or Retirement.

Change in Control

Except as otherwise provided in the related award agreement, in the event of a Change in Control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding award as of the date of the consummation of such Change in Control. Such actions may include, without limitation: (1) the acceleration of the vesting, settlement and/or exercisability of an award; (2) the payment of a cash amount in exchange for the cancellation of an award; and/or (3) the issuance of a substitute award that substantially preserves the value, rights and benefits of an award.

Transferability

Except as otherwise provided in a related award agreement: (1) a participant may not sell, transfer, pledge, assign or otherwise alienate or hypothecate an award, except by will or the laws of descent and distribution; and (2) during a participant’s lifetime, only the participant or his or her guardian or legal representative may exercise an award.

No Rights as a Shareholder

Except as otherwise provided in the 2018 LTIP or in a related award agreement, a participant will not have any rights as a shareholder with respect to Common Shares covered by an award unless and until the participant becomes the record holder of such Common Shares.

Repricing

The 2018 LTIP expressly prohibits the Board or the Compensation Committee from (1) amending the terms of an outstanding Option or SAR to reduce the exercise price of such Option or SAR, (2) cancelling an outstanding Option or SAR in exchange for a new Option or SAR with a lower exercise price or (3) cancelling an underwater Option or SAR in exchange for cash or other awards, in each case without shareholder approval.

Effective Date and Term

The 2018 LTIP will become effective upon its approval by our shareholders and, unless earlier terminated, will continue until May 8, 2028 (except that the Compensation Committee may not grant any ISOs after February 15, 2028).

Amendment or Termination

The Board or the Compensation Committee may amend or terminate the 2018 LTIP or any award agreement at any time, except that no amendment or termination may be made without shareholder approval if: (1) the amendment materially increases the benefits accruing to participants; (2) the amendment increases the aggregate number of Common Shares authorized for grant under the 2018 LTIP; (3) the amendment materially modifies the eligibility requirements for participation; or (4) such approval is required by any law, regulation, stock exchange rule or other provision of the 2018 LTIP.

In addition, no such amendment or termination may materially adversely affect any outstanding award without the consent of the participant holding such award, except that no such consent will be required with respect to any amendment or termination that the Board or the Compensation Committee determines is necessary or advisable to satisfy or conform to any law or regulation or meet the requirements of any accounting standard.

U.S. Federal Income Tax Consequences

The following is a brief summary of the general U.S. federal income tax consequences relating to participation in the 2018 LTIP. This summary is based on U.S. federal tax laws and Treasury Regulations in effect on the date of this Proxy Statement and does not purport to be a complete description of the U.S. federal income tax laws. In addition, this summary does not constitute tax advice or describe federal employment, state, local or foreign tax consequences. Each participant should consult with his or her tax advisor concerning the U.S. federal income tax and other tax consequences of participating in the 2018 LTIP.

Incentive Stock Options. The Company intends for ISOs to qualify for special treatment available under Section 422 of the Code. A participant will not recognize taxable income when an ISO is granted, and we will not receive a deduction at that time. A participant will not recognize ordinary income upon the exercise of an ISO, provided that the participant was, without a break in service, an employee of the Company or a subsidiary during the period beginning on the grant date of the ISO and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant’s employment is terminated due to Disability).

If the participant does not sell or otherwise dispose of the Common Shares acquired upon the exercise of an ISO within two years from the grant date of the ISO or within one year after the participant receives the Common Shares, then, upon disposition of such Common Shares, any amount realized in excess of the exercise price will be taxed to the participant as a capital gain, and we will not be entitled to a corresponding deduction. The participant generally will recognize a capital loss to the extent that the amount realized is less than the exercise price.

If the foregoing holding period requirements are not met, the participant generally will recognize ordinary income at the time of the disposition of the Common Shares in an amount equal to the lesser of: (1) the excess of the fair market value of the Common Shares on the date of exercise over the exercise price; or (2) the excess, if any, of the amount realized upon disposition of the Common Shares over the exercise price, and we will be entitled to a corresponding deduction. Any amount realized in excess of the value of the Common Shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant generally will recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the Common Shares.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether a participant has items of adjustment other than those derived from ISOs.

Nonqualified Stock Options. A participant will not recognize any income when a NQSO is granted, and we will not receive a deduction at that time. However, when a NQSO is exercised, a participant will recognize ordinary income equal to the excess, if any, of the fair market value of the Common Shares that the participant purchased on the date of exercise over the exercise price. If a participant uses Common Shares or a combination of Common Shares and cash to pay the exercise price of a NQSO, the participant will recognize ordinary income equal to the value of the excess of the number of Common Shares that the participant purchases over the number of Common Shares that the participant surrenders, less any cash the participant uses to pay the exercise price. When a NQSO is exercised, we will be entitled to a deduction equal to the ordinary income that the participant recognizes.

If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a NQSO is less than the sum of the aggregate exercise price the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the NQSO.

Stock Appreciation Rights. A participant will not recognize taxable income when a SAR is granted, and we will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the excess of the cash and/or the fair market value of the Common Shares the participant receives over the aggregate exercise price of the SAR, if any, and we will be entitled to a corresponding deduction. If the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is greater than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR. Conversely, if the amount a participant receives upon disposition of the Common Shares that the participant acquired by exercising a SAR is less than the sum of the aggregate exercise price that the participant paid plus the amount of ordinary income recognized by the participant upon exercise, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the participant acquired them by exercising the SAR.

Restricted Stock. Unless a participant makes an election under Section 83(b) of the Code (a “Section 83(b) Election”), the participant generally will not recognize taxable income when Restricted Stock is granted, and we will not receive a deduction at that time. Instead, a participant will recognize ordinary income when the Restricted Stock vests (i.e., when the underlying Common Shares are freely transferable or not subject to a substantial risk of forfeiture) equal to the fair market value of the Common Shares that the participant receives when the terms, conditions and restrictions have been met, less any consideration paid for the Restricted Stock, and we generally will be entitled to a deduction equal to the income that the participant recognizes.

If the amount a participant receives upon disposition of these Common Shares is greater than the fair market value of the Common Shares when the Restricted Stock vested, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares when the Restricted Stock vested, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the Restricted Stock vested.

If a participant makes a Section 83(b) Election, the participant will recognize ordinary income on the grant date equal to the fair market value of the Common Shares subject to the Restricted Stock award on the grant date, and we will be entitled to a deduction equal to the income that the participant recognizes at that time.

However, the participant will not recognize income when (and if) the Restricted Stock vests. If a participant who has made a Section 83(b) Election earns the Common Shares subject to a Restricted Stock award, any appreciation between the grant date and the date the participant disposes of the Common Shares will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after the grant date. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the fair market value of the Common Shares on the grant date, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after the grant date. Also, if a participant forfeits his or her Restricted Stock, the participant cannot take a tax deduction in connection with the forfeiture of the Restricted Stock subject to a Section 83(b) Election.

Other Stock-Based Awards. Generally, a participant will not recognize taxable income when an Other Stock-Based Award is granted, and we will not receive a deduction at that time. However, upon the settlement of an Other Stock-Based Award, the participant will recognize ordinary income equal to the cash and/or fair market value of the Common Shares that the participant receives, less the aggregate exercise price of the Other Stock-Based Award, if any. We generally will be entitled to a deduction equal to the income that the participant recognizes.

If the participant receives Common Shares upon the settlement of an Other Stock-Based Award and the amount the participant receives upon disposition of the Common Shares acquired upon the settlement of the Other Stock-Based Award is greater than the fair market value of the Common Shares when they were issued to the participant, the excess will be treated as a long-term or short-term capital gain, depending on whether the participant held the Common Shares for more than one year after they were issued. Conversely, if the amount the participant receives upon disposition of these Common Shares is less than the value of the Common Shares when they were issued, the difference will be treated as a long-term or short-term capital loss, depending on whether the participant held the Common Shares for more than one year after they were issued.

Cash-Based Award. A participant will not recognize taxable income at the time a Cash Award is granted, and we will not be entitled to a deduction at that time. In general, a participant will recognize ordinary income when the Cash Award is settled equal to the amount of the cash received, and we will be entitled to a corresponding deduction.

Section 409A. Section 409A of the Code imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% additional tax on amounts that are subject to, but do not comply with, Section 409A. Section 409A includes a broad definition of non-qualified deferred compensation plans, which includes certain types of equity incentive compensation. The Company intends for the awards granted under the 2009 LTIP to comply with or be exempt from the requirements of Section 409A and the Treasury Regulations promulgated thereunder.

Section 162(m) of the Code. Section 162(m) of the Code generally prohibits a public company from deducting compensation paid to a “covered employee” in excess of $1 million in any taxable year. Prior to the enactment of The Tax Cuts and Jobs Act of 2017 (the “Tax Cuts and Jobs Act”) on December 22, 2017, compensation that qualified as “performance-based” compensation under Section 162(m) could be excluded from this $1 million limit. The Tax Cuts and Jobs Act repealed the “performance-based” compensation exemption for taxable years beginning after December 31, 2017 (subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and are not modified in any material respect on or after such date). As a result of the repeal of the “performance-based” compensation exemption, no awards under the 2018 LTIP, whether performance-based or otherwise, will be eligible to be excluded from the $1 million limit on deductible compensation under Section 162(m).

New Plan Benefits

Awards granted under the 2018 LTIP will be at the discretion of the Compensation Committee. As a result, the specific number and terms of awards that (1) will be granted to participants or (2) would have been granted to participants during 2017 had the 2018 LTIP been in place, are not determinable. Consistent with our annual compensation program for our non-employee directors, if the shareholders approve the adoption of the 2018 LTIP at the Annual Meeting, the Compensation Committee plans to grant in 2018 3,500 director stock units under the 2018 LTIP to each non-employee director in respect of his or her service as a director in 2018. See “Compensation of Directors” beginning on page 61 of this Proxy Statement for information regarding our non-employee director compensation program.

For more information concerning the number of Common Shares available for issuance under the 2009 LTIP and the outstanding awards under the 2009 LTIP and its predecessor plans, see “Equity Compensation Plan Information” on page 28 of this Proxy Statement.

As of the Record Date, the closing price of the Common Shares on the NYSE was $31.36.

Vote Required

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to approve the adoption of the 2018 LTIP. Abstentions and broker non-votes will be counted for purposes of establishing a quorum and will have the same effect as a vote against this proposal.

Your Board of Directors unanimously recommends a vote FOR the approval of the adoption of the 2018 LTIP.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information as of December 31, 2017 with respect to the Common Shares issuable under our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders	2,196,286(1)	$20.48(2)	1,504,487(3)
Equity compensation plans not approved by shareholders	68,728(4)	—	—
Total	2,265,014	$20.48	1,504,487
(1)	Consists of the 2009 LTIP (1,806,010 outstanding stock options, 76,500 outstanding director stock units and 288,909 outstanding PSUs (assuming achievement of the performance goals at the maximum level)), the 1993 Stock Incentive Plan, as Amended (the “1993 Plan”) (16,808 outstanding stock options), which plan expired in April 2009, and the Amended and Restated 2006 Director Equity Incentive Plan (the “2006 Director Plan”) (8,059 outstanding director stock units), which plan was terminated in May 2009.

(2)	The weighted average exercise price relates to the stock options granted under the 2009 LTIP and the 1993 Plan. The weighted-average exercise price does not take into account the director stock units granted under the 2009 LTIP and the 2006 Director Plan or the PSUs granted under the 2009 LTIP because the director stock units and the PSUs are full value awards and have no exercise price.

(3)	Represents the aggregate number of Common Shares remaining available for issuance under the 2009 LTIP. This number assumes that the maximum number of outstanding PSUs will be earned. If it is assumed that the target number of outstanding PSUs will be earned, an additional 130,008 Common Shares would be available for issuance under the 2009 LTIP, for a total of 1,634,495 Common Shares. Pursuant to the terms of the 2009 LTIP, upon the grant of an award of director stock units or PSUs thereunder, we reduce the number of Common Shares available for issuance under the 2009 LTIP by an amount equal to the number of Common Shares subject to such award multiplied by 1.35. See “Proposal No. 3 — Approval of the Adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan” beginning on page 17 of this Proxy Statement for information regarding the 2018 LTIP.

(4)	Consists of the Amended and Restated Director Deferred Compensation Plan (the “Director Deferred Compensation Plan”) and the Amended and Restated Executives’ Deferred Compensation Plan (the “Executives’ Deferred Compensation Plan”). Pursuant to these plans, our directors and eligible employees may defer the payment of all or a portion of their director fees and annual cash bonuses, respectively, and the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion (which is the same date the fees or bonus is paid) without any discount on the Common Share price or premium applied to the deferred amount. The phantom stock units are settled at a future date in Common Shares on a one-for-one basis. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 47 of this Proxy Statement. For more information concerning the Director Deferred Compensation Plan, see footnote (1) to the Director Compensation Table for 2017 on page 62 of this Proxy Statement. Neither the Director Deferred Compensation Plan nor the Executives’ Deferred Compensation Plan provides for a specified limit on the number of Common Shares which may be attributable to participants’ accounts relating to phantom stock units and issued under the terms of these plans.

Proposal No. 4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018. Deloitte & Touche LLP served as the Company’s independent registered public accounting firm for the 2017 fiscal year. Although action by the shareholders in this matter is not required, the Audit Committee believes that shareholder ratification of its appointment of Deloitte & Touche LLP is appropriate because of the independent registered public accounting firm’s role in reviewing the quality and integrity of the Company’s internal control over financial reporting. A representative of Deloitte & Touche LLP will be present at the Annual Meeting. The representative will have an opportunity to make a statement, if he or she desires, and will be available to respond to appropriate questions.

The affirmative vote of holders of a majority of the outstanding Common Shares entitled to vote at the Annual Meeting is required to ratify the appointment of Deloitte & Touche LLP. Abstentions will be counted for purposes of establishing a quorum and will have the same effect as a vote against the proposal. In the event that the shareholders do not ratify the appointment of Deloitte & Touche LLP, the Audit Committee will reconsider (but may decide to maintain) its appointment of Deloitte & Touche LLP.

Your Board of Directors unanimously recommends a vote FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm.

EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The executive officers of the Company are Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason. Biographical information with respect to the executive officers is set forth under “Board of Directors” beginning on page 4 of this Proxy Statement. The executive officers are elected by, and serve at the pleasure of, the Board. The following table sets forth biographical information with respect to certain key employees of the Company:

Name	Age	Current Positions with Company/Business Experience	Year Started

Paul S. Rosen	67	Chief Executive Officer of M/I Financial since February 1994 and Senior Vice President of the Company since February 1999.	1993

Derek J. Klutch	54	President of M/I Financial since November 2016 and Chief Operating Officer of M/I Financial since September 1993.	1993

Fred J. Sikorski	63	Region President overseeing our Tampa and Orlando Divisions since December 2006, our Raleigh and Charlotte Divisions since May 2008, our Cincinnati Division since September 2011, our Washington D.C. Division since April 2012 and our Sarasota Division since April 2016.	1998

Thomas W. Jacobs	52	Region President overseeing our Austin, Dallas, Houston and San Antonio Divisions since January 2016. Prior to January 2016, Mr. Jacobs served in a regional role with Ryland Homes overseeing 10 divisions, including Austin, Dallas, Houston, and San Antonio.	2016

Ronald H. Martin	49	Region President overseeing our Chicago Division since May 2007, our Indianapolis Division since January 2013, our Minneapolis/St. Paul Division since December 2015, our Columbus Division since July 2016 and our Detroit Division since March 2018.	2007

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of March 12, 2018, the number and percentage of our outstanding Common Shares beneficially owned by (1) each person who, to the knowledge of the Company, beneficially owns more than five percent of the outstanding Common Shares, (2) each of the Company’s directors, nominees for director and Named Executive Officers and (3) all of the current directors and executive officers of the Company as a group. Except as set forth in the footnotes to the table, the shareholders have sole voting and dispositive power with respect to such Common Shares:

Name of Beneficial Owner	Number of Common Shares		Percent of Class
Friedrich K. M. Böhm	53,434	(1)	*
William H. Carter	26,633	(1)(2)	*
Phillip G. Creek	190,393	(1)	*
Michael P. Glimcher	12,000	(1)	*
Nancy J. Kramer	5,500	(1)	*
J. Thomas Mason	124,291	(1)(2)	*
Robert H. Schottenstein	661,897	(1)(3)	2.2%
Norman L. Traeger	38,558	(1)	*
Sharen Jester Turney	14,000	(1)	*
All current directors and executive officers as a group (9 persons)	1,126,706		3.9%
BlackRock, Inc. 55 East 52nd Street New York, NY 10022	4,097,303	(4)	14.3%
Donald Smith & Co., Inc. 152 West 57th Street. 22nd Floor New York, NY 10019	2,246,377	(5)	7.9%
Franklin Advisory Services, LLC 55 Challenger Road, Suite 501 Ridgefield, NJ 07660	2,171,812	(6)	7.6%
Dimensional Fund Advisors LP 6300 Bee Cave Road – Building One Austin, TX 78746	2,092,992	(7)	7.3%
The Vanguard Group 100 Vanguard Boulevard Malvern, PA 19355	1,467,908	(8)	5.1%
*	Less than 1.0% of the outstanding Common Shares

(1)	The amounts shown include 165,000, 107,500 and 82,500 Common Shares for Phillip G. Creek, J. Thomas Mason and Robert H. Schottenstein, respectively, which underlie currently exercisable stock options. The amounts shown also include 20,027 Common Shares held by each of Friedrich K.M. Böhm and Norman L. Traeger, 13,000 Common Shares held by William H. Carter, 12,000 Common Shares held by Michael P. Glimcher, 14,000 Common Shares held by Sharen Jester Turney and 5,500 Common Shares held by Nancy J. Kramer, in each case, in the form of director stock units issued pursuant to the 2006 Director Plan and the 2009 LTIP. Under the terms of the 2006 Director Plan and the 2009 LTIP, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan in the form of director stock units, until such Common Shares are distributed pursuant to the terms of the plan.

(2)	The amounts shown include 13,633 and 3,596 Common Shares held by William H. Carter and J. Thomas Mason, respectively, under the terms of the Director Deferred Compensation Plan and the Executives’

Deferred Compensation Plan, respectively. Under the terms of the Director Deferred Compensation Plan and the Executives’ Deferred Compensation Plan, a participant does not beneficially own, or have voting or dispositive power with respect to, Common Shares acquired under the plan, until such Common Shares are distributed pursuant to the terms of the plan.

(3)	The amount shown includes 485,400 Common Shares held of record by IES Family Holdings No. 2, LLC, an Ohio limited liability company. Robert H. Schottenstein is the sole manager of IES Family Holdings No. 2, LLC and has sole voting and dispositive power with respect to such 485,400 Common Shares. The amount shown also includes 10,000 Common Shares owned by Robert H. Schottenstein’s spouse, as to which Mr. Schottenstein disclaims beneficial ownership, and 83,997 Common Shares directly owned by Robert H. Schottenstein. The address of Robert H. Schottenstein is 3 Easton Oval, Suite 500, Columbus, Ohio 43219.

(4)	Based on information set forth in a Schedule 13G/A filed on January 19, 2018, which was filed on behalf of BlackRock, Inc., a parent holding company, BlackRock International Limited, BlackRock (Netherlands) B.V., BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Institutional Trust Company, N.A., BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC and BlackRock Japan Co., Ltd. BlackRock, Inc. has sole voting power with respect to 4,040,758 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(5)	Based on information set forth in a Schedule 13G filed on February 12, 2018, which was filed on behalf of Donald Smith & Co., Inc., a registered investment adviser, and Donald Smith Long/Short Equities Fund, L.P. Donald Smith & Co., Inc. has sole voting power with respect to 2,052,377 of such Common Shares and sole dispositive power with respect to all of such Common Shares. Donald Smith Long/Short Equities Fund, L.P., LLC has sole voting power with respect to 6,618 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(6)	Based on information set forth in a Schedule 13G filed on February 5, 2018, which was filed on behalf of Franklin Advisory Services, LLC, a registered investment adviser, who has sole voting power with respect to 1,999,710 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(7)	Based on information set forth in a Schedule 13G/A filed on February 9, 2018, which was filed on behalf of Dimensional Fund Advisors LP, a registered investment adviser, who has sole voting power with respect to 2,009,749 of such Common Shares and sole dispositive power with respect to all of such Common Shares.

(8)	Based on information set forth in a Schedule 13G filed on February 9, 2018, which was filed on behalf of The Vanguard Group, a registered investment adviser, who has sole voting power with respect to 34,557 of such Common Shares, shared voting power with respect to 6,617 of such Common Shares, sole dispositive power with respect to 1,429,482 of such Common Shares and shared dispositive power with respect to 38,426 of such Common Shares.

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our executive compensation philosophy, objectives and policies, our Named Executive Officers’ 2017 compensation and how and why the Compensation Committee (the “Committee”) determined that compensation.

Executive Summary

Objectives. Through a mix of base salary, annual cash performance bonus and long-term equity awards, the Committee seeks to promote four primary objectives: (1) attracting and retaining exceptional executives; (2) motivating our executives; (3) aligning the interests of our executives and our shareholders; and (4) rewarding short-term and long-term performance.

2017 Performance. At the beginning of 2017, we were coming off of our fifth consecutive year of increasing our profitability. During this five-year period, we consistently focused our annual financial goals on increasing our profitability (as measured by Adjusted Pre-Tax Income (as defined on page 15 and described in detail on page 44 of this Proxy Statement)), and we experienced positive results with our Adjusted Pre-Tax Income increasing from $13.5 million in 2012 to $115.2 million in 2016. Based on this record of consistent and balanced growth, our principal financial goal in 2017 remained continuing to increase our profitability. At the same time, we also sought to increase our new contracts and homes delivered as well as improve our customer service scores.

2017 marked another year of increased profitability and overall growth for us. In 2017, we (1) increased our Adjusted Pre-Tax Income by $21.3 million, or 18%, to $136.5 million, (2) entered into a company record 5,299 new contracts (an 11% increase from 2016) and (3) delivered a company record 5,089 homes (a 14% increase from 2016). Other highlights of our 2017 financial and operating performance include:

•	Revenue. Revenue increased 16% to nearly $2.0 billion—a company record;

•	Net Income. Net income increased 27% to $72.1 million;

•	Backlog. At December 31, 2017, backlog units and sales value increased 12% and 15%, respectively, compared to a year earlier, and the average sales price in backlog increased to a company record $393,000;

•	Average Sale Price. The average sale price of homes delivered increased 3% to $369,000;

•	Land Position. We invested $528.9 million in land acquisitions and development and increased our controlled lots by 24% to 28,531;

•	Credit Facility. We amended our unsecured credit facility to, among other things, extend the maturity date from October 20, 2018 to July 18, 2021 and increase the maximum barrowing availability from $400 million to $475 million; and

•	Balance Sheet. Shareholders’ equity at December 31, 2017 was $747 million, a 14% increase from December 31, 2016.

2017 Executive Compensation Program. Based on our continued focus on increasing our profitability in 2017 (as measured by Adjusted Pre-Tax Income) and our results over the previous five years, the Committee designed our 2017 executive compensation program in a substantially similar manner as our 2016 program.

Base Salary. The Named Executive Officers’ base salaries in 2017 remained at their 2016 levels.

Annual Cash Performance Bonus. To directly align the executives’ compensation with our focus on increasing profitability and provide a clear connection between pay and performance, each Named Executive Officer was eligible to earn an annual cash performance bonus in 2017 based on our Adjusted Pre-Tax Income for the year. The 2017 bonus program incorporated one primary change from 2016. The Committee increased the threshold performance level to $45 million (from $25 million in 2016) and the maximum performance level to $165 million (from $155 million in 2016). The Committee increased these amounts in an effort to drive performance relative to 2016. As a result, in order for the Named Executive Officers to earn the same bonuses in 2017 that they earned in 2016, we needed to increase our Adjusted Pre-Tax Income by 18% in 2017, and, if we earned the same amount of Adjusted Pre-Tax Income in 2017 as in 2016, the bonuses earned in 2017 would be 19% less than those earned in 2016. We increased our Adjusted Pre-Tax Income by 18% in 2017 and exceeded our internal budget. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,354,940, $1,121,400 and $747,600, respectively. In each case, the bonus represented 75% of his maximum potential performance bonus opportunity. Because of the leveraged design of the 2017 bonus program, the 2017 bonuses constituted only a 1% increase from the 2016 bonuses despite our 18% increase in Adjusted Pre-Tax Income.

Long-Term Equity-Based Compensation. In 2017, each Named Executive Officer received (1) the same number of stock options as he received in 2016 and (2) a target number of PSUs with the underlying Common Shares having approximately the same grant date market value as the grant date market value of the Common Shares underlying the target number of PSUs he received in 2016.

We are committed to a pay-for-performance philosophy. As such, the Committee designs our executive compensation program so that a significant majority of each Named Executive Officer’s compensation is at risk or variable and dependent on our performance and/or stock price appreciation (i.e., performance-based). The charts below set forth the percentage of each Named Executive Officer’s 2017 total compensation that was performance-based:

2017 TOTAL COMPENSATION

(from Summary Compensation Table on page 51)

2017 Advisory Vote on Executive Compensation

At our 2017 Annual Meeting of Shareholders, our shareholders approved the compensation of our Named Executive Officers, with 96% of the shares voted cast in favor of our “say-on-pay” resolution. The Committee considered the results of the 2017 “say-on-pay” vote as part of its 2018 review of our executive compensation program. The Committee believes that our 2017 “say-on-pay” results are an affirmation of our executive compensation program, philosophy and objectives, and, as a result, it did not make any changes to our 2018 executive compensation program based on the 2017 vote.

Compensation Philosophy and Objectives

We design our executive compensation program to promote the following philosophy and objectives:

•	Attract and Retain. Compensation should be competitive with the compensation programs of other publicly-traded homebuilders which compete with us for talent to ensure that we attract and retain exceptional executives.

•	Motivate. Compensation should motivate our executives to perform at the highest level and achieve our financial and strategic goals while discouraging excessive risk taking.

•	Align Interests. Compensation should align the interests of our executives and our shareholders with the ultimate goal of creating long-term shareholder value.

•	Reward Performance. Compensation should depend on, and reward executives on the basis of, individual and company short-term and long-term performance and thereby foster a pay-for-performance culture.

The Committee believes that the structure of our compensation program should be fundamentally the same across our entire management team. While individual compensation levels vary, the Named Executive Officers and the rest of our management team generally receive the same components of compensation (i.e., base salary, annual cash performance bonus and long-term equity awards). In addition, the same or similar performance goals apply to the annual cash performance bonuses that they are eligible to receive. For example, in 2017, each management team member’s annual cash performance bonus was based primarily on Adjusted Pre-Tax Income. The Committee believes this consistency fosters team work and a collaborative approach to managing our business, ensures that the entire management team focuses on the same corporate goals and objectives and shares in the risks and rewards of our performance in a similar manner and reduces the likelihood of excessive risk taking.

Role of Executive Officers

Consistent with past practice, at the request of the Committee, our Chief Executive Officer, with the assistance of other members of senior management, made initial recommendations regarding the 2017 executive compensation program. Thereafter, the Committee from time to time solicited further input from the Chief Executive Officer and such other members of management. Also at the request of the Committee, the Chief Executive Officer and certain of such other members of management participated in the Committee meetings. The Committee seeks this input because of the Chief Executive Officer’s close working relationship with the other Named Executive Officers and management’s comprehensive knowledge of our business and financial and strategic goals. The Committee, however, has sole authority to determine all elements of executive compensation and makes all final decisions.

Role of Independent Compensation Consultant

The Committee retained Pearl Meyer to serve as its independent compensation consultant for 2017. Pearl Meyer’s engagement focused on: (1) reviewing our executive compensation program as a whole, each principal component and the mix of compensation; (2) analyzing competitive pay data, including comparing (a) our Named Executive Officers’ compensation (total direct compensation, target annual compensation, each principal component and the mix of compensation) to the compensation of similarly-positioned executives within our Peer Group and (b) our annual cash incentive plan and long-term incentive plan practices with our Peer Group; (3) analyzing our performance relative to our Peer Group, with a focus on one-year and three-year revenue growth and one-year, three-year and five-year total shareholder return; (4) reviewing the composition of our Peer Group; (5) advising on executive compensation trends and best practices; (6) assessing the dilution and overhang of our annual equity grants compared to our Peer Group; and (7) reviewing our non-employee director compensation program as a whole, each principal component and the competitiveness of such compensation compared to our Peer Group. At the request of the Committee, Pearl Meyer discussed with management the recommendations that management planned to make to the Committee regarding 2017 compensation.

During 2017, Pearl Meyer did not provide any services to us beyond its support of the Committee. The Committee assessed the independence of Pearl Meyer as required by NYSE Rules and SEC Rules and concluded that Pearl Meyer’s work for us did not raise any conflict of interest.

Setting Executive Compensation

In the first quarter of each year, the Committee evaluates the Named Executive Officers’ performance, determines whether they will receive annual cash performance bonuses for the prior year and establishes the compensation program for the current year.

During the course of establishing the 2017 executive compensation program, the Committee reviewed:

•	our 2017 financial and strategic goals;

•	a report prepared by our human resources department summarizing (1) our financial performance, total shareholder return and share price during each of the preceding four fiscal years (2013-2016) and (2) the annual cash performance bonuses paid and the stock options granted to our Named Executive Officers as a group and company-wide in that same period;

•	senior management’s recommendations for the 2017 (1) annual cash performance bonus program and (2) equity-based compensation program (including stock options and PSUs);

•	a report prepared by our human resources department setting forth (1) the number of stock options granted during each of the preceding five fiscal years (2012-2016) to each current participant (including the Named Executive Officers) and all participants in the aggregate, (2) our estimated burn rate for 2017 and three-year average burn for 2015-2017 and (3) the total number of Common Shares that remained available for grant under the 2009 LTIP, our current equity compensation plan;

•	tally sheets prepared by our human resources department setting forth for each Named Executive Officer the (1) dollar value of each component of compensation and total compensation for 2016 and, on an estimated basis, for 2017, (2) realizable value (i.e., the difference between the then-current market price of our Common Shares on the NYSE and the exercise price) of all outstanding stock options (on an exercisable and unexercisable basis), (3) estimated fair value of all outstanding PSUs (assuming achievement of the performance goals at the target level for the PSUs awarded in 2015 and 2016 and based on estimated actual results for the PSUs awarded in 2014) and (4) potential payments upon a change of control;

•	the individual performance of each Named Executive Officer; and

•	a report prepared by Pearl Meyer analyzing our executive compensation program, including (1) competitive data comparing the total direct compensation, the target annual compensation,

each principal component and the mix of compensation received by each Named Executive Officer to similarly-positioned executive officers within the peer group of publicly-traded homebuilders set forth below (the “Peer Group”), (2) a review of our and the Peer Group’s annual and long-term incentive plan practices, (3) competitive data comparing our performance to the Peer Group (including one-year and three-year revenue growth and one-year, three-year and five-year total shareholder return) and (4) assessing the dilution and overhang of our annual equity grants compared to our Peer Group.

The Peer Group consisted of:

Beazer Homes USA, Inc.	M.D.C. Holdings, Inc.

CalAtlantic Group, Inc.	Meritage Homes Corporation

D.R. Horton, Inc.	NVR, Inc.

Hovnanian Enterprises, Inc.	PulteGroup, Inc.

KB Home	Taylor Morrison Home Corporation

Lennar Corporation	Toll Brothers, Inc.

LGI Homes, Inc.	Tri-Pointe Group, Inc.

The Committee, with input from management and Pearl Meyer, selected our Peer Group. We selected these companies (all of which are publicly-traded homebuilders) because we believe they are our chief competitors for personnel, customers, land and/or investment. In 2017, the Peer Group remained the same as in 2016, except that, at the recommendation of Pearl Meyer, we added LGI Homes, Inc. and Tri Pointe Group, Inc. based on their relative size, including revenue and market capitalization, and comparable business profiles.

The Committee utilized the Peer Group data to understand the current compensation levels and pay practices of our competitors and ensure that our Named Executive Officers’ compensation was generally consistent and competitive with the components, forms and amounts of compensation paid by our competitors (i.e., reasonable on a relative basis). The Committee, however, recognizes that each company within the Peer Group is unique. Therefore, the Committee used the Peer Group data only as a point of reference and one of several factors in setting executive compensation and did not benchmark our compensation, or any component thereof, to a specific percentile or ranking within our Peer Group.

When setting compensation, the Committee also takes into account that the homebuilding industry is highly competitive and cyclical and our Named Executive Officers have considerable tenure with us, delivered strong results during this time and experience in both up and down cycles in the homebuilding industry. The Committee believes that this continuity of management and experience is valuable and requires that our compensation program remain competitive.

Components of 2017 Executive Compensation

For 2017, the principal components of our executive compensation program were:

•	base salary;

•	annual cash performance bonus; and

•	long-term equity-based compensation in the form of (1) stock options and (2) PSUs.

The Committee recognizes the need for both cash and equity-based compensation and short-term and long-term compensation to meet its objectives. We do not, however, have a pre-established formula or target for the allocation between cash and equity-based compensation or short-term and long-term compensation. Instead, the Committee subjectively determines the mix of compensation based on input from Pearl Meyer and consideration of the Peer Group data, individual and corporate performance, each executive’s experience and responsibilities, our short-term and long-term financial and strategic goals, conditions in the homebuilding industry and the general economy and our past practices. The Committee seeks a balanced mix of compensation that aligns pay with our compensation philosophy and objectives and incentivizes our executives to deliver on both our short-term and long-term financial and strategic goals.

Base Salary

Base salary is the only fixed component of compensation. As such, we intend for base salary to provide a competitive, base level of compensation so that executives do not feel pressured to take unnecessary or excessive risks or overly focus on the price of our Common Shares. The Committee annually reviews and subjectively determines each Named Executive Officer’s base salary.

When determining the Named Executive Officers’ 2017 base salaries, the Committee considered:

•	the base salaries of similarly-positioned executives in our Peer Group;

•	individual and corporate performance in 2016;

•	the executive’s scope of responsibility, level of experience and tenure;

•	input from Pearl Meyer; and

•	homebuilding and general economic conditions.

The Committee did not assign any specific weighting to these factors.

Based on its review and support from Pearl Meyer, the Committee determined that, while the Named Executive Officers performed at a high level in 2016, their then-current base salaries were at appropriate levels to achieve our compensation objectives. Accordingly, the Committee did not change the Named Executive Officers’ base salaries for 2017 which remained at $900,000, $600,000, and $500,000 respectively. Messrs. Schottenstein’s and Creek’s base salaries were last changed in 2013 and Mr. Mason’s in 2016.

In the course of its review of individual performance, the Committee noted Mr. Schottenstein’s leadership role in developing and executing our operating strategy and driving our continued growth in profitability and our record revenue, new contracts and homes delivered in 2016. For Mr. Creek, the Committee noted his management of our overall operations and capital structure and balance sheet and the 10% increase in our shareholders’ equity in 2016. For Mr. Mason, the Committee noted his role in our increase in land acquisition and development in 2016 and oversight of our legal and human resources departments, risk management and regulatory compliance.

Annual Cash Performance Bonus

The annual cash performance bonus is designed to motivate our Named Executive Officers and reward them based on our achievement of one or more pre-determined, objective performance goals that are directly related to our financial and strategic goals for the year. The bonus is awarded pursuant to our shareholder-approved 2009 Annual Incentive Plan, a cash-based incentive plan. Historically and in 2017, the annual cash performance bonus opportunity has represented the most significant portion of each Named Executive Officer’s potential total compensation. The Committee believes this fosters a pay-for-performance culture and builds accountability. Under the 2009 Annual Incentive Plan, the Committee may exercise negative discretion to reduce the amount to be paid to a participant with respect to an award.

During the first quarter of 2017, the Committee established the 2017 annual cash performance bonus program, including (1) the performance goals and award formula to be measured to determine the bonus (if any) that each Named Executive Officer would earn and (2) the maximum bonus that each Named Executive Officer would be eligible to earn. For 2017, the Committee established maximum potential performance bonuses for Messrs. Schottenstein, Creek and Mason of 350%, 250% and 200% of their respective 2017 base salaries (the same maximum percentages that have applied since 1999, 2006 and 2013 for each of them, respectively). The Committee subjectively determined these maximum percentages after considering the annual performance bonus opportunities for similarly-positioned executives in our Peer Group, our past practices, the Named Executive Officer’s scope of responsibility (i.e., as an executive’s scope of responsibility increases, the proportion of compensation that is performance-based increases) and input from Pearl Meyer.

The Committee established the 2017 performance goals and award formula based on:

•	our 2016 performance;

•	our 2017 budget and financial and strategic goals;

•	the annual bonus programs for similarly-positioned executives in our Peer Group;

•	homebuilding and general economic conditions;

•	our past practices; and

•	input from Pearl Meyer.

The Committee subjectively established the performance goals and award formula without applying any formula or specific weighting to any of these factors.

When the Committee was establishing the 2017 annual cash performance bonus program, we were coming off of our fifth consecutive year of increasing our profitability. During this five-year period, we consistently focused our annual financial goals on increasing our profitability (as measured by Adjusted Pre-Tax Income), and we experienced positive results with our Adjusted Pre-Tax Income increasing from $13.5 million in 2012 to $115.2 million in 2016. For 2017, our principal financial goal remained to continue to grow our profitability. As a result and consistent with past practice, the Committee selected Adjusted Pre-Tax Income as the sole performance goal for 2017.

The Committee took several factors into account in making this selection. First, the Adjusted Pre-Tax Income metric directly focused the Named Executive Officers on our goal of increasing profitability and provided a clear connection between pay and performance. Second, based on our annual and cumulative growth in Adjusted Pre-Tax Income over the previous five years and our annual performance bonus programs for those years, the Committee continued to believe that the Adjusted Pre-Tax Income metric had a demonstrated record of success as a driver of our financial results. Third, the Adjusted Pre-Tax Income performance goal focused our executives in a balanced manner on revenue generation, margin expansion and expense control (including managing our selling, general and administrative expenses, which was a focus in 2017). Fourth, the selection of Adjusted Pre-Tax Income was consistent with our Peer Group (10 of the 14 companies used pre-tax income as a performance goal in their annual bonus program and all of the companies used at least one income-based performance goal in their program). Finally, Pearl Meyer supported the selection of the metric.

For 2017, the Committee established threshold and maximum Adjusted Pre-Tax Income goals of $45 million and $165 million, respectively, and designed the award formula so that each Named Executive Officer would earn 20% and 100% of his maximum potential bonus opportunity at the threshold and maximum performance levels, respectively. The 2017 award formula incorporated one primary change from 2016. In 2017, the Committee increased the threshold performance level to $45 million (from $25 million in 2016) and the maximum performance level to $165 million (from $155 million in 2016). The Committee increased these amounts in 2017 in an effort to drive performance relative to 2016. For example, in order for the Named Executive Officers to earn the same bonuses in 2017 that they earned in 2016, we needed to increase our Adjusted Pre-Tax Income by 18% in 2017, and, if we earned the same amount of Adjusted Pre-Tax Income in 2017 as in 2016, the bonuses earned in 2017 would be 19% less than those earned in 2016. Consistent with the approach used in 2016, the Committee designed the 2017 award formula so that the amount earned for performance that (1) fell between (a) the threshold performance level and (b) Adjusted Pre-Tax Income of $130 million (which approximated our 2017 budgeted Adjusted Pre-Tax Income) increased proportionately and (2) fell between (a) Adjusted Pre-Tax Income of $130 million and (b) the maximum performance level increased proportionately. The Committee utilized this approach in an effort to drive performance relative to our budget and reward performance that exceeded our expectations. To guard against the 2017 award formula being too leveraged, the Committee increased the amount payable at the threshold level to 20% of each Named Executive Officer’s maximum potential bonus opportunity. In 2016, the amount payable at the threshold level was $1.

To foster team work and cohesion, the Committee continued to align the payout opportunities for the Named Executive Officers so that each would earn the same percentage of his maximum performance bonus opportunity at all performance levels.

The following table sets forth the amount that each Named Executive Officer was eligible to earn based on our achievement of the threshold and maximum performance levels and the actual amount earned based on our 2017 performance:

Adjusted Pre-Tax Income Performance Goal(1)

Named Executive Officer	Amount Earned at Threshold(2)	Amount Earned at Maximum(2)	Actual Amount Earned in 2017
Robert H. Schottenstein	$630,000	$3,150,000	$2,354,940

Phillip G. Creek	$300,000	$1,500,000	$1,121,400

J. Thomas Mason	$250,000	$1,000,000	$747,600

(1)	Adjusted Pre-Tax Income means the Company’s pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs. For 2017, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) $8.5 million of stucco-related charges included in “Costs and expenses: Land and housing,” in each case as reflected in our audited consolidated statements of income included in our 2017 Form 10-K.

(2)	As discussed above, the amounts earned increase proportionately (a) between the threshold performance level and Adjusted Pre-Tax Income of $130 million and (b) Adjusted Pre-Tax Income of $130 million and the maximum performance level.

In 2017, we achieved Adjusted Pre-Tax Income of $136.5 million, an increase of $21.3 million, or 18%, from 2016. As a result of our performance, Messrs. Schottenstein, Creek and Mason earned performance bonuses of $2,354,940, $1,121,400 and $747,600, respectively. In each case, the bonus represented 75% of his maximum potential performance bonus opportunity and a 1% increase from his 2016 annual performance bonus. When reviewing and certifying these bonuses, the Committee noted (1) that, while we increased our Adjusted Pre-Tax Income by 18% in 2017, the Named Executive Officers’ annual cash performance bonuses were basically flat with their 2016 bonuses as a result of the leveraged design of the 2017 bonus program, (2) that 2017 represented our second consecutive year of record levels of revenue, new contracts and homes delivered and (3) the annual performance bonuses earned by similarly-positioned executives in our Peer Group.

Equity-Based Compensation

Our equity-based compensation is designed to motivate and reward long-term performance, align the interests of our Named Executive Officers and our shareholders, promote retention and balance long-term operating decisions with short-term financial goals. To accomplish these objectives, the Committee annually grants our Named Executive Officers (1) service-based stock options and (2) PSUs. As a result, 100% of each Named Executive Officer’s equity-based compensation is dependent on our long-term performance or stock price appreciation before any value is realized.

When determining the number of stock options and the target number of PSUs to grant to the Named Executive Officers in 2017, the Committee considered:

•	our 2016 performance;

•	our 2017 budget and financial and strategic goals and long-term strategic plan;

•	individual performance and scope of responsibility;

•	the long-term equity-based compensation for similarly-positioned executives in our Peer Group;

•	the estimated expense, dilutive effect, and impact on our burn rate;

•	the number of options and PSUs previously granted to each Named Executive Officer; and

•	input from Pearl Meyer.

Taking this information into account, the Committee subjectively determined the number of options and target number of PSUs to grant to each Named Executive Officer without applying any formula or specific weighting to any of these factors. In 2017, the Committee awarded each Named Executive Officer (1) the same number of options as he received in 2016 and (2) a target number of PSUs with the underlying Common Shares having approximately the same grant date market value as the grant date market value of the Common Shares underlying the target number of PSUs he received in 2016.

Stock Options. In February 2017, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 82,500, 55,000 and 27,500 Common Shares, respectively. These awards represented the same number of service-based stock options that the Named Executive Officers have received annually since 2013. Consistent with past option awards, the 2017 options vest and become exercisable in 20% increments on December 31, 2017, 2018, 2019, 2020 and 2021, subject to the Named Executive Officer’s continued employment on the applicable vesting date, and expire ten years after the date of grant.

Because stock options have value only if the price of our Common Shares increases, the Committee believes that options are inherently tied to our performance and shareholder return and align the interests of our Named Executive Officers and our shareholders. The Committee further believes that the five-year vesting schedule focuses our Named Executive Officers on our long-term performance and is consistent with the nature of the homebuilding business (i.e., the business requires a relatively long time horizon before a financial benefit is realized), mitigates excessive risk taking in the short-term and serves as a valuable retention tool (as unvested options are forfeited if an executive voluntarily terminates his employment).

PSUs. In February 2017, the Committee awarded Messrs. Schottenstein, Creek and Mason 25,706, 17,137 and 14,267 target number of PSUs with the underlying Common Shares having a market value on the grant date of approximately $600,000, $400,000 and $333,000, respectively (the “2017-2019 PSUs”). In the case of Messrs. Schottenstein and Creek, this grant date market value was approximately the same as the grant date market value of the Common Shares underlying the target number of PSUs awarded to such Named Executive Officer annually since 2014 (when the Committee first awarded PSUs). In Mr. Mason’s case, the 2017 grant date market value was approximately the same as the grant date market value of the Common Shares underlying the target number of PSUs awarded to him in 2016 (when the Committee increased the grant date market value of the Common Shares underlying the target number of PSUs awarded to him to approximately $333,000 (from approximately $200,000 in each of 2015 and 2014)).

The actual number of 2017-2019 PSUs that will vest and be earned (if any) by each Named Executive Officer will be based (1) 80% on our cumulative annual Adjusted Pre-Tax Income (the “2017-2019 Adjusted Pre-Tax Income Performance Goal”) over the three-year performance period commencing on January 1, 2017 and ending on December 31, 2019 (the “2017-2019 Performance Period”) and (2) 20% on our relative total shareholder return compared to our Peer Group (the “2017-2019 Relative TSR Performance Goal”) over the 2017-2019 Performance Period, and on continued employment. For each performance goal, the Committee established threshold, target and maximum performance levels and the 2017-2019 PSUs will vest, if at all, after completion of the 2017-2019 Performance Period, based upon our level of achievement of such performance goal, at the following percentage levels of the target number of 2017-2019 PSUs allocated to such performance goal:

Level of Achievement of Performance Goal(1)(2)	Percentage of Target 2017-2019 PSUs Vesting(1)

Below Threshold	0%

Threshold	50%

Target	100%

Maximum or Above	150%

(1)	The percentage of the target 2017-2019 PSUs that will vest and be earned for performance between (a) the threshold and target levels will increase proportionately from 50% to 100% based on our actual performance and (b) the target and maximum levels will increase proportionately from 100% to 150% based on our actual performance.

(2)	The same threshold, target and maximum performance levels for each performance goal apply to each Named Executive Officer.

Additionally, the Named Executive Officer must remain employed by us through the end of the 2017-2019 Performance Period for the 2017-2019 PSUs to vest and be earned, except in the case of termination due to death, disability or retirement or involuntary termination without cause by us. Any vested 2017-2019 PSUs will be settled on a one-for-one basis in Common Shares. Any 2017-2019 PSUs that do not vest will be forfeited. The 2017-2019 PSUs have no dividend or voting rights.

The Committee selected Adjusted Pre-Tax Income as the primary performance goal (weighted 80%) for the same reasons that it selected Adjusted Pre-Tax Income as the performance goal for the 2017 annual cash performance bonus program. In particular, the Committee noted that the Adjusted Pre-Tax Income metric (1) is a key metric in our internal financial plan, (2) provides a balanced approach to focusing our executives on achieving our long-term objectives and maximizing performance and (3) is consistent with the long-term incentive plan practices of our Peer Group.

The Committee established the threshold, target and maximum performance levels for the 2017-2019 Adjusted Pre-Tax Income Performance Goal based on our projections and strategic plan covering the 2017-2019

Performance Period, homebuilding industry conditions, our expectations for homebuilding industry conditions over the period and input from Pearl Meyer. The target level approximates our projected cumulative annual Adjusted Pre-Tax Income for the 2017-2019 Performance Period and was designed to be reasonably achievable with strong management performance that is consistent with our expectations but requires our average annual Adjusted Pre-Tax Income for the 2017-2019 Performance Period to materially exceed our 2016 Adjusted Pre-Tax Income ($115.2 million). The maximum performance level was set at 110% of the target level and was designed to reward superior performance and is measurably more difficult to achieve than the target level. The threshold performance level was set at 90% of the target level and, for competitive purposes, was designed to provide a reasonable vesting opportunity if our average annual Adjusted Pre-Tax Income falls short of the target level but still exceeds our 2016 Adjusted Pre-Tax Income.

The Committee selected relative total shareholder return as the secondary performance goal (weighted 20%) because this metric (1) provides an external performance perspective, (2) assesses performance relative to our Peer Group, (3) directly aligns the interests of our executives and our shareholders and (4) is consistent with the long-term incentive plan practices of our Peer Group. Relative total shareholder return will be calculated based on changes in the market price of our Common Shares (plus dividends paid on the Common Shares (if any)) over the 2017-2019 Performance Period compared against each company in our Peer Group. Subject to any applicable laws, the Committee has the authority to make certain changes to the Peer Group over the 2017-2019 Performance Period to account for material changes in the business of any of the Peer Group companies.

Under the 2017-2019 Relative TSR Performance Goal, the Committee set the threshold, target and maximum performance levels at the 25th, 50th and 75th percentiles of the Peer Group, respectively. The Committee subjectively selected these performance levels based upon input from Pearl Meyer, market practices for a relative total shareholder return performance metric and our past practices.

The Committee has awarded the Named Executive Officers PSUs with a three-year performance period annually since 2014 and presently intends to continue such annual awards. Given the cyclical nature of the homebuilding industry, the Committee recognizes that setting the target performance levels for such awards is subject to inherent uncertainty. The Committee designed the PSU awards to have overlapping performance periods to mitigate the risk created by this uncertainty by providing the Committee with the flexibility to appropriately reflect the conditions in the homebuilding industry at the time the targets are set.

As described in our 2016 Proxy Statement, in February 2015, the Committee awarded Messrs. Schottenstein, Creek and Mason 28,195, 18,796 and 9,398 target number of PSUs, respectively (the “2015-2017 PSUs”). Pursuant to the 2015-2017 PSUs, each Named Executive Officer was entitled to a grant of our Common Shares ranging from 0% to 150% of his target number of 2015-2017 PSUs based (1) 80% on our cumulative annual Adjusted Pre-Tax Income over the three-year performance period commencing on January 1, 2015 and ending on December 31, 2017 (the “2015-2017 Performance Period”) and (2) 20% on our relative total shareholder return compared to our 2015-2017 PSU Peer Group (as defined below) over the 2015-2017 Performance Period, and on continued employment.

At the time of grant, the Committee established threshold, target and maximum performance levels for each performance goal. The Committee structured the 2015-2017 PSUs such that the actual number of PSUs that would vest and Common Shares that would be earned by each Named Executive Officer would be equal to (1) 50% of his target number of 2015-2017 PSUs if we achieved the threshold performance level for both performance goals, (2) 100% of such target number if we achieved the target performance level for both performance goals, (3) 150% of such target number if we achieved the maximum performance level for both performance goals and (4) zero if we failed to meet the threshold performance level for both performance goals (with the percentage vesting increasing proportionately between performance levels based on our actual performance). The same threshold, target and maximum performance levels applied to each Named Executive Officer.

The following table sets forth the threshold, target and maximum performance levels for each performance goal for the 2015-2017 PSUs and our actual results with respect to such goals:

2015 — 2017 PSU Award Results

	Performance Level
Performance Goal	Threshold	Target	Maximum	Actual Performance
Adjusted Pre-Tax Income(1) (weighted 80%)	$255 million	$300 million	$345 million	$350.1 million
Relative TSR(2) (weighted 20%)	25%	50%	75%	51%
(1)	Adjusted Pre-Tax Income means the Company’s cumulative annual pre-tax income from operations, excluding extraordinary items, such as asset impairments and certain other non-cash write-offs, over the 2015-2017 Performance Period. For 2015, Adjusted Pre-Tax Income was equal to the sum of the Company’s (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) loss on early extinguishment of debt; for 2016, Adjusted Pre-Tax Income was equal to the sum of (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) $19.4 million of stucco-related charges included in “Costs and expenses: Land and housing;” and (c) for 2017, Adjusted Pre-Tax Income was equal to the sum of (a) income before income taxes, (b) impairment of inventory and investment in joint venture arrangements, and (c) $8.5 million of stucco-related charges included in “Costs and expenses: Land and housing,” in each case as reflected in our audited consolidated statements of income included in our 2017 Form 10-K.

(2)	Relative TSR means the Company’s total shareholder return over the 2015-2017 Performance Period as compared to the total shareholder return of each company in our 2015-2017 Peer Group over the same period. Total shareholder return is calculated based on the change in the market price of the applicable company’s common shares (plus dividends paid on such shares (if any)) over the 2015-2017 Performance Period. The 2015-2017 Peer Group consisted of the same companies that comprise our current Peer Group, except that the 2015-2017 Peer Group (1) did not include LGI Homes, Inc. and Tri Pointe Group, Inc. (which were added to our Peer Group in 2017) and (2) included Ryland Group, Inc. and Standard Pacific Corp. which merged in October 2015 to create CalAtlantic Group, Inc. For purposes of calculating the total shareholder return for the 2015-2017 Peer Group, the Committee included (a) Ryland and Standard Pacific until their merger (using a weighted average share price of the two companies (based on market capitalization) for the beginning share price) and (b) CalAtlantic after the merger until the end of the 2015-2017 Performance Period.

For the 2015-2017 Performance Period, (1) we achieved cumulative annual Adjusted Pre-Tax Income of $350.1 million and (2) our relative total shareholder return ranked in the 51st percentile of the 2015-2017 Peer Group. Based on these results, the Committee certified a vesting level of 141% of each Named Executive Officer’s target number of 2015-2017 PSUs and approved grants of 39,586, 26,390 and 13,195 Common Shares to Messrs. Schottenstein, Creek and Mason, respectively.

The Committee grants all equity-based awards (including awards to our non-employee directors) pursuant to the 2009 LTIP. Except in the case of grants for new hires (which may be made at the first Committee meeting following the hiring date), the Committee grants all stock options and PSUs at its first regularly scheduled Committee meeting of the year (typically in February). Our Board generally establishes the date of this meeting many months in advance, and the meeting follows our release of earnings for the prior year. We do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information. All stock options are awarded at the closing price of our Common Shares on the NYSE on the date of grant (i.e., the date the Committee approves the grant).

Benefits and Perquisites

Employee Benefits. We provide our employees with the opportunity to save for retirement through our defined contribution 401(k) Profit Sharing Plan (the “401(k) Plan”). We have also historically made an annual profit sharing contribution to the 401(k) Plan on behalf of our employees. The 401(k) Plan limits the amount of a participant’s annual compensation that is eligible for profit sharing to $50,000. Our Named Executive Officers participate in the 401(k) Plan on the same terms as our other employees. For 2017, the Company contribution to the 401(k) Plan made on behalf of each Named Executive Officer was $2,150.

To help maintain a healthy workforce, we provide our employees with the opportunity to participate in various health and welfare benefit programs, including medical, dental, vision, life and short-term disability insurance. We share the cost of these programs with our employees and provide benefits at competitive market levels to attract and retain employees. Our Named Executive Officers participate in these programs on the same terms as our other employees.

We also maintain a $1.0 million supplemental split-dollar life insurance policy for Mr. Creek. Under this arrangement, we have an obligation to pay a portion of the premium and he has an obligation to pay the balance. In addition to paying our portion of the premium, we pay his portion and reimburse him for the taxes he incurs with respect to our payment of his portion. Prior to 2002, we provided this benefit to each of our executive officers for competitive reasons. Since 2002, we have not provided this benefit to any of our new executive officers and have continued (on the same terms without any material modification) only those split-dollar policies that were in effect for our executive officers at the time of the adoption of the Sarbanes-Oxley Act of 2002 and that have not otherwise been surrendered and terminated.

Perquisites. In 2017, we provided our Named Executive Officers with the following perquisites. The Named Executive Officers, along with certain other members of management, received a monthly automobile allowance. The amount of the allowance is based on position. For security and efficiency reasons, our Chief Executive Officer is permitted to use our corporate airplane for personal use. The Committee reviews the extent of personal usage on a quarterly basis and retains the authority to discontinue such usage at any time. Mr. Schottenstein was assessed income for all personal use of the plane in 2017 in accordance with the applicable Internal Revenue Service regulations. The amount shown in the Summary Compensation Table represents the incremental cost to us for Mr. Schottenstein’s personal use of the plane (as opposed to the income he was assessed).

Payments in Connection with Termination of Employment or Change in Control

Due to the significant tenure of our Named Executive Officers, we do not have employment or severance agreements with them, other than the change in control agreements described below (the “Change in Control Agreements”). As a result, we are not obligated to pay any severance or other enhanced benefits to our Named Executive Officers upon termination of employment or a change in control, except for the benefits provided under the Change in Control Agreements, our equity compensation plans and our annual performance bonus plan under certain circumstances. The Committee believes these benefits are generally consistent with market practice within our Peer Group, help us attract and retain exceptional executives and, in the case of change in control benefits, align executive and shareholder interests by enabling the Named Executive Officers to pursue corporate transactions without a concern for job security.

Change in Control Agreements. We are a party to a Change in Control Agreement with each Named Executive Officer. The Agreements are identical in all respects, except for the amounts payable thereunder, and remain in effect for so long as the applicable Named Executive Officer is employed by us or until we mutually agree to terminate his Agreement.

As previously reported, the Committee determined that it was in our best interests to enter into the Change in Control Agreements in 2008 based on several considerations, including to: (1) serve as a retention tool and incentivize the Named Executive Officers to continue focusing on our business in the event of a potential change in control transaction; (2) focus the Named Executive Officers on leading our business through the then ongoing, severe recession in the homebuilding industry; (3) ensure the Named Executive Officers pursue business alternatives that maximize shareholder value without a concern for job security; and (4) ensure our compensation practices remained competitive.

Because the Change in Control Agreements provide the Named Executive Officers with a level of financial protection only upon loss of employment in connection with a change in control, they require a “double trigger.” Under the Agreements, if (1) we terminate a Named Executive Officer’s employment without cause within six months prior to, or twenty-four months after, a change in control or (2) a Named Executive Officer terminates his employment for good reason within twenty-four months after a change in control, such Named Executive Officer will be entitled to:

•	a lump sum payment equal to the sum of:

•	a pre-determined multiple of his then-current annual base salary,

•	a pre-determined multiple of his average bonus earned during the five fiscal years immediately preceding the date of termination,

•	a pro-rated amount of the annual bonus (if any) which the Named Executive Officer is eligible to receive with respect to the fiscal year in which his employment is terminated, calculated based upon (1) the degree to which the performance goals applicable to his bonus have been achieved (on a pro-rated basis) through the last day of the month preceding the Named Executive Officer’s termination of employment and (2) the number of full calendar months that have elapsed during the fiscal year in which the termination occurs, and

•	any unused vacation; and

•	continued coverage (at no cost) in all of our programs that are subject to the benefit provisions of COBRA for up to a maximum of 24 months unless he obtains replacement coverage.

The pre-determined payment multiples for Messrs. Schottenstein, Creek and Mason are 2.99, 2 and 2, respectively. The Committee selected these multiples based primarily on a review of competitive market data for our Peer Group.

Additionally, under the Change in Control Agreements, if the payments to be received by a Named Executive Officer constitute “excess parachute payments” under Section 280G of the Code and are subject to excise tax under Section 4999 of the Code, such Named Executive Officer will be entitled to a gross-up payment in an amount necessary to ensure that he does not bear the cost of the excise tax, unless a cut-back by less than 10% of the total amount payable would make the excise tax inapplicable (in which case the amount payable to him will be reduced to the extent necessary to make the excise tax inapplicable). The Committee included this modified gross-up provision to balance protecting the Named Executive Officers from any excise tax with limiting our exposure to the cost of a gross-up if the excise tax is triggered by a minimal amount.

2009 LTIP. Under our 2009 LTIP and the form of award agreement that applies to all outstanding stock options thereunder, if a participant’s employment is terminated for any reason other than death, disability, retirement or cause, his or her stock option privileges will be limited to the options immediately exercisable on the date of termination and expire unless exercised within 60 days after such date. In the case of termination due to death, disability or retirement, all options will become immediately exercisable and expire unless exercised by the applicable expiration date of the option. In the case of termination for cause, a participant will forfeit all of his or her options (whether or not exercisable). In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding stock options. However, if in connection with a change in control, the Committee elects to (1) cancel any option, the participant will be entitled to receive a cash payment equal to the excess, if any, of the value of the consideration to be paid in the change in control to holders of the same number of Common Shares as the number of Common Shares underlying the option being cancelled over the aggregate exercise price of the option being cancelled or (2) cause a substitute award to be issued with respect to any option, the substitute award must substantially preserve the value, rights and benefits of the option being substituted.

Pursuant to the 2009 LTIP and the form of award agreement that applies to all outstanding PSUs thereunder, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), the participant will forfeit all of his or her PSUs. In the case of termination due to death or disability, the number of PSUs that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest and be earned. In the case of termination due to retirement or involuntary termination by us without cause, a prorated portion of the PSUs that would have vested (based on our actual performance as of the end of the performance period) will vest and be earned. The prorated amount will be based on the full number of months that the participant remained employed during the performance period. In the case of a change in control of M/I Homes, the Committee may take such actions as it deems necessary or desirable with respect to outstanding PSUs. However, if in connection with a change in control, the Committee elects to (1) cancel any PSU award, then the target number of PSUs subject to such award will vest and the participant will be entitled to receive a cash payment equal to the product of (a) the value of the consideration to be paid for each Common Share in connection with the change in control and (b) the number of vested PSUs or (2) cause a substitute award to be issued with respect to any PSUs, the substitute award must substantially preserve the value, rights and benefits of the PSUs being substituted.

2009 Annual Incentive Plan. Under our 2009 Annual Incentive Plan, if a participant’s employment is terminated before the end of the performance period for any reason other than death, disability, retirement or involuntary termination by us without cause (i.e., termination by us for cause or voluntary termination by the participant), he or she will not be eligible to receive any compensation under the 2009 Annual Incentive Plan for such performance period. In the case of termination due to death, disability, retirement or involuntary termination by us without cause, he or she will be eligible to receive a pro-rated portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable (based on our actual performance as of the end of the performance period) if he or she had remained employed for the full performance period. If a participant’s employment is terminated after the end of a performance period but prior to the related payment date, he or she will be entitled to receive any compensation earned for such performance period, except in the event of a termination for cause, in which case he or she will not be eligible to receive any compensation for such performance period. In the case of a change in control of M/I Homes, each outstanding award under the 2009 Annual Incentive Plan will be deemed earned and payable at its “target” level.

For more information concerning the Named Executive Officers’ rights (including quantification of the amounts that would be payable) under the Change in Control Agreements, the 2009 LTIP and the 2009 Annual Incentive Plan upon termination of employment or a change in control, see the “Potential Payments Upon Termination of Employment or Change in Control” section on page 56 of this Proxy Statement.

Deferred Compensation Plan

The Named Executive Officers may elect to defer payment of all or part of their annual cash performance bonus (if any) to a later date under our Executives’ Deferred Compensation Plan. The deferred amount is allocated to the Named Executive Officer’s deferred compensation account, where the deferred amount is converted into that number of whole phantom stock units determined by dividing the deferred amount by the closing price of our Common Shares on the NYSE on the date of such conversion (which is the same day the bonus is paid and the allocation is made). Each executive’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the executive at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. Subject to Section 409A of the Code, the phantom stock units held by a Named Executive Officer are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than retirement or, in certain cases, disability (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of M/I Homes, the phantom stock units are distributed in whole Common Shares within 60 days of the date of the change in control if an executive has so elected in his deferral notice. We make no contributions under the Executives’ Deferred Compensation Plan (matching or otherwise), and the future payment obligations under the Plan are our general unsecured obligations.

The Committee believes that, by encouraging ownership of our Common Shares, the Executives’ Deferred Compensation Plan further aligns the interests of our Named Executive Officers and our shareholders. None of the Named Executive Officers elected to defer any portion of his 2017 bonus. Additional information related to the Named Executive Officers’ participation in the Executives’ Deferred Compensation Plan and their respective aggregate account balances thereunder as of December 31, 2017 are set forth in the Nonqualified Deferred Compensation table on page 55 of this Proxy Statement.

Share Ownership Guidelines

We do not require our Named Executive Officers to own a minimum number of our Common Shares. However, equity-based compensation is a significant percentage of their total compensation, and we provide them with the opportunity to defer payment of all or part of their annual cash performance bonus and receive Common Shares in lieu thereof at a future date under the Executives’ Deferred Compensation Plan.

Anti-Hedging/Pledging

Under our Insider Trading Policy, we prohibit our executives from, among other transactions, (1) buying or selling put options, call options or other derivative securities related to our Common Shares, (2) engaging in short sales or hedging transactions, (3) holding our Common Shares in a margin account and (4) pledging Common Shares as collateral for a loan. We believe these prohibitions further align the interests of our executives and our shareholders.

Tax Implications

Section 162(m) of the Code generally prohibits a public company from deducting compensation paid to a “covered employee” in excess of $1 million in any taxable year. Prior to the enactment of The Tax Cuts and Jobs Act on December 22, 2017, compensation that qualified as “performance-based” compensation under Section 162(m) could be excluded from this $1 million limit. Historically (including in 2017), the Committee has considered the deductibility of our executive compensation under Section 162(m) and generally structured the annual cash performance bonus and equity-based compensation in a manner intended to qualify as “performance-based” compensation under Section 162(m). The Tax Cuts and Jobs Act substantially modified Section 162(m) and, among other things, (1) repealed the “performance-based” compensation exemption for taxable years beginning after December 31, 2017 (subject to a transition rule for written binding contracts which were in effect on November 2, 2017 and are not modified in any material respect on or after such date) and (2) expanded the group of officers subject to Section 162(m) to include, among others, a company’s chief financial officer. Due to these changes, beginning with our 2018 fiscal year, we will no longer be able to deduct compensation paid to an executive officer of the Company (including our Chief Financial Officer) in excess of $1 million (regardless of whether all or a portion of such excess is “performance-based” compensation). The Committee, however, recognizes that our corporate and compensation objectives may not always be consistent with the requirements for tax deductibility, and as a result, the Committee expects that it will provide for compensation that will not be deductible under Section 162(m) when such compensation is appropriate to achieve our objectives and is in our and our shareholders’ best interests. There can be no assurance that any compensation intended to be deductible under Section 162(m) will qualify as such.

Looking Forward—2018 Compensation

After reviewing our executive compensation program and data provided by Pearl Meyer, consulting with Pearl Meyer and receiving input from our Chief Executive Officer and other members of management, in the first quarter of this year, the Committee established our 2018 executive compensation program. The 2018 program is substantially similar in design and components to our 2017 program. Set forth below is a summary of the principal components of the 2018 executive compensation program.

Base Salary. The base salaries for Messrs. Schottenstein, Creek and Mason remain at $900,000, $600,000, and $500,000 respectively.

Annual Performance Bonus. Each Named Executive Officer is eligible to receive an annual cash performance bonus that is based on our 2018 Adjusted Pre-Tax Income. The maximum cash performance bonuses that Messrs. Schottenstein, Creek and Mason may receive for 2018 are 350%, 250% and 200% of their respective 2018 base salaries (the same maximum percentages that applied in 2017).

Equity-Based Compensation. In February 2018, the Committee awarded Messrs. Schottenstein, Creek and Mason stock options to purchase 96,000, 55,000 and 27,500 Common Shares, respectively. In the case of Messrs. Creek and Mason, this represents the same number of service-based stock options that he received in 2017. In the case of Mr. Schottenstein, the Committee increased the number of service-based stock options that he was awarded by 13,500 (16%) based on the value of his long-term equity-based compensation ranking in the bottom quartile for chief executive officers in our Peer Group. Consistent with past stock option awards, these options vest and become exercisable in 20% increments on December 31, 2018, 2019, 2020, 2021 and 2022, subject to the Named Executive Officer’s continued employment on the applicable vesting date.

In February 2018, the Committee also awarded Messrs. Schottenstein, Creek and Mason 23,488, 12,527 and 10,429 target number of PSUs with the underlying Common Shares having a market value on the grant date of approximately $750,000, $400,000 and $333,000, respectively. In the case of Messrs. Creek and Mason, this grant date market value was approximately the same as the grant date market value of the Common Shares underlying the target number of PSUs awarded to such Named Executive Officer in 2017. In the case of Mr. Schottenstein, the Committee increased the grant date market value of the Common Shares underlying his target 2018 PSU award by $150,000 (25%) for the same reason that it increased his 2018 stock option award.

The PSUs will vest and be earned, if at all, after the completion of the performance period, which is the three-year period commencing on January 1, 2018 and ending on December 31, 2020, based (1) 80% on our cumulative annual Adjusted Pre-Tax Income and (2) 20% on our relative total shareholder return compared to our Peer Group over the performance period, and on continued employment. The actual number of PSUs that will vest and be earned by each Named Executive Officer may be increased by up to 50% (from the target number) if we achieve the maximum performance level for both of the performance goals and be decreased to zero if we fail to meet the threshold performance level for both of the performance goals. If we achieve the threshold performance level for both of the performance goals, 50% of each Named Executive Officer’s target number of PSUs will vest and be earned. The percentage of the target number of PSUs that will vest and be earned for performance between (1) the threshold and target performance levels will increase proportionately from 50% to 100% based on our actual performance and (2) the target and maximum performance levels will increase proportionately from 100% to 150% based on our actual performance. The same threshold, target and maximum performance levels apply to each Named Executive Officer. The vested PSUs will be settled on a one-for-one basis in whole Common Shares. The PSUs have no dividend or voting rights. Any portion of the PSUs that do not vest will be forfeited.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board (and the Board approved) that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s 2017 Form 10-K.

Compensation Committee:

Friedrich K. M. Böhm (Chairman)

Norman L. Traeger

Sharen Jester Turney

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table for 2017

The following table summarizes the total compensation for the fiscal years ended December 31, 2017, 2016 and 2015 for the Company’s Chief Executive Officer, Chief Financial Officer and Chief Legal Officer during the 2017 fiscal year:

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($) (5)	Total ($)
Robert H. Schottenstein	2017	900,000	581,213	779,625	2,354,940	224,932	4,840,710
Chairman, Chief Executive Officer	2016	900,000	592,161	624,525	2,322,495	238,400	4,677,581
and President	2015	900,000	586,682	913,275	2,091,600	11,939	4,503,496
Phillip G. Creek	2017	600,000	387,469	519,750	1,121,400	32,091	2,660,710
Executive Vice President, Chief	2016	600,000	394,763	416,350	1,105,950	31,634	2,548,697
Financial Officer and Director	2015	600,000	391,108	608,850	996,000	31,260	2,627,218
J. Thomas Mason	2017	500,000	322,579	259,875	747,600	12,350	1,842,404
Executive Vice President, Chief Legal	2016	492,308	328,643	208,175	737,300	12,138	1,778,564
Officer, Secretary and Director	2015	450,000	195,555	304,425	597,600	11,939	1,559,519
(1)	The amounts shown reflect the base salaries earned by the Named Executive Officers for the 2017, 2016 and 2015 fiscal years.

(2)	The amounts shown reflect the aggregate grant date fair value of the target number of 2017-2019 PSUs, PSUs granted in 2016 (the “2016-2018 PSUs”) and 2015-2017 PSUs granted under the 2009 LTIP during the 2017, 2016 and 2015 fiscal years, respectively, computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017, included in the Company’s 2017 Form 10-K. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be based (a) 80% on our cumulative annual Adjusted Pre-Tax Income over the applicable performance period (which began on January 1, 2017 and ends on December 31, 2019 for the 2017-2019 PSUs, which began on January 1, 2016 and ends on December 31, 2018 for the 2016-2018 PSUs and which began on January 1, 2015 and ended on December 31, 2017 for the 2015-2017 PSUs) and (b) 20% on our relative total shareholder return compared to our Peer Group over the applicable performance period, and on continued employment. The aggregate grant date fair value of the PSUs assuming we achieve the maximum performance level is as follows: Mr. Schottenstein, $871,818 for the 2017-2019 PSUs, $888,243 for the 2016-2018 PSUs and $880,012 for the 2015-2017 PSUs; Mr. Creek, $581,190 for the 2017-2019 PSUs, $592,145 for the 2016-2018 PSUs and $586,663 for the 2015-2017 PSUs; and Mr. Mason, $483,854 for the 2017-2019 PSUs, $492,964 for the 2016-2018 PSUs and $293,331 for the 2015-2017 PSUs. See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Equity-Based Compensation” on page 41 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement for more information concerning the 2017-2019 PSUs granted in the 2017 fiscal year and PSUs granted under the 2009 LTIP generally.

(3)

The amounts shown reflect the aggregate grant date fair value of stock options granted under the 2009 LTIP during the 2017, 2016 and 2015 fiscal years computed in accordance with FASB ASC Topic 718. These amounts do not represent the actual amounts that will be realized by the Named Executive Officers with respect to such awards. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017, included in the Company’s 2017 Form 10-K. The stock option awards underlying the aggregate grant date fair value for each Named Executive Officer with respect to the 2017, 2016 and 2015 fiscal years are as follows:

Name	2017 (# of shares)		2016 (# of shares)		2015 (# of shares)
Robert H. Schottenstein	82,500	(a)	82,500	(a)	82,500	(a)
Phillip G. Creek	55,000	(a)	55,000	(a)	55,000	(a)
J. Thomas Mason	27,500	(a)	27,500	(a)	27,500	(a)

(a)	These stock options were granted under the 2009 LTIP during the 2017, 2016 and 2015 fiscal years as the Named Executive Officer’s annual service-based stock option award and vest and become exercisable over a five-year period in 20% increments beginning on December 31 of the year in which the option was granted (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire ten years after the date of grant unless sooner exercised or forfeited. See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Equity-Based Compensation” on page 41 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2017 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the non-equity incentive plan cash performance bonuses earned by the Named Executive Officers under the Company’s 2009 Annual Incentive Plan for the 2017, 2016 and 2015 fiscal years. See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Annual Cash Performance Bonus” on page 38 of this Proxy Statement for more information concerning the annual cash performance bonuses earned by the Named Executive Officers with respect to the 2017 fiscal year.

(5)	The following table sets forth the details of “All Other Compensation” paid to each Named Executive Officer with respect to the 2017, 2016 and 2015 fiscal years:

Name	Year	Vehicle Allowance ($) (a)	Personal Use of Company Aircraft ($) (b)	Tax Reimbursement ($) (c)	Life Insurance Premiums ($) (d)	Company Contributions to 401(k) Plan ($) (e)	Total ($)
Robert H. Schottenstein	2017	10,200	212,582	—	—	2,150	224,932
	2016	10,200	226,262	—	—	1,938	238,400
	2015	10,200	—	—	—	1,739	11,939
Phillip G. Creek	2017	10,200	—	2,440	17,301	2,150	32,091
	2016	10,200	—	2,412	17,084	1,938	31,634
	2015	10,200	—	2,230	17,091	1,739	31,260
J. Thomas Mason	2017	10,200	—	—	—	2,150	12,350
	2016	10,200	—	—	—	1,938	12,138
	2015	10,200	—	—	—	1,739	11,939

(a)	The amounts shown reflect the aggregate cost to the Company attributable to a monthly automobile allowance.

(b)	The amounts shown reflect the incremental cost to the Company relating to personal use of the Company’s airplane. The incremental cost for personal use of the Company’s airplane is calculated based on the average variable cost per hour to operate the airplane (which includes fuel, airport services, landing fees, passenger supplies, pilot travel related costs, ground transportation, and prorated amount of maintenance and service program) times the hours of personal use. See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Benefits and Perquisites” on page 45 of this Proxy Statement for more information concerning this benefit.

(c)	The amounts shown reflect the amounts paid by the Company for reimbursement of taxes incurred by the Named Executive Officer in connection with the Company’s payment of such Named Executive Officer’s portion of the premium for a supplemental split-dollar life insurance policy for his benefit.

(d)	For 2017, 2016 and 2015 for Phillip G. Creek, the amount shown reflects the Company’s payment of both its portion and Mr. Creek’s portion of the premium for a supplemental split-dollar life insurance policy for the benefit of Mr. Creek. See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Benefits and Perquisites” on page 45 of this Proxy Statement for more information concerning this benefit.

(e)	The amounts shown reflect profit-sharing contributions made by the Company to the Named Executive Officers pursuant to the Company’s 401(k) Plan.

Grants of Plan-Based Awards for 2017

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Option Awards: Number of Securities Underlying Options (#) (3)	Exercise or Base Price of Option Awards ($/ Share)	Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($) (1)	Target ($)	Maximum ($) (1)	Threshold (#) (2)	Target (#) (2)	Maximum (#) (2)
Robert H. Schottenstein	-	630,000		3,150,000
	2/8/2017				12,853	25,706	38,559			581,213	(4)
	2/8/2017							82,500	23.34	779,625	(5)
Phillip G. Creek	-	300,000		1,500,000
	2/8/2017				8,568	17,137	25,705			387,469	(4)
	2/8/2017							55,000	23.34	519,750	(5)
J. Thomas Mason	-	250,000		1,000,000
	2/8/2017				7,133	14,267	21,400			322,579	(4)
	2/8/2017							27,500	23.34	259,875	(5)

(1)	The amounts shown reflect the minimum and maximum amounts that each Named Executive Officer was eligible to receive with respect to the 2017 fiscal year based on the Adjusted Pre-Tax Income performance goal established by the Compensation Committee for such Named Executive Officer pursuant to the 2009 Annual Incentive Plan as described in “Compensation Discussion and Analysis—Components of 2017 Compensation—Annual Cash Performance Bonus” beginning on page 38 of this Proxy Statement. While the Compensation Committee established minimum and maximum amounts with respect to the Adjusted Pre-Tax Income performance goal, it did not establish any target amount for this performance goal. In 2017, we achieved an Adjusted Pre-Tax Income of $136.5 million, which resulted in a bonus of $2,354,940, $1,121,400 and $747,600 for Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason, respectively.

(2)	The amounts shown reflect the threshold, target and maximum number of the 2017-2019 PSUs that each Named Executive Officer is eligible to earn based (a) 80% on our cumulative annual Adjusted Pre-Tax Income over the 2017-2019 Performance Period and (b) 20% on our relative total shareholder return compared to our Peer Group over the 2017-2019 Performance Period, and on continued employment. See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Equity-Based Compensation” on page 41 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement for more information concerning the 2017-2019 PSUs granted in the 2017 fiscal year and PSUs granted under the 2009 LTIP generally.

(3)	The amounts shown reflect the number of stock options granted under the 2009 LTIP as the Named Executive Officer’s 2017 annual service-based stock option award. These stock options vest and become exercisable over a five-year period in 20% increments beginning on December 31, 2017 (subject to the Named Executive Officer’s continued employment on the applicable vesting date) and expire on February 8, 2027 unless sooner exercised or forfeited. The stock options have an exercise price equal to the closing price of our Common Shares on the NYSE on the date of grant. See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Equity-Based Compensation” on page 41 of this Proxy Statement and “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement for more information concerning the annual service-based stock options granted in the 2017 fiscal year and stock options granted under the 2009 LTIP generally.

(4)	The amounts shown reflect the aggregate grant date fair value of the target number of the 2017-2019 PSUs granted to the Named Executive Officer in the 2017 fiscal year computed in accordance with FASB ASC Topic 718.

(5)	The amounts shown reflect the aggregate grant date fair value of the stock options granted to the Named Executive Officer in the 2017 fiscal year computed in accordance with FASB ASC Topic 718.

Outstanding Equity Awards at 2017 Fiscal Year-End

	Option Awards(1)					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(6)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(7)
Name	Exercisable	Unexercisable
Robert H. Schottenstein	16,500	—		23.66	2/12/2023
	16,500	16,500	(2)	23.79	2/18/2024
	16,500	33,000	(3)	21.28	2/17/2025
	16,500	49,500	(4)	16.85	2/16/2026
	16,500	66,000	(5)	23.34	2/8/2027
						61,314	2,109,202
Phillip G. Creek	55,000	—		23.66	2/12/2023
	44,000	11,000	(2)	23.79	2/18/2024
	33,000	22,000	(3)	21.28	2/17/2025
	22,000	33,000	(4)	16.85	2/16/2026
	11,000	44,000	(5)	23.34	2/8/2027
						40,875	1,406,100
J. Thomas Mason	25,000	—		12.23	2/8/2022
	27,500	—		23.66	2/12/2023
	22,000	5,500	(2)	23.79	2/18/2024
	16,500	11,000	(3)	21.28	2/17/2025
	11,000	16,500	(4)	16.85	2/16/2026
	5,500	22,000	(5)	23.34	2/8/2027
						34,029	1,170,598

(1)	Each of the stock options set forth in this table was granted under the 2009 LTIP and expires ten years after the date of grant in accordance with the terms of the 2009 LTIP.

(2)	100% of these unexercisable options vest on December 31, 2018.

(3)	50% of these unexercisable options vest on each of December 31, 2018 and 2019.

(4)	33.33% of these unexercisable options vest on each of December 31, 2018, 2019 and 2020.

(5)	25% of these unexercisable options vest on each of December 31, 2018, 2019, 2020 and 2021.

(6)	The amounts shown reflect the aggregate target number of 2016-2018 PSUs and 2017-2019 PSUs awarded to the Named Executive Officer in 2016 and 2017 under the 2009 LTIP. Assuming that we achieve the maximum performance level applicable to the 2016-2018 PSUs and the 2017-2019 PSUs, the amounts shown would increase to: Mr. Schottenstein, 91,971 Mr. Creek, 61,312; and Mr. Mason, 51,043. The actual number of PSUs that will vest and be earned (if any) by each Named Executive Officer will be determined after the applicable performance period (which began on January 1, 2016 and ends on December 31, 2018 for the 2016-2018 PSUs and which began on January 1, 2017 and ends on December 31, 2019 for the 2017-2019 PSUs) based (a) 80% on our cumulative annual Adjusted Pre-Tax Income over the applicable performance period and (b) 20% on our relative total shareholder return compared to our Peer Group over applicable performance period, and on continued employment.

(7)

The amounts shown reflect the aggregate market value as of December 31, 2017 of the aggregate target number of 2016-2018 PSUs and 2017-2019 PSUs awarded to the Named Executive Officer in 2016 and 2017, calculated by multiplying the aggregate target number of 2016-2018 PSUs and 2017-2019 PSUs by $34.40 (the closing price of our Common Shares on the NYSE on December 29, 2017, the last trading day of 2017). Assuming that we achieve the maximum performance level applicable to the 2016-2018 PSUs and the 2017-2019 PSUs, the amounts shown would increase to: Mr. Schottenstein, $3,163,802; Mr. Creek, $2,109,133; and Mr. Mason, $1,755,879.

Option Exercises and Stock Vested in 2017

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Robert H. Schottenstein	210,000	1,593,663	39,586	1,263,981
Phillip G. Creek	156,000	2,471,619	26,390	824,633
J. Thomas Mason	49,000	704,663	13,195	421,316

(1)	The amounts shown reflect the difference between the exercise price of the option and the market price of the Common Shares at the time of exercise.

(2)	The amounts shown reflect the number of Common Shares issued to the Named Executive Officer on February 15, 2018 in settlement of the vesting of the 2015-2017 PSUs multiplied by $31.93 (the closing price of our Common Shares on the NYSE on February 15, 2018). See “Compensation Discussion and Analysis—Components of 2017 Executive Compensation—Equity-Based Compensation” on page 41 of this Proxy Statement for more information concerning the vesting of the 2015-2017 PSUs.

Nonqualified Deferred Compensation for 2017

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($) (2)	Aggregate Earnings in Last Fiscal Year ($) (3)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($) (4)	Aggregate Balance at Last Fiscal Year-End ($) (5)
Robert H. Schottenstein	—	—	—	—	—
Phillip G. Creek	—	—	—	—	—
J. Thomas Mason	—	—	33,155	—	123,702
(1)	None of the Named Executive Officers made any contributions during the 2017 fiscal year under the Executives’ Deferred Compensation Plan. For more information concerning the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 47 of this Proxy Statement.

(2)	The Company does not make any contributions under the Executives’ Deferred Compensation Plan on behalf of any of the participants in the plan.

(3)	The amounts shown represent the notional change in the value of the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan during the 2017 fiscal year based on the 37% increase in the value of our Common Shares during the 2017 fiscal year. The Company paid no dividends on its Common Shares during the 2017 fiscal year. None of the amounts reported in this column are reported as compensation in the Summary Compensation Table on page 51 of this Proxy Statement.

(4)	The amounts shown represent the market value of the Common Shares distributed to the Named Executive Officers during the 2017 fiscal year (based on the closing price of the Common Shares on the date of the distribution) pursuant to the Executives’ Deferred Compensation Plan.

(5)	The amounts shown represent the market value as of December 31, 2017 of the Common Shares underlying the whole phantom stock units held in the Named Executive Officers’ accounts under the Executives’ Deferred Compensation Plan based on the closing price of our Common Shares on the NYSE on December 31, 2017. With respect to J. Thomas Mason, $38,742 of the amount shown has been previously reported as compensation in the Summary Compensation Table for previous years.

Potential Payments Upon Termination of Employment or Change in Control

As described in “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement, we are a party to a Change in Control Agreement with each Named Executive Officer that provides certain severance and other enhanced benefits if we experience a change in control and the executive’s employment is terminated in connection with that change in control. Other than the benefits that may be payable to the Named Executive Officers under the Change in Control Agreements, the accelerated vesting under certain circumstances of stock options and PSUs granted to the Named Executive Officers under the 2009 LTIP and certain payments that may be payable to the Named Executive Officers under the 2009 Annual Incentive Plan, we do not currently have employment or severance agreements or other plans or arrangements that provide payments or enhanced benefits to our Named Executive Officers in connection with a termination of employment or change in control.

The following table summarizes the potential payments to our Named Executive Officers upon a termination of employment and/or a change in control of the Company (assuming that the triggering event occurred on December 31, 2017):

Name and Type of Potential Payment	Death ($)	Disability ($)	Retirement ($)	Involuntary Not for Cause Termination ($)	Change in Control ($)	Involuntary Not for Cause Termination Followed by a Change in Control (5) ($)	Involuntary Not for Cause Termination or Voluntary Termination for Good Reason After a Change in Control (6) ($)
Robert H. Schottenstein
Severance Benefits: (1)	—	—	—	—	—	17,379,250	18,313,092
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	2,206,710	2,206,710	2,206,710	—	2,206,710	—	2,206,710
Accelerated Vesting of PSUs Under the 2009 LTIP: (3)	3,470,960	3,470,960	2,473,020	2,473,020	3,470,960	3,470,960	3,470,960
2009 Annual Incentive Plan Payments: (4)	2,354,940	2,354,940	2,354,940	2,354,940	2,173,500	2,354,940	2,173,500
Total:	8,032,610	8,032,610	7,034,670	4,827,960	7,851,170	23,205,150	26,164,262
Phillip G. Creek
Severance Benefits: (1)	—	—	—	—	—	6,874,440	7,515,948
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	1,471,140	1,471,140	1,471,140	—	1,471,140	—	1,471,140
Accelerated Vesting of PSUs Under the 2009 LTIP: (3)	2,313,916	2,313,916	1,648,638	1,648,638	2,313,916	2,313,916	2,313,916
2009 Annual Incentive Plan Payments: (4)	1,121,400	1,121,400	1,121,400	1,121,400	1,035,000	1,121,400	1,035,000
Total:	4,906,456	4,906,456	4,241,178	2,770,038	4,820,056	10,309,756	12,336,004
J. Thomas Mason
Severance Benefits: (1)	—	—	—	—	—	4,782,737	5,063,530
Accelerated Vesting of Stock Options Under the 2009 LTIP: (2)	735,570	735,570	735,570	—	735,570	—	735,570
Accelerated Vesting of PSUs Under the 2009 LTIP: (3)	1,624,506	1,624,506	1,070,650	1,070,650	1,624,506	1,624,506	1,624,506
2009 Annual Incentive Plan Payments: (4)	747,600	747,600	747,600	747,600	621,000	747,600	621,000
Total:	3,107,676	3,107,676	2,553,820	1,818,250	2,981,076	7,154,842	8,044,605

(1)	The amounts shown are based on the Change in Control Agreements with our Named Executive Officers as follows:

For Robert H. Schottenstein, of the amounts shown: (a) $8,869,425 represents a lump sum payment equal to the product of (i) 2.99 and (ii) the sum of his base salary at December 31, 2017 and his average annual bonus earned during the 2012-2016 fiscal years; (b) $2,354,940 represents a lump sum payment for his 2017 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2017 fiscal year and is based on the triggering event occurring on December 31, 2017 and the performance period ending on November 30, 2017, in accordance with the terms of his Change in Control Agreement); (c) $86,538 represents a lump sum payment for unused vacation; (d) $41,942 represents the estimated cost to the Company of providing continued coverage (at no cost to

Mr. Schottenstein) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $6,026,404 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $6,960,246 represents estimated excise tax payments payable to Mr. Schottenstein under his Change in Control Agreement.

For Phillip G. Creek, of the amounts shown: (a) $3,167,964 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2017 and his average annual bonus earned during the 2012-2016 fiscal years; (b) $1,121,400 represents a lump sum payment for his 2017 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2017 fiscal year and is based on the triggering event occurring on December 31, 2017 and the performance period ending on November 30, 2017, in accordance with the terms of his Change in Control Agreement); (c) $57,692 represents a lump sum payment for unused vacation; (d) $34,768 represents the estimated cost to the Company of providing continued coverage (at no cost to Mr. Creek) in our group health plan for 24 months; (e) in the event of an involuntary not for cause termination followed by a change in control, $2,492,616 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement; and (f) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $3,134,123 represents estimated excise tax payments payable to Mr. Creek under his Change in Control Agreement.

For J. Thomas Mason, of the amounts shown: (a) $2,137,989 represents a lump sum payment equal to the product of (i) 2.00 and (ii) the sum of his base salary at December 31, 2017 and his average annual bonus earned during the 2012-2016 fiscal years; (b) $747,600 represents a lump sum payment for his 2017 annual bonus (which amount is equal to the amount he earned under the 2009 Annual Incentive Plan with respect to the 2017 fiscal year and is based on the triggering event occurring on December 31, 2017 and the performance period ending on November 30, 2017, in accordance with the terms of his Change in Control Agreement); (c) $48,077 represents a lump sum payment for unused vacation; (d) in the event of an involuntary not for cause termination followed by a change in control, $1,849,071 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement; and (e) in the event of an involuntary not for cause termination or voluntary termination for good reason after a change in control, $2,129,864 represents estimated excise tax payments payable to Mr. Mason under his Change in Control Agreement.

For more information concerning the Change in Control Agreements, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement.

For purposes of each Change in Control Agreement, “cause” means: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of our assets or business opportunities; (b) conviction of a felony; (c) willful refusal to substantially perform his assigned duties; (d) willful engagement in gross misconduct materially injurious to the Company; or (e) breach of any material term of the Change in Control Agreement. However, “cause” will not arise due to any event that constitutes “good reason” under the Change in Control Agreement.

For purposes of each Change in Control Agreement, “change in control” means: (a) the acquisition by any person or group of the ownership of our stock that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of our stock; (b) the acquisition by any person or group, within any twelve month period, of the ownership of our stock possessing 30% or more of the total voting power of our stock; (c) the date a majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; or (d) the acquisition by any person or group, within any twelve month period, of our assets that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of our assets immediately before such acquisition. The definition of “change in control” will be interpreted in a manner that is consistent with the definition of “change in control event” under Section 409A of the Code and the Treasury Regulations promulgated thereunder.

For purposes of each Change in Control Agreement, “good reason” means the occurrence of any of the following events during the 24 consecutive calendar months beginning after a change in control occurring during the term of the Change in Control Agreement to which the executive has not consented in writing: (a) any breach of the Change in Control Agreement of any nature whatsoever by or on behalf of the Company; (b) a reduction in his title, duties or responsibilities, as compared to either his title, duties or responsibilities immediately before the change in control or any enhanced or increased title, duties or responsibilities assigned to him after the change in control; (c) the permanent assignment to him of duties that are inconsistent with his office immediately before the change in control or any more senior office to which he is promoted after the change in control; (d) a reduction in his base salary; (e) a reduction in the annual cash bonus that he is eligible to receive or a change in the manner in which such annual cash bonus is calculated; (f) a material reduction in the aggregate value of his other annual compensation and/or fringe benefits; (g) a requirement that he relocate to a principal office or worksite (or accept indefinite assignment) to a location more than 30 miles from the principal office or worksite to which he was assigned immediately before the change in control or any location to which he agreed, in writing, to be assigned after the change in control; or (h) we attempt to amend or terminate the Change in Control Agreement except in accordance with the procedures described therein.

(2)	Pursuant to the terms of the 2009 LTIP, if a participant’s employment is terminated as a result of death, disability or retirement, all of the participant’s unvested stock options will immediately vest and become exercisable. In the event of a change in control, the Compensation Committee may take such actions, if any, as it deems necessary or desirable with respect to any outstanding stock options, including (a) the acceleration of the vesting and exercisability of options, (b) the payment of cash in exchange for the cancellation of any options and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any options affected by the change in control. The table assumes that all unvested stock options under the 2009 LTIP will immediately vest and become exercisable upon a change in control. The amounts shown represent the value of the accelerated stock options as of December 31, 2017, calculated by multiplying the number of accelerated stock options by the difference between the exercise price and the closing price of our Common Shares on the NYSE on December 31, 2017. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement.

For purposes of the 2009 LTIP, “disability” means: (a) with respect to an incentive stock option, the participant has suffered a permanent and total disability, as defined in Section 22(e)(3) of the Code; and (b) with respect to any other award, unless otherwise provided in the related award agreement, (i) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, (ii) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer, or (iii) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 LTIP, “retirement” means a participant’s termination of employment (other than for cause) on or after the date on which the sum of the participant’s years of service with the Company and its affiliates plus the participant’s age is equal to or greater than 70, provided that the participant has attained the age of 55.

For purposes of the 2009 LTIP, “change in control” means: (a) the members of the Board on the effective date of the 2009 LTIP (including individuals whose election or nomination for election was approved by a majority of such directors) cease for any reason other than death to constitute at least a majority of the members of the Board; (b) the acquisition by any person or group, other than the Company, any subsidiary of the Company or any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company, of beneficial ownership, directly or indirectly, of 30% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company; (c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company; (d) the sale or other disposition of all or substantially all of the assets of the Company; or (e) the liquidation or dissolution of the Company. Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any award that is subject to Section 409A of the Code, a change in control will not be deemed to have occurred unless the events or circumstances constituting a change in control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

(3)

Pursuant to the terms of the 2009 LTIP, if, during a performance period, a participant’s employment is terminated: (a) as a result of death or disability, then all of the PSUs that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period; or (b) involuntarily without cause or as a result of the participant’s retirement, a prorated portion (based on the full number of months that the participant was employed by us during the performance period) of the PSUs that would have vested had the participant remained employed through the end of the performance period (based on our actual performance as of the end of the performance period) will vest at the end of the performance period. For purposes of these termination events, the table reflects actual performance with respect to the 2015-2017 PSUs and assumes that the performance goals applicable to the 2016-2018 PSUs and the 2017-2019 PSUs will be achieved at the target level.

In the event of a change in control, the Compensation Committee may take such actions, if any as it deems necessary or desirable with respect to any outstanding PSUs, including (a) the acceleration of the vesting and settlement of any PSUs, (b) the payment of cash in exchange for the cancellation of any PSUs and/or (c) the issuance of substitute awards that preserve the value, rights and benefits of any PSUs affected by the change in control. The table reflects actual performance with respect to the 2015-2017 PSUs and assumes all 2016-2018 PSUs and 2017-2019 PSUs will immediately vest at the target level upon a change in control.

The amounts shown represent the value of the PSUs that have been earned or are assumed will be earned or accelerated as described in the foregoing paragraphs of this footnote (3) as of December 31, 2017, calculated by multiplying the number of such PSUs by the closing price of our Common Shares on the NYSE on December 31, 2017. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 LTIP, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement.

(4)	Pursuant to the terms of the 2009 Annual Incentive Plan, if, during a performance period, a participant’s employment is terminated involuntarily without cause or as a result of the participant’s death, disability or retirement, the participant will receive a prorated portion (based on the number of whole calendar months that the participant was employed by us during the performance period) of the compensation that would have been payable under the 2009 Annual Incentive Plan if the participant had remained employed for the full performance period. The amounts shown with respect to death, disability, retirement and involuntary not for cause termination represent a lump sum payment equal to the amounts earned by the Named Executive Officers under the 2009 Annual Incentive Plan with respect to the 2017 fiscal year. Pursuant to the terms of the 2009 Annual Incentive Plan, if a change in control occurs during a performance period, each outstanding award thereunder will be considered earned and payable at its “target” level. With respect to the 2017 fiscal year awards granted under the 2009 Annual Incentive Plan, the Compensation Committee established threshold and maximum levels of performance for each of the Named Executive Officers, but did not establish “target” levels of performance. The amounts shown with respect to a change in control represent a lump sum payment equal to an estimated “target” level under the 2009 Annual Incentive Plan for the 2017 fiscal year awards based on the Company’s projected levels of performance with respect to the 2017 performance goals. For more information concerning a participant’s rights upon termination of employment or a change in control under the 2009 Annual Incentive Plan, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement.

For purposes of the 2009 Annual Incentive Plan, “disability” means: (a) the participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months; (b) the participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the participant’s employer; or (c) the participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

For purposes of the 2009 Annual Incentive Plan, “retirement” and “change in control” have substantially the same definitions as described in footnote (3) above with respect to the 2009 LTIP.

(5)	For purposes of this column, we have assumed that, on December 31, 2017, the Named Executive Officer incurred an involuntary not for cause termination, which was followed by a change in control. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement.

(6)	For purposes of this column, we have assumed that, on December 31, 2017 a change in control occurred, which was followed by the Named Executive Officer’s involuntary not for cause termination or voluntary termination for good reason. For more information concerning a participant’s rights upon termination of employment or a change in control, see “Compensation Discussion and Analysis—Payments in Connection with Termination of Employment or Change in Control” on page 45 of this Proxy Statement.

In addition to the amounts shown in the table, pursuant to the terms of the Executives’ Deferred Compensation Plan, the phantom stock units held by each Named Executive Officer will be distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by such Named Executive Officer in his deferral notice for the applicable plan year or the date his employment terminates for any reason other than disability or retirement (in which case, the date set forth in his deferral notice applies), except that, in the event of a change in control of the Company, the phantom stock units will be distributed in whole Common Shares within 60 days of the date of the change in control if such Named Executive Officer has so elected in his deferral notice. On December 31, 2017, the market value of the accounts of each of Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason under the Executives’ Deferred Compensation Plan was $0, $0 and $123,702, respectively. For more information concerning the Named Executive Officers’ rights under the Executives’ Deferred Compensation Plan, see “Compensation Discussion and Analysis—Deferred Compensation Plan” on page 47 of this Proxy Statement.

2017 CEO PAY RATIO

Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K require the Company to disclose the following information for the year ended December 31, 2017:

•	the annual total compensation of our Chief Executive Officer, Robert H. Schottenstein, was $4,840,710;

•	the annual total compensation of our median employee was $64,974; and

•	the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 74.5 to 1.

To identify the median of the annual total compensation of all of our 1,264 active employees as of December 31, 2017, including any full-time, part-time, temporary or seasonal employees but excluding our Chief Executive Officer, we used total wages from our payroll records as reported to the Internal Revenue Service on Form W-2 for 2017. In making this determination, we did not annualize compensation for any full-time or part-time permanent employees who were employed on December 31, 2017 but did not work for us the entire year or make any full-time equivalent adjustments for part-time employees. We consistently applied this compensation measure and methodology to all of our employees included in the calculation.

After identifying our median employee, we determined the median employee’s annual total compensation in the same manner that we determine the total compensation of our named executive officers for purposes of the Summary Compensation Table. With respect to the annual total compensation of our Chief Executive Officer, we used the amount for 2017 reported in the “Total” column of the Summary Compensation Table set forth on page 51 of this Proxy Statement.

This information is being provided for compliance purposes. Neither the Compensation Committee nor management of the Company used the pay ratio measure in making compensation decisions.

COMPENSATION OF DIRECTORS

The Board annually reviews and determines the compensation for our non-employee directors taking into account the recommendations of the Compensation Committee. In connection with this review and determination, the Board and the Compensation Committee consider the compensation paid to the non-employee directors of companies within our Peer Group, the current facts and circumstances relating to our business and our past practices. The Board believes that (1) non-employee director compensation should be generally competitive with companies in our Peer Group to ensure that we attract and retain qualified non-employee directors and (2) the compensation of our non-employee directors should include a combination of cash and equity-based compensation to align the interests of our non-employee directors and our shareholders. The Board does not have a pre-established policy or target for the allocation between cash and equity-based compensation and, instead, determines the mix of compensation based on what it believes is most appropriate under the circumstances. The Compensation Committee approves all equity-based compensation granted to the non-employee directors.

For the 2017 fiscal year, each non-employee director (other than the Lead Independent Director and Chairman of the Compensation Committee, the Chairman of the Audit Committee and the Chairman of the Nominating and Governance Committee) received an annual retainer of $70,000 (an increase of $5,000 from the 2016 fiscal year) as payment for his or her service on the Board and any of its committees. The Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee received an annual retainer of $100,000, $85,000 and $80,000, respectively (in each case an increase of $5,000 from the 2016 fiscal year), and the Lead Independent Director (who also serves as the Chairman of the Compensation Committee) also received an additional $15,000. All retainers are paid in equal quarterly installments after each quarterly Board meeting. Non-employee directors may defer payment of their retainer fees pursuant to the Director Deferred Compensation Plan. See footnote (1) to the Director Compensation Table below for a description of this plan. For 2017, each non-employee director also received a grant of 3,000 director stock units (an increase of 500 from the 2016 fiscal year) under the 2009 LTIP. Pursuant to the 2009 LTIP, all director stock units will be settled in Common Shares upon the director’s separation of service from the Company. Any dividends paid with respect to our Common Shares after the grant date of director stock units will accrue and be added to the director stock units and will be paid in Common Shares upon separation of service. The Board made the foregoing changes to the 2017 non-employee director compensation program upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed and considered competitive data provided by Pearl Meyer regarding the non-employee director compensation for companies in our Peer Group. Such competitive data indicated that our non-employee director cash compensation ranked in the 30th percentile of our Peer Group and our non-employee director equity compensation ranked near the bottom of our Peer Group. The Compensation Committee also considered the input of Pearl Meyer.

In February 2018, the Board increased (1) the annual retainer for each non-employee director (other than the Lead Independent Director, the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee) to $75,000 and (2) the annual retainer for the Chairman of the Audit Committee, the Chairman of the Compensation Committee and the Chairman of the Nominating and Governance Committee to $110,000, $95,000 and $90,000, respectively. The Board also increased the additional annual payment to the Lead Independent Director to $20,000. For the 2018 fiscal year, each non-employee director will also receive, subject to the discretion of the Compensation Committee, 3,500 director stock units under the 2009 LTIP. The Board made the foregoing changes upon the recommendation of the Compensation Committee. In making its recommendation, the Compensation Committee reviewed and considered competitive data provided by Pearl Meyer regarding the non-employee director compensation for companies in our Peer Group. Based on competitive data, our non-employee director cash compensation ranked in the 26th percentile of our Peer Group and our non-employee director equity compensation ranked in the 11th percentile of our Peer Group. The Compensation Committee also considered the input of Pearl Meyer. The Compensation Committee generally awards all grants of director stock units at its meeting held immediately following the Company’s annual meeting of shareholders, and we do not have any program, plan or practice to time the grant of equity-based awards with the release of material non-public information.

Director Compensation Table for 2017

The following table summarizes the total compensation for the fiscal year ended December 31, 2017 for each of the Company’s non-employee directors. Robert H. Schottenstein, Phillip G. Creek and J. Thomas Mason are not included in this table because they were employees of the Company during the 2017 fiscal year and received no additional compensation for their services as directors. The compensation received by Messrs. Schottenstein, Creek and Mason as employees of the Company is shown in the Summary Compensation Table on page 51 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Friedrich K.M. Böhm	100,000	85,200	185,200
William H. Carter	100,000	85,200	185,200
Michael P. Glimcher	70,000	85,200	155,200
Nancy J. Kramer	70,000	85,200	155,200
Norman L. Traeger	80,000	85,200	165,200
Sharen Jester Turney	70,000	85,200	155,200

(1)	The amounts shown reflect the annual retainers earned by our non-employee directors for the 2017 fiscal year. Pursuant to the Director Deferred Compensation Plan, each of our non-employee directors may elect to defer to a later date the payment of all or any portion of the retainer fees received for serving as a director. The deferred fees are credited to the non-employee director’s deferred compensation account on the date of payment, where the fees are converted into that number of whole phantom stock units determined by dividing the amount of the deferred fees by the closing price of our Common Shares on the NYSE on such date. Each non-employee director’s deferred compensation account is credited in an amount equal to any cash dividends paid on our Common Shares based on the phantom stock units held by the non-employee director at the time the cash dividends are declared. The amount so credited for dividends is also converted into phantom stock units. The phantom stock units held by a non-employee director are distributed in the form of whole Common Shares within 60 days of the earlier of the date specified by the non-employee director in his or her deferral notice or the date the non-employee director no longer serves as a director. The Board believes that, by encouraging ownership of our Common Shares, the Director Deferred Compensation Plan aligns the interests of our non-employee directors with the interests of our shareholders. For more information concerning the Director Deferred Compensation Plan, including the number of Common Shares held by our non-employee directors pursuant to the Director Deferred Compensation Plan, see “Principal Shareholders” on page 31 of this Proxy Statement.

(2)	The amounts shown reflect the aggregate grant date fair value of the director stock unit awards granted to our non-employee directors under the 2009 LTIP during the 2017 fiscal year computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 2 to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2017, included in the Company’s 2017 Form 10-K. The 3,000 director stock units granted to each of the non-employee directors on May 9, 2017 (which were the only equity awards granted to the non-employee directors during the 2017 fiscal year) had a grant date fair value of $28.40 per unit (based on the closing price of our Common Shares on the date of grant). For the 2006, 2007 and 2008 fiscal years, we granted annual director stock unit awards to the non-employee directors under the 2006 Director Plan. In connection with our shareholders’ approval of the adoption of the 2009 LTIP, we terminated the 2006 Director Plan (although outstanding awards under the 2006 Director Plan remain in effect in accordance with their respective terms). The outstanding director stock units under the 2009 LTIP and the 2006 Director Plan contain substantially the same terms. As of December 31, 2017, Friedrich K.M. Böhm, William H. Carter, Michael P. Glimcher, Nancy J. Kramer, Norman L. Traeger and Sharen Jester Turney held 20,027, 13,000, 12,000, 5,500, 20,027 and 14,000 director stock units pursuant to the 2009 LTIP and/or the 2006 Director Plan, respectively.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Purpose. The primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the Company’s consolidated financial statements and internal control over financial reporting; (2) the Company’s compliance with legal and regulatory requirements; (3) the Company’s independent registered public accounting firm’s qualifications, independence and performance; and (4) the performance of the Company’s internal audit function. The specific duties of the Audit Committee are set forth in its charter.

Responsibility. Management is responsible for the Company’s internal controls, preparing the Company’s consolidated financial statements and a report on management’s assessment of the effectiveness of internal control over financial reporting. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the consolidated financial statements and issuing a report thereon, as well as for auditing the effectiveness of internal control over financial reporting. The independent registered public accounting firm’s audits are performed in accordance with the standards of the Public Company Accounting Oversight Board (the “PCAOB”). The Audit Committee is responsible for overseeing the conduct of these activities and appointing the Company’s independent registered public accounting firm. In performing its oversight function, the Audit Committee relies, without independent verification, on the information provided to it and representations made by management and the independent registered public accounting firm.

Meetings. During the fiscal year, the Audit Committee met nine times with the Company’s senior financial management, including the internal auditors, and Deloitte & Touche LLP (“D&T”), the Company’s independent registered public accounting firm and discussed the Company’s interim and fiscal year financial information prior to public release. These meetings were followed up with a telephonic report by the Audit Committee Chairman to the other members of the Audit Committee.

Auditor Independence. In fulfilling its oversight responsibility as to the audit process, the Audit Committee: (1) obtained from D&T a formal written statement describing all relationships between D&T and the Company that might bear on D&T’s independence consistent with PCAOB Rules 3520 & 3526; (2) discussed with D&T any relationships that may impact D&T’s objectivity and independence; and (3) satisfied itself as to D&T’s independence.

Auditor Required Communications. The Audit Committee reviewed and discussed with management, the internal auditors and D&T the quality and adequacy of the Company’s internal control over financial reporting. In addition, the Audit Committee reviewed and discussed with D&T all communications required by generally accepted auditing standards, including those matters described in Auditing Standard 16, Communication with Audit Committees, and AU Section 150, Generally Accepted Auditing Standards, as adopted by the PCAOB in Rule 3100. The Audit Committee discussed and reviewed the results of D&T’s audit of the consolidated financial statements with and without management present. The Audit Committee also reviewed and discussed the results of the Company’s internal audits conducted throughout the year.

Annual Financial Statements and Internal Controls. The Audit Committee reviewed and discussed the audited consolidated financial statements of the Company as of and for the fiscal year ended December 31, 2017 with management and D&T. Management has represented to the Audit Committee that the audited consolidated financial statements were prepared in accordance with generally accepted accounting principles, consistently applied. The Audit Committee also reviewed, and discussed with management and D&T, management’s report and D&T’s report and attestation on internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Conclusion. Based on the Audit Committee’s reviews and discussions with management and D&T noted above, the Audit Committee recommended to the Board (and the Board approved) that the Company’s audited consolidated financial statements be included in the Company’s 2017 Form 10-K that was filed with the SEC on February 16, 2018.

Audit Committee:

William H. Carter (Chairman)

Friedrich K.M. Böhm

Norman L. Traeger

Independent Registered Public Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company by its independent registered public accounting firm for the fiscal years ended December 31, 2017 and December 31, 2016:

	Year Ended December 31,
	2017	2016
Audit Fees	$785,000	$770,000
Audit-Related Fees	236,000	224,800
Tax Fees	47,250	31,650
All Other Fees	—	—
Total	$1,068,250	$1,054,100

Audit Fees for the fiscal years ended December 31, 2017 and 2016 consisted of fees for professional services rendered for the audits of the annual consolidated financial statements of the Company and quarterly reviews of the condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q. In addition, the fees included $175,000 in 2017 and $170,000 in 2016 for the performance of audits of the Company’s assessment of internal control over financial reporting.

Audit-Related Fees for the fiscal years ended December 31, 2017 and 2016 consisted of fees for annual audits of M/I Financial as well as assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and review of the Company’s conclusions with respect to various accounting matters and fees related to our 2017 debt issuance and 2016 shelf registration.

Tax Fees for the fiscal years ended December 31, 2017 and 2016 consisted of fees for the review of our federal and state tax returns. In addition, the fees for the years ended December 31, 2017 and 2016 included fees for a special tax-related study.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services

The Audit Committee has adopted the following policy with respect to engagement of the Company’s independent registered public accounting firm to perform services for the Company:

Annually, the independent registered public accounting firm will provide the Audit Committee with an engagement letter outlining the scope of the audit and permissible non-audit services proposed to be performed during the fiscal year, together with a schedule of fees for such services, for approval.

In addition to reviewing and approving the engagement letter, the Audit Committee will annually pre-approve a list of audit services (not covered by the audit engagement letter) and permissible audit-related services, tax services and other services as well as a range of fees for those services. Any services rendered by the independent registered public accounting firm during that fiscal year will be considered pre-approved by the Audit Committee provided that the services rendered fall within the list of pre-approved services and the fees do not exceed the pre-approved fees. To ensure prompt handling of unexpected matters, the Audit Committee has delegated to its Chairman the authority to amend or modify the list of pre-approved permissible audit and non-audit services and fees. The Chairman will report any action taken to the Audit Committee at its next meeting. The Audit Committee is regularly kept informed by management of the services provided by the independent registered public accounting firm.

During the 2017 and 2016 fiscal years, all services provided by D&T were pre-approved in accordance with the terms of the Audit Committee’s pre-approval policy.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Exchange Act requires the Company’s directors and officers and any person who beneficially owns more than ten percent of our Common Shares to file reports of ownership and changes in ownership of the Common Shares with the SEC. Based solely on a review of the reports filed on behalf of these persons and written representations from our officers and directors that no additional reports were required to be filed, the Company believes that, during the 2017 fiscal year, its officers, directors and greater than ten percent beneficial owners complied with such filing requirements.

SHAREHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

Any proposals from shareholders which are intended to be presented at the 2019 Annual Meeting of Shareholders must be received by the Company by December 3, 2018 to be eligible for inclusion in next year’s proxy statement and form of proxy. Such proposals may be included in next year’s proxy statement and form of proxy if they comply with certain SEC Rules. In addition, if a shareholder intends to present a proposal at the 2019 Annual Meeting of Shareholders without the inclusion of that proposal in the proxy statement relating to the 2019 Annual Meeting of Shareholders and written notice of the proposal is not received by the Company on or before February 16, 2019, or if the Company meets other requirements of applicable SEC Rules, proxies solicited by the Board for the 2019 Annual Meeting of Shareholders will confer discretionary authority to vote on the proposal at the meeting. In each case, written notice must be given to M/I Homes, Inc., 3 Easton Oval, Suite 500, Columbus, Ohio 43219, c/o Chief Legal Officer and Secretary.

Pursuant to the advance notice provision in our Regulations relating to the nomination of one or more persons for election as a director at an annual meeting of shareholders, shareholders who wish to nominate one or more persons for election as a director at the 2019 Annual Meeting of Shareholders may do so only if they comply with the nomination procedures set forth in our Regulations. The advance notice provision requires that a shareholder give written notice of such shareholder’s intent to make such nomination(s) by personal delivery or by United States Mail, postage pre-paid, to the Secretary of the Company not later than March 9, 2019 nor earlier than February 7, 2019. See “Information Regarding the Board, its Committees and Corporate Governance—Nomination of Directors” beginning on page 13 of this Proxy Statement for information regarding our director nomination process.

EXPENSES OF SOLICITATION

The entire expense of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any other related materials, as well as other costs incurred in connection with the solicitation of proxies on behalf of the Board, will be paid by the Company, except for any Internet access fees and telephone service fees incurred by shareholders who elect to vote electronically via the Internet or telephonically. Proxies may be solicited personally or by telephone, mail, electronic mail, facsimile or telegraph. Officers or employees of the Company may assist with solicitations and will receive no additional compensation for their services. The Company may engage Georgeson Inc. as proxy solicitor to assist it in soliciting proxies for the Annual Meeting, at an approximate cost of between $10,000 and $15,000. The Company will reimburse brokers, banks and other nominees for their reasonable expenses in forwarding proxy materials to beneficial owners of our Common Shares.

OTHER MATTERS

As of the date of this Proxy Statement, the Board knows of no other matters to be presented at the Annual Meeting. If any other matter requiring a vote of the shareholders is properly brought before the Annual Meeting, the persons named in the accompanying proxy card will vote and act according to their best judgments in light of the conditions then prevailing, to the extent permitted under applicable law.

You are urged to complete, sign, date and return the enclosed proxy card in the envelope provided or, alternatively, vote your proxy electronically via the Internet or telephonically. No postage is required if the envelope provided is mailed from within the United States. If you subsequently decide to attend the Annual Meeting and wish to vote your Common Shares in person, you may do so. Your cooperation in giving this matter your prompt attention is appreciated.

By Order of the Board of Directors,

J. Thomas Mason
Secretary

APPENDIX A

M/I HOMES, INC.

2018 LONG-TERM INCENTIVE PLAN

The purpose of the Plan is to promote the Company’s long-term financial success and increase shareholder value by motivating performance through incentive compensation. The Plan also is intended to encourage Participants to acquire ownership interests in the Company, attract and retain talented employees, directors and consultants and enable Participants to participate in the Company’s long-term growth and financial success.

ARTICLE I

DEFINITIONS

When used in the Plan, the following capitalized words, terms and phrases shall have the meanings set forth in this Article I. For purposes of the Plan, the form of any word, term or phrase shall include any and all of its other forms and the terms “including” and “include” shall in all cases mean “including, without limitation,” and “include, without limitation,” respectively.

1.1 “Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor thereto.

1.2 “Affiliate” shall mean any entity with whom the Company would be considered a single employer under Section 414(b) or (c) of the Code, but modified as permitted under Treasury Regulations promulgated under any Code section relevant to the purpose for which the definition is applied.

1.3 “Award” shall mean any Nonqualified Stock Option, Incentive Stock Option, Stock Appreciation Right, Restricted Stock, Other Stock-Based Award or Cash-Based Award granted pursuant to the Plan.

1.4 “Award Agreement” shall mean any written or electronic agreement, notice or instrument (in such form as approved by the Committee) evidencing an Award. If there is a conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall govern.

1.5 “Board” shall mean the Board of Directors of the Company.

1.6 “Cash-Based Award” shall mean an Award granted pursuant to Article IX of the Plan.

1.7 “Cause” shall mean, unless otherwise provided in the related Award Agreement: (a) any act of fraud, intentional misrepresentation, embezzlement or misappropriation or conversion of the assets or business opportunities of the Company or any Affiliate by the Participant, (b) conviction of the Participant of a felony, or (c) the Participant’s (i) willful refusal to substantially perform assigned duties (other than any refusal resulting from incapacity due to physical or mental illness or in the event that the assigned duties include any activities that are unlawful or would violate acceptable accounting, securities or other specifically defined business principles), (ii) willful engagement in gross misconduct materially injurious to the Company or any Affiliate, or (iii) breach of any material term of the Plan; provided, however, that Cause will not arise solely because the Participant is absent from active employment during periods of vacation, consistent with the Company’s applicable vacation policy, or other period of absence initiated by the Participant and approved by the Company.

1.8 “Change in Control” shall mean any of the following:

(a) the members of the Board on the Effective Date (the “Incumbent Directors”) cease for any reason other than death to constitute at least a majority of the members of the Board; provided however, that any individual becoming a director after the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the then Incumbent Directors shall also be treated as an Incumbent Director, but excluding any individual whose initial assumption of office occurs as a result of a proxy contest or any agreement arising out of an actual or threatened proxy contest;

(b) the acquisition by any person or group (within the meaning of Sections 13(d) and 14(d)(2) of the Act), other than the Company, any Subsidiary or any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary of the Company, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Act), directly or indirectly, of thirty percent (30%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors of the Company;

(c) the merger, consolidation or other business combination of the Company with or into another entity, or the acquisition by the Company of assets or shares or equity interests of another entity, as a result of which the shareholders of the Company immediately prior to such merger, consolidation, other business combination or acquisition, do not, immediately thereafter, beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the entity resulting from such merger, consolidation or other business combination of the Company;

(d) the sale or other disposition of all or substantially all of the assets of the Company; or

(e) the liquidation or dissolution of the Company.

Notwithstanding the foregoing, with respect to the payment, exercise or settlement of any Award that is subject to Section 409A of the Code, a Change in Control shall be deemed not to have occurred unless the events or circumstances constituting a Change in Control also constitute a “change in control event” within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder.

1.9 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto.

1.10 “Committee” shall mean the Compensation Committee of the Board, which will be comprised of at least two (2) directors, each of whom is a “non-employee” director within the meaning of Rule 16b-3 under the Act and an “independent director” under the rules of the exchange on which the Shares are then listed.

1.11 “Company” shall mean M/I Homes, Inc., an Ohio corporation, and any successor thereto.

1.12 “Consultant” shall mean any person who renders services to the Company or any of its Affiliates other than an Employee or a Director.

1.13 “Director” shall mean a person who is a member of the Board, excluding any member who is an Employee.

1.14 “Disability” shall mean:

(a) with respect to an Incentive Stock Option, “disability” as defined in Section 22(e)(3) of the Code; and

(b) with respect to any other Award, unless otherwise provided in the related Award Agreement, (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, (ii) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Participant’s employer, or (iii) the Participant is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

1.15 “Effective Date” shall mean the effective date of the Plan as set forth in Article XVI.

1.16 “Employee” shall mean any person who is a common law employee of the Company or any Affiliate. A person who is classified as other than a common law employee but who is subsequently reclassified as a common law employee of the Company or any Affiliate for any reason and on any basis shall be treated as a common law employee only from the date that reclassification occurs and shall not retroactively be reclassified as an Employee for any purpose under the Plan.

1.17 “Fair Market Value” shall mean the value of one Share on any relevant date, determined under the following rules:

(a) If the Shares are traded on an exchange, the reported “closing price” on the relevant date if it is a trading day, otherwise on the next trading day;

(b) If the Shares are traded over-the-counter with no reported closing price, the mean between the lowest bid and the highest asked prices on that quotation system on the relevant date if it is a trading day, otherwise on the next trading day; or

(c) If neither (a) nor (b) applies, (i) with respect to Options, Stock Appreciation Rights and any Award that is subject to Section 409A of the Code, the value as determined by the Committee through the reasonable application of a reasonable valuation method, taking into account all information material to the value of the Company, within the meaning of Section 409A of the Code and the Treasury Regulations promulgated thereunder, and (ii) with respect to all other Awards, the fair market value as determined by the Committee in good faith.

1.18 “Full Value Award” shall mean an Award that is settled by the issuance of Shares, other than an Incentive Stock Option, a Nonqualified Stock Option or a Stock Appreciation Right.

1.19 “Incentive Stock Option” shall mean an Option that is intended to meet the requirements of Section 422 of the Code.

1.20 “Nonqualified Stock Option” shall mean an Option that is not intended to be an Incentive Stock Option.

1.21 “Option” shall mean an option to purchase Shares which is granted pursuant to Article V of the Plan. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

1.22 “Other Stock-Based Award” shall mean an Award granted pursuant to Article VIII of the Plan.

1.23 “Participant” shall mean an Employee, Director or Consultant who is granted an Award under the Plan.

1.24 “Performance-Based Award” shall mean an Award described in Article X of the Plan.

1.25 “Performance Criteria” shall mean any performance criteria determined by the Committee in its sole discretion.

1.26 “Plan” shall mean the M/I Homes, Inc. 2018 Long-Term Incentive Plan, as set forth herein and as may be amended from time to time.

1.27 “Preexisting Plan” shall mean the M/I Homes, Inc. 2009 Long-Term Incentive Plan, as amended.

1.28 “Restricted Stock” shall mean an Award granted pursuant to Article VII of the Plan.

1.29 “Retirement” shall mean, with respect to a Participant who is an Employee, a Participant’s termination of employment (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55).

1.30 “Shares” shall mean the common shares, par value $0.01 per share, of the Company.

1.31 “Stock Appreciation Right” shall mean an Award granted pursuant to Article VI of the Plan.

1.32 “Subsidiary” shall mean: (a) with respect to an Incentive Stock Option, a “subsidiary corporation” as defined under Section 424(f) of the Code; and (b) for all other purposes under the Plan, any corporation or other entity in which the Company owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock or economic interests of such corporation or entity.

ARTICLE II

SHARES SUBJECT TO THE PLAN AND AWARD LIMITS

2.1 Number of Shares Available for Awards. Subject to this Article II, the aggregate number of Shares with respect to which Awards may be granted under the Plan shall be 2,250,000, all of which may be granted with respect to Incentive Stock Options. The Shares may consist, in whole or in part, of treasury Shares, authorized but unissued Shares not reserved for any other purpose or Shares purchased by the Company or an independent agent in the open market for such purpose. Subject to this Article II, (a) upon a grant of a Full Value Award, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the product of (i) 1.50 and (ii) the number of Shares subject to such Full Value Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 of the Plan shall be added back to the Plan in an amount equal to the product of (i) 1.50 and (ii) the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2 of the Plan and (b) upon a grant of an Option or Stock Appreciation Right, the number of Shares available for issuance under the Plan shall be reduced by an amount equal to the number of Shares subject to such Award, and any Shares underlying such an Award that become available for future grant under the Plan pursuant to Section 2.2 of the Plan shall be added back to the Plan in an amount equal to the number of Shares subject to such an Award that become available for future grant under the Plan pursuant to Section 2.2 of the Plan.

2.2 Share Usage. In addition to the number of Shares provided for in Section 2.1 of the Plan, the following Shares shall be available for Awards under the Plan: (a) Shares covered by an Award that expires or is forfeited, canceled, surrendered or otherwise terminated without the issuance of such Shares; (b) Shares covered by an Award that is settled in cash in lieu of Shares; (c) Shares granted through the assumption of, or in substitution for, outstanding awards granted by a company to individuals who become Employees, Directors or Consultants as the result of a merger, consolidation, acquisition or other corporate transaction involving such company and the Company or any of its Affiliates; and (d) any Shares subject to outstanding awards under the Preexisting Plan as of the Effective Date that on or after the Effective Date cease for any reason to be subject to such awards other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and non-forfeitable Shares. Notwithstanding anything in the Plan to the contrary, in no event shall the following Shares again become available for issuance as Awards under the Plan: (a) Shares not issued or delivered as a result of the net settlement of an Option or a Stock Appreciation Right that is settled in Shares; (b) Shares tendered or withheld to pay the exercise price of an Award; (c) Shares tendered or withheld to pay the withholding taxes related to an Award; and (d) Shares repurchased on the open market with the proceeds of an Option exercise.

2.3 Fiscal Year Limits. Subject to Section 2.6 of the Plan, during any fiscal year of the Company, the Committee may not grant any Participant (a) Options covering more than 700,000 Shares, (b) Stock Appreciation Rights covering more than 700,000 Shares, (c) more than 700,000 Shares of Restricted Stock, (d) Other Stock-Based Awards covering more than 700,000 Shares, (e) Cash-Based Awards equal to more than $15,000,000, (f) Performance-Based Awards that are to be settled in Shares covering more than 700,000 Shares, (g) Performance-Based Awards that are to be settled in cash equal to more than $15,000,000 and (h) Full Value Awards covering more than 700,000 Shares.

2.4 Director Limit. The aggregate number of Shares with respect to which Awards may be granted under the Plan to any Director during any fiscal year shall not exceed that number of Shares having a Fair Market Value on the date of grant equal to $350,000.

2.5 Exception to Minimum Vesting Requirements. Notwithstanding anything in the Plan to the contrary, the Committee may grant Awards covering up to five percent (5%) of the Shares available for issuance pursuant to Section 2.1 of the Plan, without regard to the minimum vesting requirements of Sections 5.5, 6.5, 7.3(a) and 8.1 of the Plan.

2.6 Adjustments. In the event of any Share dividend, Share split, recapitalization (including payment of an extraordinary dividend), merger, reorganization, consolidation, combination, spin-off, distribution of assets to shareholders, exchange of Shares or any other change affecting the Shares, the Committee shall make such substitutions and adjustments, if any, as it deems equitable and appropriate to: (a) the aggregate number of Shares that may be issued under the Plan; (b) any Share-based limits imposed under the Plan; and (c) the exercise price, number of Shares and other terms or limitations applicable to outstanding Awards. Notwithstanding the foregoing, an adjustment pursuant to this Section 2.6 shall be made only to the extent such adjustment complies, to the extent applicable, with Section 409A of the Code.

ARTICLE III

ADMINISTRATION

3.1 In General. The Plan shall be administered by the Committee. The Committee shall have full power and authority to: (a) interpret the Plan and any Award Agreement; (b) establish, amend and rescind any rules and regulations relating to the Plan; (c) select Participants; (d) establish the terms and conditions of any Award consistent with the terms and conditions of the Plan; and (e) make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any Award Agreement in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan shall be made in the Committee’s sole and absolute discretion and shall be final, conclusive and binding on all persons.

3.2 Delegation of Duties. In its sole discretion, the Committee may delegate any ministerial duties associated with the Plan to any person (including Employees) it deems appropriate; provided, however, that the Committee may not delegate (a) any duties that it is required to discharge to comply with any applicable law and (b) its authority to grant Awards to any Participant who is subject to Section 16 of the Act.

ARTICLE IV

ELIGIBILITY

Any Employee, Director or Consultant selected by the Committee shall be eligible to be a Participant in the Plan; provided, however, that Incentive Stock Options shall only be granted to Employees who are employed by the Company or any of its Subsidiaries.

ARTICLE V

OPTIONS

5.1 Grant of Options. Subject to the terms and conditions of the Plan, Options may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

5.2 Award Agreement. Each Option shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Option, the number of Shares covered by the Option, the conditions upon which the Option shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan. The Award Agreement also shall specify whether the Option is intended to be an Incentive Stock Option or a Nonqualified Stock Option.

5.3 Exercise Price. The exercise price per Share of an Option shall be determined by the Committee at the time the Option is granted and set forth in the related Award Agreement; provided, however, that in no event shall the exercise price of any Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

5.4 Term. The term of an Option shall be determined by the Committee and set forth in the related Award Agreement; provided, however, that in no event shall the term of any Option exceed ten (10) years from its date of grant.

5.5 Exercisability. Options shall become exercisable at such times and upon such terms and conditions as shall be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria. Notwithstanding the foregoing, subject to Section 2.5 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no Option shall vest, in full or in part, prior to the one (1) year anniversary of its date of grant.

5.6 Exercise of Options. Except as otherwise provided in the Plan or in a related Award Agreement, an Option may be exercised for all or any portion of the Shares for which it is then exercisable. An Option shall be exercised by the delivery of a notice of exercise to the Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Option is to be exercised and full payment of the exercise price for such Shares. The exercise price of an Option shall be paid in cash or its equivalent, or in such other form if and to the extent permitted by the Committee, in its sole discretion, including (a) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the aggregate exercise price, (b) by a cashless exercise (including by withholding Shares deliverable upon exercise and through a broker-assisted arrangement to the extent permitted by applicable law) or (c) by a combination of cash (or its equivalent) and the methods described in clauses (a) and/or (b). Subject to the terms of the Plan, as soon as practicable after receipt of the notification of exercise and full payment of the exercise price, the Company shall cause the appropriate number of Shares to be issued to the Participant.

5.7 Dividends. Notwithstanding anything in the Plan to the contrary, in no event will dividends or dividend equivalents be payable or credited in respect of Options.

5.8 Special Rules Applicable to Incentive Stock Options. Notwithstanding any other provision in the Plan to the contrary:

(a) The terms and conditions of Incentive Stock Options shall be subject to and comply with the requirements of Section 422 of the Code.

(b) The aggregate Fair Market Value of the Shares (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Subsidiaries) may not be greater than $100,000 (or such other amount specified in Section 422 of the Code), as calculated under Section 422 of the Code.

(c) No Incentive Stock Option shall be granted to any Participant who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary, unless (i) the exercise price of such Incentive Stock Option is at least one hundred and ten percent (110%) of the Fair Market Value of a Share on the date the Incentive Stock Option is granted and (ii) the date on which such Incentive Stock Option will expire is not later than five (5) years from the date the Incentive Stock Option is granted.

ARTICLE VI

STOCK APPRECIATION RIGHTS

6.1 Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, Stock Appreciation Rights may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

6.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the exercise price, the term of the Stock Appreciation Right, the number of Shares covered by the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

6.3 Exercise Price. The exercise price per Share of a Stock Appreciation Right shall be determined by the Committee at the time the Stock Appreciation Right is granted and set forth in the related Award Agreement; provided, however, that in no event shall the exercise price of any Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant.

6.4 Term. The term of a Stock Appreciation Right shall be determined by the Committee and set forth in the related Award Agreement; provided however, that in no event shall the term of any Stock Appreciation Right exceed ten (10) years from its date of grant.

6.5 Exercisability of Stock Appreciation Rights. A Stock Appreciation Right shall become exercisable at such times and upon such terms and conditions as may be determined by the Committee and set forth in the related Award Agreement. Such terms and conditions may include the satisfaction of performance goals based on one (1) or more Performance Criteria. Notwithstanding the foregoing, subject to Section 2.5 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no Stock Appreciation Right shall vest, in full or in part, prior to the one (1) year anniversary of its date of grant.

6.6 Exercise of Stock Appreciation Rights. Except as otherwise provided in the Plan or in a related Award Agreement, a Stock Appreciation Right may be exercised for all or any portion of the Shares for which it is then exercisable. A Stock Appreciation Right shall be exercised by the delivery of a notice of exercise to the

Company or its designee in a form specified by the Committee which sets forth the number of Shares with respect to which the Stock Appreciation Right is to be exercised. Upon exercise, a Stock Appreciation Right shall entitle a Participant to an amount equal to (a) the excess of (i) the Fair Market Value of a Share on the exercise date over (ii) the exercise price per Share, multiplied by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised. A Stock Appreciation Right may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

6.7 Dividends. Notwithstanding anything in the Plan to the contrary, in no event will dividends or dividend equivalents be credited or payable in respect of Stock Appreciation Rights.

ARTICLE VII

RESTRICTED STOCK

7.1 Grant of Restricted Stock. Subject to the terms and conditions of the Plan, Shares of Restricted Stock may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion.

7.2 Award Agreement. Each Restricted Stock Award shall be evidenced by an Award Agreement that shall specify the number of Shares of Restricted Stock, the restricted period(s) applicable to the Shares of Restricted Stock, the conditions upon which the restrictions on the Shares of Restricted Stock will lapse and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

7.3 Terms, Conditions and Restrictions.

(a) The Committee shall impose such other terms, conditions and/or restrictions on any Shares of Restricted Stock as it may deem advisable, which may include a requirement that the Participant pay a purchase price for each Share of Restricted Stock, restrictions based on the achievement of specific performance goals (which may be based on one (1) or more of the Performance Criteria), time-based restrictions or holding requirements or sale restrictions placed on the Shares by the Company upon vesting of such Restricted Stock. Notwithstanding the foregoing, subject to Section 2.5 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no Restricted Stock Award shall vest, in full or in part, prior to the one (1) year anniversary of its date of grant.

(b) To the extent deemed appropriate by the Committee, the Company may retain the certificates representing Shares of Restricted Stock in the Company’s possession until such time as all terms, conditions and/or restrictions applicable to such Shares have been satisfied or lapse.

(c) Unless otherwise provided in the related Award Agreement or required by applicable law, the restrictions imposed on Shares of Restricted Stock shall lapse upon the expiration or termination of the applicable restricted period and the satisfaction of any other applicable terms and conditions.

7.4 Rights Associated with Restricted Stock during Restricted Period. During any restricted period applicable to Shares of Restricted Stock:

(a) Such Shares of Restricted Stock may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

(b) Unless otherwise provided in the related Award Agreement, (i) the Participant shall be entitled to exercise full voting rights associated with such Shares of Restricted Stock and (ii) the Participant shall be entitled to all dividends and other distributions paid with respect to such Shares of Restricted Stock during the restricted period; provided, however, that, notwithstanding the foregoing, payment of any such dividends or other distributions will be subject to the same terms, conditions and restrictions (including risk of forfeiture) as the Shares of Restricted Stock with respect to which they are paid and in no event will any such dividends or other distributions be paid unless and until the Shares of Restricted Stock to which they relate have vested.

ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1 Grant of Other Stock-Based Awards. Subject to the terms and conditions of the Plan, Other Stock-Based Awards may be granted to Participants in such number, and upon such terms and conditions, as shall be determined by the Committee in its sole discretion. Other Stock-Based Awards are Awards that are valued in whole or in part by reference to, or otherwise based on the Fair Market Value of, the Shares, and shall be in such form as the Committee shall determine, including (a) unrestricted Shares or (b) time-based or performance-based restricted stock units that are settled in Shares and/or cash. Notwithstanding the foregoing, subject to Section 2.5 and Article XII of the Plan or as otherwise described in the related Award Agreement in connection with a Participant’s death, termination due to Disability and/or Retirement, no Other Stock-Based Award shall vest, in full or in part, prior to the one (1) year anniversary of its date of grant.

8.2 Award Agreement. Each Other Stock-Based Award shall be evidenced by an Award Agreement that shall specify the number of Other Stock-Based Awards, the terms and conditions upon which the Other Stock-Based Award shall become vested, the form of settlement and such other terms and conditions as the Committee shall determine and which are not inconsistent with the terms and conditions of the Plan.

8.3 Form of Settlement. An Other Stock-Based Award may be settled in full Shares, cash or a combination thereof, as specified by the Committee in the related Award Agreement.

8.4 Dividend Equivalents. Other Stock-Based Awards may provide the Participant with dividend equivalents, as determined by the Committee in its sole discretion and set forth in the related Award Agreement; provided, however, that notwithstanding the foregoing, payment of any such dividend equivalents will be subject to the same terms, conditions and restrictions (including risk of forfeiture (if applicable)) as the Other Stock-Based Award with respect to which they are paid and, in no event, will any such dividend equivalents be paid unless and until the Other Stock-Based Award to which they relate has vested.

ARTICLE IX

CASH-BASED AWARDS

Subject to the terms and conditions of the Plan, Cash-Based Awards may be granted to Participants in such amounts and upon such other terms and conditions as shall be determined by the Committee in its sole discretion. Each Cash-Based Award shall be evidenced by an Award Agreement that shall specify the payment amount or payment range, the time of settlement and the other terms and conditions, as applicable, of such Award which may include performance objectives and that the Cash-Based Award is a Performance-Based Award under Article X.

ARTICLE X

PERFORMANCE-BASED AWARDS

10.1 In General. Any Award may be granted as a Performance-Based Award. As determined by the Committee in its sole discretion, the grant, vesting, exercisability and/or settlement of any Performance-Based Award shall be conditioned on the attainment of performance goals based upon one (1) or more Performance Criteria during a performance period established by the Committee.

10.2 Performance Criteria.

(a) The Performance Criteria for Performance-Based Awards shall be established by the Committee in its sole discretion.

(b) The Performance Criteria may relate to the individual Participant, the Company, one (1) or more of its Affiliates or one (1) or more of their respective divisions or business units, or any combination of the foregoing, and may be applied on an absolute basis and/or be relative to one (1) or more peer group companies or indices, or any combination thereof, in each case, as determined by the Committee in its sole discretion.

(c) The Committee may, in its sole discretion, provide that amounts relating to or arising from extraordinary items, unusual or non-recurring events and/or changes in applicable tax laws or accounting principles be included or excluded from the Performance Criteria.

10.3 Establishment of Performance Goals. With respect to Performance-Based Awards, the Committee shall establish (a) the applicable performance goals and performance period and (b) the formula for computing the Performance-Based Award.

10.4 Determination of Performance. With respect to Performance-Based Awards, the Committee shall determine whether the applicable performance goals and other material terms imposed on such Performance-Based Awards have been satisfied, and, if they have, ascertain the amount of the applicable Performance-Based Award.

10.5 Increases Prohibited. Notwithstanding any provision of the Plan or an Award Agreement to the contrary, none of the Committee, the Board, the Company or any Affiliate may increase the amount of compensation payable under a Performance-Based Award. The Committee may adjust downward, but not upward, the amount payable pursuant to such an Award, and the Committee may not waive the achievement of the applicable performance goal, except in the case of a Change of Control or the death, Disability or Retirement of the Participant.

ARTICLE XI

TERMINATION OF EMPLOYMENT OR SERVICE

With respect to each Award granted under the Plan, the Committee shall, subject to the terms and conditions of the Plan, determine the extent to which the Award shall vest and the extent to which the Participant shall have the right to exercise and/or receive settlement of the Award on or following the Participant’s termination of employment or services with the Company and/or any of its Affiliates. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the related Award Agreement, need not be uniform among all Participants or Awards granted under the Plan and may reflect distinctions based on the reasons for termination. Except as otherwise provided in the Plan, the vesting conditions of an Award may only be accelerated upon the death, termination due to Disability, or Retirement of the Participant.

ARTICLE XII

CHANGE IN CONTROL

Except as otherwise provided in the related Award Agreement, in the event of a Change in Control, the Committee, in its sole discretion and without liability to any person, may take such actions, if any, as it deems necessary or desirable with respect to any Award that is outstanding as of the date of the consummation of the Change in Control. Such actions may include: (a) the acceleration of the vesting, settlement and/or exercisability of an Award; (b) the payment of a cash amount in exchange for the cancellation of an Award; and/or (c) the issuance of substitute awards that substantially preserve the value, rights and benefits of any affected Awards. Any action relating to an Award that is subject to Section 409A of the Code shall be consistent with the requirements thereof.

ARTICLE XIII

AMENDMENT OR TERMINATION OF THE PLAN

13.1 In General. Except as otherwise provided in the Plan, the Board or the Committee may amend or terminate the Plan or any Award Agreement at any time; provided, however, that no amendment or termination shall be made without the approval of the Company’s shareholders to the extent that (a) the amendment materially increases the benefits accruing to Participants under the Plan, (b) the amendment increases the aggregate number of Shares authorized for grant under the Plan (excluding an increase in the number of Shares that may be issued under the Plan as a result of Section 2.6 of the Plan), (c) the amendment materially modifies the requirements as to eligibility for participation in the Plan, or (d) such approval is required by any law, regulation or stock exchange rule.

13.2 Awards Previously Granted. Subject to Article XII of the Plan, no amendment or termination of the Plan or an Award Agreement shall adversely affect in any material way any outstanding Award previously granted under the Plan, without the written consent of the Participant holding such Award, provided that no such consent shall be required with respect to any amendment or termination that the Board or the Committee determines, in its sole discretion, is necessary or advisable in order for the Company, the Plan or an Award to satisfy or conform to any law or regulation or to meet the requirements of any accounting standard.

13.3 Repricing. Except for adjustments made pursuant to Section 2.6 of the Plan, in no event may the Board or the Committee, without shareholder approval, (a) amend the terms of an outstanding Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right, (b) cancel an outstanding Option or Stock Appreciation Right in exchange for a new Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right or (c) at any time when the exercise price of an outstanding Option or Stock Appreciation Right is greater than the Fair Market Value of a Share, cancel such Option or Stock Appreciation Right in exchange for cash or other Awards.

ARTICLE XIV

TRANSFERABILITY

14.1 Except as described in Section 14.2 or as provided in a related Award Agreement, an Award may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, except by will or the laws of descent and distribution and, during a Participant’s lifetime, may be exercised only by the Participant or the Participant’s guardian or legal representative.

14.2 A Participant’s beneficiary under the Plan shall be the Participant’s spouse or, if no spouse survives the Participant, the Participant’s estate.

ARTICLE XV

MISCELLANEOUS

15.1 No Right to Continue Services or to Awards. Neither the Plan nor the granting of an Award under the Plan shall impose any obligation on the Company or any Affiliate to continue the employment or services of a Participant or interfere with or limit the right of the Company or any Affiliate to terminate the services of any Employee, Director or Consultant at any time. In addition, no Employee, Director or Consultant shall have any right to be granted any Award, and there is no obligation for uniformity of treatment of Participants. The terms and conditions of Awards and the Committee’s interpretations and determinations with respect thereto need not be the same with respect to each Participant.

15.2 Tax Withholding.

(a) The Company or an Affiliate, as applicable, shall have the power and the right to deduct, withhold or collect any amount required by law or regulation to be withheld with respect to any taxable event arising with respect to an Award granted under the Plan. This amount may, as determined by the Committee in its sole discretion, be (i) withheld from other amounts due to the Participant, (ii) withheld from the value of any Award being settled or any Shares being transferred in connection with the exercise or settlement of an Award or (iii) collected directly from the Participant.

(b) Subject to the approval of the Committee, a Participant may elect to satisfy the withholding requirement, in whole or in part, by having the Company or an Affiliate, as applicable, withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the statutory total tax that could be imposed on the transaction; provided that such Shares would otherwise be distributable to the Participant at the time of the withholding. All such elections shall be irrevocable and made in writing and shall be subject to any terms and conditions that the Committee, in its sole discretion, deems appropriate.

15.3 Election Under Section 83(b) of the Code. In any case in which a Participant is permitted to make an election under Section 83(b) of the Code in connection with an Award, the Participant shall notify the Company of such election within ten (10) days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to Treasury Regulations issued under Section 83(b) of the Code or other applicable provision.

15.4 Requirements of Law. The Plan, the grant and exercise of Awards thereunder and the issuance of Shares under such Awards shall be subject to all applicable federal, state and local laws, rules and regulations (including all applicable federal and state securities laws) and to all required approvals of any governmental agencies or stock exchange, market or quotation system on which the Shares are then listed or traded. Without limiting the foregoing, the Company shall have no obligation to issue Shares under the Plan prior to (a) receipt of any approvals from any governmental agencies or stock exchange, market or quotation system on which the Shares are then listed or traded that the Committee deems necessary and (b) completion of registration or other qualification of the Shares under any applicable federal, state or local law or ruling of any governmental agency that the Committee deems necessary.

15.5 Legends. Certificates for Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions that the Committee deems advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange, market or quotation system upon which the Shares are then listed or traded or any other applicable federal, state or local law. The Committee may cause a legend or legends to be placed on any certificates issued under the Plan to make appropriate reference to restrictions within the scope of this Section 15.5.

15.6 Uncertificated Shares. To the extent that the Plan provides for the issuance of certificates to reflect the transfer of Shares, the transfer of Shares may be effected on a uncertificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange, market or quotation system on which the Shares are then listed or traded.

15.7 Compensation Recovery. This provision applies to any policy adopted by any exchange on which the securities of the Company are listed pursuant to Section 10D of the Act. To the extent any such policy requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award under the Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy or applicable law.

15.8 Governing Law. The Plan and all Award Agreements shall be governed by and construed in accordance with the laws of the State of Ohio, without regard to its conflicts of law provisions.

15.9 No Impact on Benefits. Awards are not compensation for purposes of calculating a Participant’s rights under any employee benefit plan that does not specifically require the inclusion of Awards in calculating benefits.

15.10 Rights as a Shareholder. Except as otherwise provided in the Plan or in a related Award Agreement, a Participant shall have none of the rights of a shareholder with respect to Shares covered by an Award unless and until the Participant becomes the record holder of such Shares.

15.11 Fractional Shares. No fractional Shares shall be issued under the Plan, and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional Shares or whether such fractional Shares shall be eliminated by rounding up or down.

15.12 Successors and Assigns. The Plan shall be binding on all successors and assigns of the Company and each Participant, including the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

15.13 Compliance With Section 409A of the Code. Awards shall be designed, granted and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and each Award Agreement under the Plan that is intended to comply with the requirements of Section 409A of the Code shall be construed and interpreted in accordance with such intent. If the Committee determines that an Award, Award Agreement, payment, distribution, deferral election, transaction or any other action or arrangement contemplated by the provisions of the Plan would, if undertaken, cause a Participant to become subject to additional taxes under Section 409A of the Code, then unless the Committee specifically provides otherwise, such Award, Award Agreement, payment, distribution, deferral election, transaction or other action or arrangement shall not be given effect to the extent it causes such result and the related provisions of the Plan and Award Agreement shall be deemed modified, or, if necessary, suspended in order to comply with the requirements of Section 409A of the Code to the extent determined appropriate by the Committee, in each case without the consent of or notice to the Participant. The exercisability of an Option or a Stock Appreciation Right shall not be extended to the extent that such extension would subject the Participant to additional taxes under Section 409A of the Code. Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, if an Award is not exempt from the requirements of Section 409A of the Code, the Participant (or, if the Participant is not the original grantee of the applicable Award, the original grantee of the applicable Award) is a “specified employee” (within the meaning of Section 409A of the Code) and a payment under the Award is due as a result of such individual’s “separation from service” (as that term is defined for purposes of Section 409A of the Code using the default rules), then no payment shall be made under the Award due to such separation from service before the date that is six (6) months after the date on which the Participant incurs such separation from service, except as otherwise allowed by Section 409A of the Code.

15.14 Savings Clause. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE XVI

EFFECTIVE DATE AND TERM OF THE PLAN

The Effective Date of the Plan is May 8, 2018. No Incentive Stock Options shall be granted under the Plan after February 15, 2028 and no other Awards shall be granted under the Plan after the tenth (10th) anniversary of the Effective Date or, if earlier, the date the Plan is terminated. Notwithstanding the foregoing, the termination of the Plan shall not preclude the Company from complying with the terms of Awards outstanding on the date the Plan terminates. After the Effective Date, no grants of awards shall be made under the Preexisting Plan.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Electronic Voting Instructions

You can vote by Internet or telephone!

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Local Time, on May 8, 2018.

Vote by Internet • Go to www.envisionreports.com/MHO • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone

•	Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

•	Follow the instructions provided by the recorded message

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1,
FOR Proposal No. 2, FOR Proposal No. 3 and FOR Proposal No. 4.

+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Michael P. Glimcher	☐	☐	02 - J. Thomas Mason	☐	☐	03 - Sharen Jester Turney	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.	☐	☐	☐	3. To approve the adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan.	☐	☐	☐

	For	Against	Abstain

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year	☐	☐	☐

B	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance
		Mark the box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛		+

02SJ8A

2018 Annual Meeting Admission Ticket

2018 Annual Meeting of Shareholders of

M/I Homes, Inc.

Tuesday, May 8, 2018, 9:00 a.m., Local Time

M/I Homes, Inc.

3 Easton Oval

Columbus, Ohio 43219

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 8, 2018.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 8, 2018, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), FOR the Proposal to approve the adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 3, 2018, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2017 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2017 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals —	The Board of Directors recommends a vote FOR the director nominees listed in Proposal No. 1,
FOR Proposal No. 2, FOR Proposal No. 3 and FOR Proposal No. 4.

+
1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold
	01 - Michael P. Glimcher	☐	☐	02 - J. Thomas Mason	☐	☐	03 - Sharen Jester Turney	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. A non-binding, advisory resolution to approve the compensation of the named executive officers of M/I Homes, Inc.	☐	☐	☐	3. To approve the adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan.	☐	☐	☐

	For	Against	Abstain

4. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2018 fiscal year	☐	☐	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

⬛	1 U P X 3 6 4 4 4 0 2	+

02SJ9A

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — M/I Homes, Inc.

3 Easton Oval, Columbus, Ohio 43219

This Proxy is solicited on behalf of the Board of Directors of M/I Homes, Inc. for the Annual Meeting of Shareholders to be held May 8, 2018.

The undersigned hereby appoints Robert H. Schottenstein and J. Thomas Mason, and each of them, as proxies for the undersigned, with full power of substitution, to attend the Annual Meeting of Shareholders to be held at the offices of M/I Homes, Inc., 3 Easton Oval, Columbus, Ohio 43219, on Tuesday, May 8, 2018, at 9:00 a.m., local time, or any adjournment thereof, and to vote as indicated herein all Common Shares of M/I Homes, Inc. which the undersigned is entitled to vote at such Annual Meeting or any adjournment thereof, with all powers the undersigned would possess if personally present.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no directive is made and if permitted by applicable law, the Common Shares represented by this Proxy will be voted FOR the election of the director nominees identified in Proposal No. 1, FOR the approval of the compensation of the named executive officers of M/I Homes, Inc. (Proposal No. 2), FOR the Proposal to approve the adoption of the M/I Homes, Inc. 2018 Long-Term Incentive Plan (Proposal No. 3), and FOR the ratification of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2018 (Proposal No. 4). If any other matters are properly brought before the Annual Meeting or any adjournment thereof, or if a nominee for election as a director named in Proposal No. 1 is unable to serve or for good cause will not serve, the Common Shares represented by this Proxy will be voted in the discretion of the proxies on such matters or for such substitute nominees as the Board of Directors may recommend.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders, dated April 3, 2018, the Proxy Statement furnished therewith, and the M/I Homes, Inc. 2017 Annual Report to Shareholders, which includes the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Any proxy previously given to vote the Common Shares which the undersigned is entitled to vote at the 2018 Annual Meeting of Shareholders is hereby revoked.

UNLESS VOTING ELECTRONICALLY OR TELEPHONICALLY, PLEASE COMPLETE, SIGN, DATE AND

RETURN THE PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting of Shareholders, Proxy Statement, form of proxy and 2017 Annual Report to Shareholders are available online at www.edocumentview.com/MHO.